As filed with the Securities and Exchange Commission on January 24, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA SOLAR & CLEAN ENERGY SOLUTIONS, INC.
(name of small business issuer in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

3433
(Primary Standard Industrial Classification Code Number)

95-3819300
(I.R.S. Employer Identification Number)

Building 3 No 28, Feng Tai North Road,
Beijing China 100071
+86-10-63850516
(Address and telephone number of principal executive offices)

Building 3 No 28, Feng Tai North Road,
Beijing China 100071
(Address of principal place of business or intended principal place of business)

United Corporate Services, Inc.
202 South Minnesota Street
Carson City, Nevada 89703
(Name, address and telephone number of agent for service)

Copies to:
Darren Ofsink, Esq.
GUZOV OFSINK LLC
600 Madison Avenue, 14th Floor,
New York, NY 10022

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement has been declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $.001 per share, underlying Series A Preferred Stock	508,734	(3)	$1.89	$961,507	$30
Common stock, par value $.001 per share, underlying warrants	508,734	(4)	$1.89	$961,507	$30
Total	1,017,468			$1,923,014	$60	*
* Previously paid.

(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders to prevent dilution resulting from stock splits, stock dividends or similar transactions

(2)
The registration fee was calculated pursuant to Rule 457(c). As of the date of this prospectus, our common stock is quoted under the symbol "CSOL.OB" on the NASD's Over-the-Counter Bulletin Board (“OTCBB”). As of August 6, 2007, the last reported bid price was $1.88 per share and the last reported asked price was $1.90 per share. The average of the bid and asked price was $ 1.89 per share. Accordingly, the registration fee is $60 based on $1.89 per share. We paid a registration fee of $371 at the time of the original filing.

(3)	Includes 508,734 shares of common stock issuable on conversion of Series A Preferred Stock currently held by the selling stockholders.

(4)	Includes shares of common stock underlying five year warrants to purchase 508,734 shares of common stock with an exercise price of $1.90 per share (subject to as adjustment).

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JANUARY 24, 2008

PRELIMINARY PROSPECTUS

CHINA SOLAR & CLEAN ENERGY SOLUTIONS, INC.

508,734 Shares of Common Stock
(underlying Series A Preferred Stock)

508,734 Shares of Common Stock
(underlying Warrants)

Offered by Selling Stockholders

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 1,017,468 shares of our common stock including (i) 508,734 shares they may acquire on conversion of Series A Preferred Stock and (ii) 508,734 shares they may acquire on exercise of class A warrants. The Series A Preferred Stock and the class A warrants were issued to the selling stockholders in a private placement completed on June 13, 2007. The class A warrants have an exercise price of $1.90 per share (subject to adjustment) and expire on June 13, 2012. The Series A Preferred Stock are convertible into common stock at anytime at the rate of one share of common stock for each share of Series A Preferred stock (subject to adjustment).

The selling stockholders may offer all or part of their shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. To the extent the warrants are exercised for cash, if at all, we will receive the exercise price for those warrants. Under the terms of the warrants cashless exercise is permitted but not until June 13, 2008 and only then if the resale of the warrant shares by the holder is not covered by an effective registration statement. We will pay all of the registration expenses incurred in connection with this offering (estimated to be approximately $160,000) but the selling stockholders will pay all of the selling commissions, brokerage fees and related expenses.
Our common stock is quoted on the National Association of Securities Dealers Over-the-Counter Bulletin Board under the symbol "CSOL.OB". As of January 9, 2008, the closing price was $3.45 per share.

There is a limited market in our common stock. We cannot give you any assurance that an active trading market in our common stock will develop, or if an active market does develop, that it will continue.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 14 for a discussion of certain risk factors that you should consider. You should read the entire prospectus before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January__, 2008

TABLE OF CONTENTS

About This Prospectus	1
Cautionary Note Regarding Forward Looking Statements and Other Information Contained in this Prospectus	1
Prospectus Summary	2
Risk Factors	14
Selling Stockholders	27
Plan of Distribution	35
Use of Proceeds	36
Market For Common Equity and Related Stockholder Matters	36
Management's Discussion and Analysis of Financial Condition or Plan of Operation	39
Business	46
Description of Property	61
Security Ownership of Certain Beneficial Owners and Management	63
Directors and Executive Officers	63
Executive Compensation	65
Certain Relationships and Related Transactions	66
Description of Our Securities	66
Legal Matters	67
Experts	67
Changes in and Disagreements with Accountants	68
Financial Statements	68
Where You Can Find More Information	68

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information other than that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock, including shares they acquire upon conversion of their preferred stock and/or exercise of their warrants, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the selling stockholders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability and cash flows, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans and (e) our anticipated needs for working capital. They are generally identifiable by use of the words "may," "will," "should," "anticipate," "estimate," "plans," “potential," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" or the negative of these words or other variations on these words or comparable terminology. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and "Business," as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any or all of our forward-looking statements in this report may turn out to be inaccurate. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. You should not place undue reliance on these forward-looking statements.

Currency

Unless otherwise noted, all currency figures in this filing are in U.S.dollars. References to "yuan" or "RMB" are to the Chinese yuan (also known as the Renminbi). According to xe.com as of January 10, 2008, $1 = 7.24210 yuan.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus, including "Risk Factors" and the consolidated financial statements and the related notes before making an investment decision. Except as otherwise specifically stated or unless the context otherwise requires, the “Company,” we," "our" and "us" refers collectively to (i) China Solar & Clean Energy Solutions, Inc. ("China Solar") formerly known as ("Deli Solar (USA) Inc.)", (ii) Deli Solar Holding Ltd., ("Deli Solar (BVI)"), a wholly-owned subsidiary of China Solar and a limited liability company organized under the International Business Companies Act of the British Virgin Islands, (iii) Bazhou Deli Solar Energy Heating Co., Ltd. ("Deli Solar Bazhou”), a wholly-owned subsidiary of Deli Solar (BVI) and a limited liability company organized under the laws of the PRC and (iv) Beijing Deli Solar Technology Development Co. (“Deli Solar (Beijing)”), a wholly-owned subsidiary of China Solar and a limited liability company organized under the laws of the PRC.

The Company

Business Overview

We are engaged in the solar and renewable energy business in the People's Republic of China (“PRC”). Our business is conducted through our wholly-owned PRC based operating subsidiaries, Deli Solar (Bazhou) and Deli Solar (Beijing).

Founded in 1997, Deli Solar (Bazhou) designs, manufactures and sells renewable energy systems to produce hot water and for space heating in the PRC. Deli Solar (Bazhou)’s principal products are solar hot water heaters and multifunctional space heating products, including coal-fired residential boilers. Deli Solar (Bazhou) also sells component parts for its systems, and provides after-sales maintenance and repair services.

During the quarter ended June 30, 2006, China Solar set up a new wholly-owned subsidiary, Deli Solar (Beijing), to further develop its business in Beijing. Deli Solar (Beijing) is principally engaged in installation of large solar water heaters in construction projects in major cities in the PRC.

Approximately 60% of our sales revenues for the fiscal year ended December 31, 2006 were derived from sales of our solar water heaters.

All of our sales revenues for the fiscal year ended December 31, 2006 were derived from sales made to PRC based customers. None of our sales revenues were derived from the international market.

Products

We manufacture two types of solar hot water heaters: evacuated tubular solar water heaters and flat plate solar water heaters. Our solar water heaters are primarily used to generate hot water for residential use. Among evacuated tubular solar water heaters, regular evacuated tubular solar water heaters using all-glass vacuum collectors are our best selling product, comprising approximately 85% of our total solar water heater revenues for 2006. This type of solar water heater can generate hot water even in cold weather and therefore can be used throughout the year. Further, these water heaters are relatively easy and inexpensive to produce compared to other solar hot water heaters using other types of vacuum collectors. Because our primary market is in rural areas of the PRC, our regular evacuated tubular solar water heaters annually account for most of our sales.

We also manufacture boilers, furnaces, stove heating, and space heating products, comprising approximately 40% of our total sales revenues in the year of 2006. Most of our boilers and space heating products are coal-fired, small scale units for residential space heating and cooking.

Recent Developments.

Acquisition of Shenzhen PengSangPu Solar Industrial Products Corporation

On January 9, 2008 Beijing Deli Solar Technology Development Co., Ltd., our wholly-owned subsidiary (“Deli Solar (Beijing)”), entered into an Equity Purchase Agreement, and a Complementary Agreement, with Shenzhen PengSangPu Solar Industrial Products Corporation (“SZPSP”) and its shareholders to acquire 100% of the outstanding equity interests of SZPSP from its three current shareholders.

SZPSP was incorporated as a limited liability company under the law of the People’s Republic of China (“PRC”) on September 23, 1993.  Its registered capital was Renminbi Yuan (“RMB”) 2,650,000 (equivalent to $365,916) which was contributed by its three individual shareholders. On July 13, 2006, the registered capital increased to $1,767,443 (RMB 12,800,000).

SZPSP is principally engaged in the re-sale of energy-saving heating products such as heat pipes, heat exchangers, pressure water boilers, solar energy water heaters and radiators.  Currently, SZPSP is also operating a distribution facility in Shenzhen, PRC.

Cash Purchase Price: Under the Equity Purchase Agreement, Deli Solar (Beijing) agreed to purchase the 100% equity interest of SZPSP from its current three shareholders. Part of the consideration of the transaction is RMB 20 million ($2,761,629) payable in cash. This purchase price is based on a net asset value of SZPSP. Should the net asset value be less than RMB 20 million (based on the audit report of SZPSP), the cash payment will reduced to the amount of the net asset value as calculated in the audited report. The three shareholders have agreed to loan the proceeds back to the Deli Solar (Beijing) and will be used as working capital (the “Shareholders’ Loan”). Fifty (50%) of the principal of the Shareholders’ Loan shall be paid within one year upon the entry of the Complementary Agreement (the “Closing”) and the remaining balance be paid off within two years.

 Stock Purchase Price. In addition to the payment of the cash purchase price under the Complementary Agreement the parties agreed to an appraisal value of RMB 20 million of SZPSP’s trademarks and other intangible assets. The consideration for these intangible assets and the net assets that is excess of RMB 20 million shall be paid in shares of our common stock based on the average closing price of our common stock for the 30 days immediately preceding the execution of the Complementary Agreement (the “Share Price”), provided however that if on the first anniversary of the closing our common stock price is lower than the Share Price, we will pay the difference. Fifty percent (50%) of these shares shall be transferable and unrestricted within one (1) year after the Closing and the remaining Fifty percent (50%) transferable within two (2) years. The shares shall be transferred to SZPSP within 180 days of the closing.

SZPSP warranted in the Complementary Agreement that if (i) its sales revenue is less than RMB 99 million (approximately $13,670,068) with an after-tax net profit of less than RMB 9.43 million (approximately $1,302,108) for the year ended December 31, 2008; or (ii) if in the year ended December 31, 2009, it doesn’t reach the targeted sales revenue of RMB 143.9 million (approximately $19,868,336) or the after-tax net profit of RMB 12.13 million (approximately $1,674,789), SZPSP will pay the difference between the revenue and the targeted revenue of the year specified by reducing the amount payable on the shareholders’ loan. If the shareholders’ loan is not sufficient to pay the difference, the common shares held by SZPSP will be returned to us to the extent necessary for the remaining balance.

The current shareholders of SZPSP, being the management of SZPSP, will enter into employment contracts with us for a term of three years to remain in their current managing positions of SZPSP, subject to further amendments of such employment arrangement.

After the Closing, Deli Solar (Beijing) has the right to a majority of the board seats of SZPSP.

Change of Name

Effective October 29, 2007, we changed our name from Deli Solar (USA), Inc. to China Solar & Clean Energy Solutions, Inc. We believe that the new name better reflects the direction of the business. The name change was completed by means of a short form merger under the Nevada law, under which Du Solar, Inc., our wholly owned subsidiary merged into us. We survived as the surviving corporation and we effected the name change in connection with that merger. No shareholder approval was required for the short form merger and the related name change. The name change became effective with the OTCBB at the opening of trading on November 5, 2007 under the new stock symbol “CSOL:OB.” Our new CUSIP number is 16943E 105.

Resignation of Chief Financial Officer and Appointment of New Chief Financial Officer;

Effective November 1, 2007, Mr. Jianmin Li resigned as our Chief Financial Officer to pursue other interests.  Mr. Li's resignation was not the result of any disagreement with us on any matter relating to our operations, policies or practices.  Mr. Li continues to serve as a director.

Effective November 1, 2007, Mr. Gary Lam was appointed to serve as our new Chief Financial Officer for a term of three years.

Appointment of New Director.

Effective November 1, 2007, Mr. Kevin Randolph was appointed as a director.  Mr. Randolph is qualified as an "independent director" as defined by the rules of the Nasdaq Stock Market and as a result of his appointment we now have a majority of independent directors.

June Private Placement

On June 13, 2007 we raised $2,750,000 in a private placement providing for the sale to the investors for an aggregate purchase price of $2,750,000 (or $1.55 per share) of

(i)	1,774,194 shares of Series A Preferred Stock (with each share convertible into one (1) share of common stock, subject to adjustment)

(ii)	five year class A warrants to purchase 1,774,194 shares of common stock at an exercise price $1.90 per share (subject to adjustment), and

(iii)	five year class B warrants to purchase an additional 1,774,194 shares of Common Stock at an exercise price of $2.40 per share (subject to adjustment).

On June 13, 2007, the closing price of the common stock as quoted on the OTCBB was $2.10. For more information relating to the terms of this private placement, reference is made to “Selling Stockholders - Background.”

On May 18, 2007 Deli Solar (Beijing) entered into an agreement with Tianjin Municipal Ji County State-owned Assets Administration Commission (the “SAAC”) to purchase 51% of the equity in Tianjin Huaneng Group Energy Equipment Co., Ltd. (“Tianjin Huaneng”) for a purchase price of RMB24,100,000 (approximately $3,149,147). The transaction closed on July 1, 2007 and we paid approximately $1,575,600 in July 2007. By supplemental agreement between the parties dated August 8, 2007, the purchase price was reduced to approximately $1,689,741. However in addition to the purchase price we are required to pay a finder’s fee of approximately $769,418. Deli Solar (Beijing) assumed 51% of the liabilities of Tianjin Huaneng. In addition, we contributed RMB20,000,000 (approximately $2,613,400) as working capital to the acquired company. Deli Solar (Beijing) also agreed to employ the 550 current Tianjin Huaneng employees pursuant to new three year employment contracts.

Tianjin Huaneng, incorporated in 1987, is a state-owned enterprise with 51% of its equity formerly owned by SAAC and 49% owned by the employees. Tianjin Huaneng manufactures heating products such as heating pipes, heat exchangers, specialty heating pipes and tubes, high temperature hot blast stoves, heating filters, normal pressure water boilers, solar energy water heaters and radiators.

Tianjin is a city in the PRC which is approximately 50 miles from Beijing, and is one of only four municipal cities directly governed by the central government in China.

Corporate History

China Solar & Clean Energy Solutions, Inc. was formerly known as Deli Solar (USA), Inc., which was formerly known as Meditech Pharmaceuticals, Inc. (“Meditech”).

Meditech was incorporated in Nevada on March 21, 1983.

Organization of Holding Company and Acquisition of Deli Solar (Bazhou)

In 2004, Deli Solar (BVI), was organized as a limited liability company under the International Business Companies Act of the British Virgin Islands by Mr. Deli Du of Bazhou City, Hebei Province, PRC and others (with Mr. Du owning 80% ) as a holding company for Deli Solar (Bazhou).

On August 1, 2004, Deli Solar (BVI) purchased all the capital stock of Deli Solar (Bazhou) from Messrs. Deli Du, his brother Xiaosan Du and Xiao'er Du, for RMB 6,800,000 (approximately $879,920). As a result of that transaction, Deli Solar (Bazhou) became a wholly foreign-owned enterprise ("WFOE") under PRC law, by virtue of its status as a wholly-owned subsidiary of a foreign company, Deli Solar (BVI).

Reverse Merger and Financing

On March 31, 2005, Meditech entered into a Stock Contribution Agreement with the shareholders of Deli Solar (BVI) under which Meditech acquired all of the issued and outstanding shares of capital stock of Deli Solar (BVI) in exchange for the issuance to the shareholders of Deli Solar (BVI) of 4,067,964 shares of Meditech’s common stock.

In connection with the stock contribution, also on March 31, 2005, we received net proceeds of $5,748,015 from the sale of 1,642,990 shares of common stock and warrants to a number of accredited investors in a private placement. (The number and the price of the shares as described in this and the prior paragraph have been adjusted to give effect to the one-for-six reverse stock split of the common stock, which became effective on August 15, 2005.)

As a result of foregoing transactions, the former shareholders (including Mr. Du) of Deli Solar (BVI) became holders of a majority of the common stock of Meditech and Deli Solar (BVI) became a wholly-owned subsidiary of Meditech. Following (i) Mr. Du's purchase of the 56,259 shares from a third party for $500,000, (ii) the issuance to him of the additional 3,254,371 shares in exchange for his 80% of the outstanding shares of Deli Solar (BVI) and (iii) the simultaneous issuance by the Company of an additional 1,642,290 shares to accredited investors in the private placement, Mr. Du then owned, of record, 57% of the issued and outstanding common stock of the Company. Mr. Du continues to own a controlling interest in the Company.

On August 15, 2005, Meditech changed its name from Meditech to Deli Solar (USA), Inc.

On August 29, 2005 Meditech completed a spin-off of its drug development business to East West Distributors, Inc., its wholly owned subsidiary.

During the quarter ended June 30, 2006, Deli Solar (USA) set up a new wholly-owned subsidiary, Deli Solar (Beijing) to further develop our business in Beijing. Deli Solar (USA) contributed $1 million into Deli Solar (Beijing) as its registered capital.

Corporate Structure

The following diagram sets forth our current corporate structure:

Neither China Solar nor Deli Solar (BVI) has any operations or currently intend to have any operations in the future other than acting as a holding company and management company for Deli Solar (Bazhou) and Deli Solar (Beijing) and raising capital for their operations.

Employees

We currently have approximately 900 full time employees and 400 part time employees and utilize three factories in Bazhou with a total of over 72,590 square meters of production, warehouse, and office space and space for use as a distribution center and a approximately 2,000 square meters of office space and exhibition center in Beijing.

Executive Offices

Our executive offices are located at Building 3, No. 28 Feng Tai North Road, Beijing, China, 100071 and our telephone number is +86-10-63850516. Our factory facilities are located outside of the city of Bazhou in the Hebei Province of the PRC.

The Offering

Offering by Selling Stockholders

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 1,017,468 shares of our common stock including 508,734 shares they may acquire on conversion of Series A Preferred Stock and 508,734 shares they may acquire on exercise of class A warrants. The Series A Preferred Stock and class A warrants were purchased by the selling stockholders in a private placement made exclusively to accredited investors on June 13, 2007 and may be offered for sale by the selling stockholders from time to time. No shares are being offered for sale by the Company.

Common stock outstanding prior to Offering	6,205,290

Common stock offered by the Company	0

Total shares of common stock offered by selling stockholders	1,017,468, representing 16.4% of the shares of common stock currently outstanding.

Common stock to be outstanding after the offering (assuming all Series A Preferred Stock being registered have been converted and all warrants being registered have been exercised)	7,222,758

Total dollar value of common stock underlying the Series A Preferred Stock and Warrants being registered
The closing market price for the common stock on June 13, 2007, the date of the sale of the Series A Preferred Stock and class A warrants, was $2.10. Using this value the dollar value of the 1,017,468 shares of common stock underlying the Series A Preferred Stock and class A warrants being registered is $2,136,683.

The closing market price for the common stock on January 9, 2008 was $3.45. Using this value the total dollar value of the 1,017,468 shares of common stock underlying the Series A Preferred Stock and class A warrants being registered is $3,510,265.

Use of Proceeds
We will not receive any of the proceeds from the sales of the shares by the selling stockholders. To the extent the warrants are exercised for cash, if at all, we will receive the exercise price for those warrants. Under the terms of the warrants cashless exercise is permitted but not until June 13, 2008 and only then if the resale of the warrant shares by the holder is not covered by an effective registration statement. We intend to use any cash proceeds received from the exercise of warrants for working capital and other general corporate purposes. We cannot assure you that any of the warrants will ever be exercised for cash or at all.

Our OTC Bulletin Board Trading Symbol	CSOL.OB

Risk Factors	See "Risk Factors" beginning on page 14 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

Background

On June 13, 2007, we completed a private placement of our securities for an aggregate purchase price of $2,750,000. We received approximately $2,381,517 as net proceeds from this financing.

In connection with the private placement we entered into a registration rights agreement with the selling stockholders, which granted the selling stockholders registration rights with respect to the shares of common stock underlying the Series A Preferred Stock and warrants which they purchased in the financing. Under the terms of the registration rights agreement we are required to

•
prepare and file prior to August 13, 2007 an initial registration statement to register for resale by the investors all of the shares underlying the Series A Preferred Stock and the warrants (or such lesser number as the SEC shall permit); and

•	to use our commercially reasonable best efforts to have that registration declared effective on the earlier to occur of

•	150 days after the filing date (January 10, 2008),

•	10 days following receipt of a no review or similar letter from the SEC or

•
the third business day following the day we receive notice from the SEC that the SEC has determined that the registration statement is eligible to be declared effective without further comments by the SEC.

We have also agreed to, as soon as reasonably practicable (but no later than 30 days) following the date on which we are permitted by then current SEC guidance to file a subsequent registration statement, use our commercially reasonable best efforts to file a subsequent registration statement covering 100% of the remaining registrable securities (or such lesser number as the SEC deems appropriate). We have agreed to continue this process until such time as all of the registrable securities have been registered.

Our failure to meet this schedule and other timetables provided in the registration rights agreement could result in the imposition of liquidated damages, which are payable through the issuance of additional shares of Series A Preferred Stock at the rate of 17,742 shares of Series A Preferred Stock for each month, capped at 266,129 shares. However, in no event will any liquidated damages be payable by us with respect to shares that the SEC deems not appropriate for registration pursuant to Rule 415.

Reference is made to “Selling Stockholders - Background” in this prospectus for disclosure of the material terms of the other agreements entered into by us on June 13, 2007 in connection with the private placement.

Plan of Distribution

This offering is not being underwritten. The selling stockholders themselves directly, or through their agents, or through their brokers or dealers, may sell their shares from time to time, in (i) privately negotiated transactions, or (ii) in one or more transactions, including block transactions, on the OTC Bulletin Board or on any stock exchange on which the shares may then be listed in the future pursuant to and in accordance with the applicable rules of such exchange. The selling price of the shares may be at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. To the extent required, the specific shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, broker or dealer and any applicable commission or discounts with respect to a particular offer will be described in an accompanying prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will keep this prospectus current until all of the Series A Preferred Stock are converted and until the expiration dates of the warrants (June 12, 2012), even if the warrants which underlie the shares of our common stock subject to this prospectus are out of the money.

We will pay all expenses of registration incurred in connection with this offering (estimated to be approximately $160,000), but the selling stockholders will pay all of the selling commissions, brokerage fees and related expenses. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of any of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders may offer the common stock pursuant to this prospectus in varying amounts and transactions so long as this prospectus is then current under the rules of the SEC and we have not withdrawn the registration statement.

The offering of common stock may be through the facilities of the OTCBB or on such other exchange as our common stock may then be traded. Brokerage commissions may be paid and discounts are allowed in connection with such sales; however, it is anticipated that the discounts allowed or commissions paid will be no more than the ordinary brokerage commissions paid on sales effected through brokers or dealers. To our knowledge, as of the date hereof, no one has made any arrangements with a broker or dealer concerning the offer or sale of the common stock.

Certain Additional Disclosure Relating to the Series A Preferred Stock and the Warrants

The following table discloses the dollar amount of each payment made or required to be made by the Company to any selling stockholder (or any affiliate of a selling stockholder)in connection with the private placement entered into on June 13, 2007. There are no other persons with whom any selling stockholder has a contractual relationship regarding that transaction. There is no interest payable on the securities issued in the transaction.

Finder's fee to Trenwith Securities, LLC	$165,000	(1)
Trenwith Warrants	$41,516	(1)
Fees to be paid to Hayden Communication International, Inc. (“HCI”)	$102,000	(2)
HCI Warrants	$0	(2)
Liquidated Damages payable under Securities Purchase Agreement	$167,750	(3)
Liquidated Damages payable under Registration Rights Agreement	$918,145	(4)
Maximum Aggregate Value of Make Good Shares	$3,105,000	(5)
Total Payments made or which may be required to be made by the Company to Selling Stockholders:	$4,499,411	(6)

(1)
Under the placement agent agreement between the Company and Trenwith Securities LLC, the Company paid Trenwith a transaction fee of $165,000 at the closing of the transaction and issued Trenwith five year warrants to purchase 106,452 shares of common stock with an exercise price of $1.71 per share. We have valued the 106,452 warrants for purposes of this table using their “intrinsic value” i.e. the difference between the aggregate strike price ($182,033) and the aggregate fair market value ($223,549) based on the closing price of $2.10 on June 12, 2007(the date of issue), which amounts to $41,516. Trenwith had also been issued on execution of the placement agreement five year warrants to purchase 75,000 shares of common stock with an exercise price of $2.90. We have valued the 75,000 Trenwith warrants for purposes of this table using their “intrinsic value” i.e. the difference between the aggregate strike price ($217,500) and the aggregate fair market value ($157,500) based on the closing price of $2.10 on June 12, 2007, which amounts to $0. Under the terms of the placement agent agreement if any additional transaction is completed between the Company and the investors within 12 months of the closing Trenwith is entitled to receive an additional fee equal to 4% of the aggregate consideration paid by the investors. We have not assigned any value to any future transaction.

(2)
Pursuant to a consulting agreement entered on July 23, 2007 between the Company and Hayden Communications International, Inc. (“HCI”), an investor relations firm owned by Matt Hayden one of the selling stockholders, we are required to pay HCI $8,500 per month and HCI was issued 175,000 warrants at an exercise price of $2.40, half of which vest on January 23, 2008 and the other half vests on July 23, 2008. For purposes of this table we have valued these warrants using their “intrinsic value” i.e. the difference between the aggregate strike price ($420,000) and the aggregate fair market value ($367,500) based on the closing price of $2.10 on June 12, 2007, which amounts to $0.

(3)
Under the terms of the Securities Purchase Agreement, prior to July 13, 2007, we were required to increase the size of our Board of Directors to five or seven and cause the appointment of a majority of the board to be “independent directors,” as defined by the rules of the Nasdaq Stock Market. We did not comply with obligation until November 1, 2007. Under the terms of the Securities Purchase Agreement we are required to pay the investors liquidated damages equal to one percent (1%) per month of the purchase price of the then outstanding shares of Series A Preferred Stock, in cash or in Series A Preferred Stock, at the option of the investors, based on the number of days that such obligation is not met beyond certain grace periods. Accordingly through November 1, 2007 we were delinquent by 110 days in meeting this obligation. In addition, under the terms of the securities purchase agreement, we were required, prior to August 12,2007 to appoint (i) an audit committee comprised solely of not less than three independent directors and a (ii) compensation committee comprised of not less than three directors, a majority of whom are independent directors. Our audit and compensation currently each consists of two members both of whom are independent. Accordingly, we are delinquent in our obligation. However, under the terms of the securities purchase agreement no liquidated damages are required to be paid for this breach during any period for which liquidated damages are payable for failing to have an independent board. Accordingly, damages began to accrue for breach of this provision on November 1, 2007. As of January 15, 2008 we were delinquent by 76 days in meeting this obligation and we are required to pay investors a total of approximately $68,750.Accordingly, we are required to pay the investors a total of approximately $99,000.

(4)
Under the terms of the registration rights agreement we are required, among other things, to use our commercially reasonable best efforts to have this registration declared effective on the earlier occur of

☐ 150 days after the filing date (i.e. January 10, 2008); or

☐ the third business day following the day we receive notice from the SEC that the SEC has determined that the registration statement is eligible to be declared effective without further comments by the SEC.

Under the terms of the registration rights agreement, we also agreed to, as soon as reasonably practicable (but no later than 30 days) following the date on which we are permitted by then current SEC guidance to file a subsequent registration statement, use our commercially reasonable best efforts to file a subsequent registration statement covering 100% of the remaining registrable securities (or such lesser number as the SEC deems appropriate). We have agreed to continue this process until such time as all of the registrable securities have been registered.

Our failure to meet this schedule and other timetables provided in the registration rights agreement could result in the imposition of liquidated damages, which are payable through the issuance of additional shares of Series A Preferred Stock at the rate of 17,742 shares of Series A Preferred Stock for each month, capped at 266,129 shares. On January 9, 2008 the closing market price of the common stock was $3.45. Using this valuation the aggregate value of the 266,129 shares that could be issued for failing to comply with the foregoing timetables is $918,145. We have no way of knowing whether we will be required to pay some or any of this amount.

(5)
Under the terms of the Securities Purchase Agreement, we delivered to an escrow agent at the closing 900,000 shares of Series A Preferred Stock as “Make Good Escrow Shares.” If our consolidated “pre-tax income” for the year ended December 31, 2007 is less than $3 million (or pretax income per share of $0.22 on a fully diluted basis) (the “2007 Target Number”) the “2007 Percentage Shortfall” will first be computed by dividing the amount of the shortfall by the 2007 Target Number. If the 2007 Percentage Shortfall is equal to or greater than thirty three and one-third percent (33 1/3%), then the escrow agent is required to deliver all of the Make Good Escrow Stock to the investors. If the 2007 Percentage Shortfall is less than thirty three and one-third percent (33 1/3%), then the escrow agent is required to (i) deliver to the investors the number of shares of the Make Good Escrow Stock as is determined by multiplying the 2007 Percentage Shortfall by 2,750,000 (not to exceed 900,000), and (ii) deliver to the Escrow Agent the remaining shares of Make Good Escrow Stock, if any (the “Remaining Escrowed Shares”). If our consolidated pre-tax income for the year ended December 31, 2008 is less than $5,500,000 (or pretax income per share of $0.40 on a fully diluted basis (the “2008 Target Number”) the “2008 Percentage Shortfall” shall be computed by dividing the amount of the shortfall by the 2008 Target Number. If the 2008 Percentage Shortfall is equal to or greater than thirty three and one-third percent (33 1/3%), then the escrow agent shall deliver all of the Remaining Escrowed Shares to the investors. If the 2008 Percentage Shortfall is less than thirty three and one-third percent (33 1/3%), then the escrow agent shall (i) deliver to the investors the number of shares of the Make Good Escrow Stock as is determined by multiplying the 2008 Percentage Shortfall by 2,750,000 (not to exceed the Remaining Escrowed Shares) and (ii) deliver to the Company any Remaining Escrowed Shares. The investors shall not be entitled to any of the Make Good Escrow Stock for 2008 and all Remaining Escrowed Shares shall be returned to us if we do not receive at least $4,000,000 from the investors (within 90 days after the effectiveness of the first registration statement filed pursuant to the registration rights agreement) either through the exercise of warrants, or additional equity financing. On January 9, 2008 the closing market price of the common stock was $3.45. Using this valuation the aggregate value of the 900,000 shares that could be issued for failing to achieve the numbers set forth above is $3,105,000.

The following is a table disclosing the aggregate amount of possible profit which could have been realized by the selling stockholders as a result of the conversion discount if they had converted the Series A Preferred Stock on the date of issuance and sold the underlying common stock on that date. The conversion price of the Series A Preferred Stock of $1.55 per share at the time of issuance represented a discount of $0.55 to the $2.10 which was the closing market price for our common stock on June 13, 2007, the date of issuance of the Series A Preferred Stock.

Market price per share on June 13, 2007 (date of sale) of common stock underlying the Series A Preferred Stock:	$2.10
Conversion price per share on June 13, 2007 of common stock underlying the Series A Preferred Stock:	$1.55
Total number of shares underlying the Series A Preferred Stock (excluding the 900,000 escrow shares which were not then issuable to the selling stockholders).	1,774,194
Combined market price of the total number of shares 1,774,194 underlying the Series A Preferred Stock using the $2.10 market price on the date of sale	$3,725,807
Combined conversion price of shares underlying the Series A Preferred Stock	$2,750,000
Total possible discount to market price of Series A Preferred stock:	$975,807

The following is a table disclosing the aggregate amount of possible profit which could have been realized by the selling stockholders if they had converted the Series A Preferred Stock on January 9, 2008 and sold the underlying common stock. The conversion price of the Series A Preferred Stock is $1.55 per share. On January 9, 2008, the closing market price for our common stock was $3.45.

Market price on January 9, 2008 of common stock underlying the Series A Preferred Stock:	$3.45
Conversion price on January 9, 2008 per share of common stock underlying the Series A Preferred Stock:	$1.55
Total shares of common stock underlying the Series A Preferred Stock (excluding the 900,000 escrow shares which were not then issuable to the selling stockholders).	1,774,194
Total market price of the total number of shares (1,774,194) underlying the Series A Preferred Stock using $3.45 market price	$6,120,969
Total conversion price of shares underlying the Series A Preferred Stock	$2,750,000
Total possible discount to market price of Series A Preferred stock:	$3,370,969

Warrants

Class A Warrants: 1,774,194 shares of common stock are issuable on exercise of the Class A Warrants. The Class A Warrants have an exercise price of $1.90 per share (subject to adjustment). The initial exercise price represented a discount of $0.20 per share to the $2.10 market price of our common stock on June 13, 2007, the date of issuance. On January 9, 2008, the closing price for the common stock was $3.45.

Class B Warrants: 1,774,194 shares of common stock are issuable on exercise of Class B Warrants. The Class B Warrants have an exercise price of $2.40 per share (subject to adjustment). The initial exercise price represented a premium of $0.30 to the $2.10 market price for our common stock on June 13, 2007, the date of issuance. On January 9, 2008 the closing price for the common stock was $3.45.

The following is a table disclosing the aggregate amount of possible profit which could be realized by the selling stockholders (or their affiliates) as a result of any exercise price discounts for the common stock underlying the warrants. The only warrants, options, Series A Preferred Stock or other securities of the issuer that are held by the selling stockholders or any of their affiliates are the Class A Warrants and the Class B Warrants that were issued in connection with the issuance and sale of the Series A Preferred Stock.

Market price on June 13, 2007 (date of issuance) of common stock underlying warrants	$2.10
Exercise price per share: Class A Warrants	$1.90
Exercise price per share (reduced by 75%) Class A Warrants (1)	$.48
Exercise price per share: Class B Warrants	$2.40
Exercise price per share (reduced by 75%): Class B Warrants (1)	$.60
No. of shares issuable under Class A Warrants	1,774,194
No. of shares issuable under Class B Warrants	1,774,194
Aggregate market price on June 13, 2007 of the 1,774,194 shares underlying the Class A Warrants	$3,725,807
Aggregate market price on June 13, 2007 of the 1,774,194 shares underlying the Class B Warrants	$3,725,807
Combined exercise price of Class A Warrants	$3,370,969
Combined exercise price of Class A Warrants (discounted by 75%) (1)	$842,742
Combined exercise price of Class B Warrants	$4,258,066
Combined exercise price of Class B Warrants (discounted by 75%) (1)	$1,064,516
Total discount to market price on date of issuance: Class A Warrants	$354,838
Total discount to market price on date of issuance: Class B Warrants	$0
Total discount to market price on date of issuance: All Warrants	$354,838
Total discount to market price on date of issuance: Class A Warrants (75% discount)	$2,883,065
Total discount to market price on date of issuance: Class B Warrants (75% discount)	$2,661,291
Total discount to market price on date of issuance: All Warrants(75% discount)	$5,544,356

(1) Under the terms of the warrants if the “pre-tax income” for the year ended December 31, 2007 is less than $3,000,000 then the exercise price will be reduced by the percentage shortfall, up to a maximum of 75%. In the event the “pre-tax income” for the year ended December 31, 2008 is less than the $5,500,000, then the exercise price will be reduced by the percentage shortfall, again up to a maximum of 75%. Any reductions to the exercise price made under this provision will not in the aggregate exceed 75% of the initial exercise price.

The following table shows the current discount to market price based on the market price on January 9, 2008 which was $3.45 per share.

Market price per share of underlying shares of common stock	$3.45
Exercise price per share: Class A Warrant (1)	$1.90
Exercise price per share: Class B Warrant (1)	$2.40
No. of shares issuable under Class A Warrant	1,774,194
No. of shares issuable under Class B Warrant	1,774,194
Market price of total shares underlying under Class A Warrant	$6,120,969
Market price of total shares underlying under Class B Warrant	$6,120,969
Combined exercise price of Class A Warrants	$3,370,969
Combined exercise price (discounted by 75%) of Class A Warrants	$842,742
Combined exercise price of Class B Warrants	$4,258,066
Combined exercise price (discounted b 75% ) of Class B Warrants	$1,064,516
Total profit if Class A Warrants exercised and sold on January 9, 2008	$2,750,000
Total profit if Class B Warrant exercised and sold on January 9, 2008	$1,862,903
Total profit if all Warrants exercised and sold on January 9, 2008	$4,612,903
Total profit if Class A Warrants exercised (at 75% discount) and sold on January 9, 2008	$5,278.227
Total profit if Class B Warrant exercised (at 75% discount) and sold on January 9, 2008	$5,056,453
Total profit if all Warrants exercised (at 75% discount) and sold on January 9, 2008	$10,334,680

 (1) Under the terms of the warrants if the “pre-tax income” for the year ended December 31, 2007 is less than $3,000,000 then the exercise price will be reduced by the percentage shortfall, up to a maximum of 75%. In the event the “pre-tax income” for the year ended December 31, 2008 is less than the $5,500,000, then the exercise price will be reduced by the percentage shortfall, again up to a maximum of 75%. Any reductions to the exercise price made under this provision will not in the aggregate exceed 75% of the initial exercise price.

The table below sets forth the total possible profit to be realized as a result of the exercise and sale on January 9, 2008, by HCI, an entity controlled by Matthew Hayden, one of the selling shareholders, of a warrant to purchase 175,000 shares with an exercise price of $2.40 per share.

Market price per share of common stock on January 9, 2008	$3.45
Exercise price per share of HCI Warrant	$2.40
No. of shares issuable under HCI Warrant	175,000
Market price of total shares underlying under HCI Warrant	$603,750
Total exercise price of HCI Warrant	$420,000
Total profit if HCI Warrant exercised and sold on January 9, 2008	$183,750

The following table discloses the gross proceeds paid or payable to the Company in connection with the financing transaction along with the payments required to be made by the Company, the resulting net proceeds and the aggregate potential profit realizable by the selling shareholders as a result of discounts to the market price relating to the conversion price of the Series A preferred Stock and the exercise price of the warrants issued in connection with the financing transaction

		% of Net
	Amount	Proceeds
Gross proceeds paid to issuer on June 13, 2007:	$2,750,000	-
All payments that have been made by issuer:	$368,483	15.5%
Net proceeds to Company from offering on June 13, 2007:	$2,381,517	100%
Combined total possible profit as a result of
original discounted conversion price of the Series A Preferred Stock	$975,807	41%
Combined total possible profit as a result of
discounted exercise price of the warrants	$354,838	15%
Liquidated damages (1)	$726,621	31%
Value of Make Good Shares based on closing price of $2.10 on June 13, 2007	1,890,000	79%

(1) We were delinquent by 110 days in meeting our obligation under the securities purchase agreement to install a board with a majority of directors who are “independent.” As a result of this breach we are required to pay the investors a total of $99,000. In addition, as of January 15, 2008 we are delinquent by 76 days in meeting our obligations to appoint three independent directors to our compensation and audit committees. As a result we are requested to pay the investors a total of $68,750. In addition, using the $2.10 valuation the aggregate value of the maximum number of shares (266,129) that could be issued for failing to comply with the timetables set forth in the registration rights agreement is $558,871.

The following table shows the total possible profit as a result of the discounted exercise price to market price based on the market price on January 9, 2008 which was $3.45 per share.

		% of Net
	Amount	Proceeds
Gross proceeds paid to issuer:	$2,750,000	-
All payments that have been made by issuer:	$368,483
Net proceeds to issuer:	$2,381,517	100%
Combined total possible profit as a result of
discounted conversion price of the Series A Preferred Stock to market	$3,370,969	142%
Combined total possible profit as a result of
discounted exercise price of the warrants to market	$4,612,903 (1)	194%
Liquidated damages (1)	$1,085,895	46%
Value of Make Good Shares based on closing price of $3.45 on January 9, 2008	$3,105,000	130%

(1) We were delinquent by 110 days in meeting our obligation under the securities purchase agreement to install a board with a majority of directors who are “independent.” Under the terms of the securities purchase agreement we were required to pay the investors a total of $99,000 as of that date for such breach. In addition, as of January 15, 2008 we are delinquent by 76 days in meeting our obligations to appoint three independent directors to our compensation and audit committees. As a result we are requested to pay the investors a total of $68,750. In addition, using the $3.45 valuation the aggregate value of the maximum number of shares (266,129) that could be issued for failing to comply with the timetables set forth in the registration rights agreement is $918,145.

The following is a table comparing the shares outstanding prior to the financing transaction, number of shares registered by the selling shareholders, or their affiliates, in prior registration statements (along with that number still held and number sold pursuant to such prior registration statement) and the number of shares registered for resale in this registration statement relating to the financing transaction.

Number of shares outstanding prior to Series A Preferred Stock and Warrant transaction held by persons other than the selling shareholders,
affiliates of the Company and affiliates of the selling shareholders	3,052,404
Number of shares registered for resale by selling shareholders
or affiliates in prior registration statements	0
Number of shares registered for resale by selling shareholders or affiliates of selling shareholders that continue to be held by
selling shareholders or affiliates of selling shareholders	0
Number of shares have been sold in registered resales by selling
shareholders or affiliates of selling shareholders	0
Number of shares being registered for resale on behalf of selling
shareholders or affiliates of selling shareholders in this registration statement	1,017,468
Number of shares to be ultimately registered for resale on behalf of selling shareholders or affiliates of selling shareholders in current
transaction (1)	6,222,582

(1) Includes (i) 1,774,194 shares of common stock issuable on conversion of Series A Preferred Stock currently held by the selling stockholders (and 900,000 shares currently held in escrow should such shares later become deliverable to the selling stockholders), (ii) shares of common stock underlying (A) five year warrants to purchase 1,774,194 shares of common stock with an exercise price of $1.90 per share (subject to as adjustment), (B) five year warrants to purchase 1,774,194 shares of common stock with an exercise price of $2.40 per share (subject to adjustment).

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock.

The risks and uncertainties described below are not the only ones we may face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also adversely affect our business, financial condition, and/or operating results. If any of the following risks, or any other risks not described below, actually occur, it is likely that our business, financial condition, and operating results could be seriously harmed. As a result, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to our Business

Our profit margins have been declining and our operating income as a percentage of sales has been decreasing

Although our gross profits have been increasing due to increased sales, our profit margins have been decreasing. Gross profit for the nine months ended September 30, 2007 was $5,226,007 or approximately 20.8% of revenues. Gross profit for the year ended December 31, 2006 was $4,625,319 or 21.5% of revenues as compared to gross profit for the year ended December 31, 2005 of approximately $3.71 million or 24% of revenues and as compared to gross profit of approximately $2.73 million or 29% of revenues for the year ended December 31 2004. The increase in gross profit resulted primarily from the increase in sales revenue. The profit margin is decreasing due to market pressure to keep our prices competitive. Consequently, we expect the profit margin on the sale of our products to continue to decrease going forward. We are attempting to introduce new products with higher gross profit margins. We may be unsuccessful in our attempts to upgrade our product mix, which would have a material adverse impact on our business and financial condition.

Operating income was $1,841,125 for the nine months ended September 30, 2007.  As a percentage of sales operating income was 7.4% for the nine months ended September 30, 2007. Operating income totaled $1,210,612 for the year ended December 31, 2006 as compared to operating income of $1,319,803 for the year ended December 31, 2005, a decrease of $109,191 or 8.3%. As a percentage of sales, operating income was 5.64% in 2006 as compared to 8.47% for the prior year. The decrease in operating income as a percentage of sales in 2006 was substantially due to the increase in advertising and selling expenses in 2006 which are expected to continue If we continue to be unable to pass on to the consumer our additional costs our operating income as percentage of net sales will continue to decline.

We operate in a highly-competitive industry and our failure to compete effectively may hurt our ability to generate revenue.

We manufacture and market solar hot water heaters. According to statistics from the Chinese Energy Research Association, there are currently over 3,500 solar hot water heater manufacturers producing products under more than 3,000 brands. Many of our competitors are better capitalized and more experienced, and have deeper ties in the PRC marketplace. While most solar hot water manufacturers focus on the urban markets, we have always focused on the rural markets. While there are relatively fewer competitors in the rural market at present, there can be no assurance that our competitors will not focus their marketing efforts on rural customers in the future.

We rely on our sales agents to distribute our products and to expand our business we must attract new sales agents; we could lose a substantial portion of our sales if we are not able to effectively monitor the activities of our sales agents.

We believe that our success relies, to a large degree, on our distribution network. The PRC is a geographically vast country and it is critical that we market our products in a number of different regions. Presently, we sell our products primarily in the rural areas of the north-east part of the PRC including Hebei, Beijing, Tianjin, Heilongjiang, and Liaoning. In order to expand our business into others regions, we will need to increase our distribution network by adding more sales agents, distributors, wholesalers and retailers who will carry our products. We may not be able to grow our distribution network, as our competitors may offer better products and commissions to distributors and sales agents, and, even if we can grow our distribution network, we may not be able to operate it efficiently or manage it effectively, as our internal resources are limited.

We may not be able to effectively control and manage our growth

Our sales revenues have increased from $9,380,246 for the fiscal year ended December 31, 2004 to $21,468,313 for the fiscal year ended December 31, 2006. Our sales revenues for the nine months ended September 30, 2007 were $25,043,660, an increase of approximately 56.7% over sales revenues of $15,982,081 for the same period of 2006. If our business and markets continues to grow and develop, it will be necessary for us to finance and manage our expansion in an orderly fashion. In addition, we may face challenges in managing expanding product offerings and in integrating any acquired businesses with our own. This will increase demands on our existing management, workforce and facilities. Failure to effectively deal with these increased demands could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames, and administrative inefficiencies.

The protection of intellectual property rights in the PRC is not as effective as in the United States or other countries.

Our trademarked brands have gained substantial recognition in the northeast part of the PRC. The protection of intellectual property rights in the PRC however is not as effective or enforced to the same degree as in the United States or other countries. The unauthorized use of our brands could enable other manufacturers to take unfair advantage, which could harm our business and competitive position.

We do not have any long-term supply contracts with our suppliers of raw materials; any significant fluctuation in price of raw materials may have a material adverse effect on our manufacturing costs.

Stainless steel and glass tubing are two major raw materials that we use. The prices of these are subject to market conditions. We do not have long-term contracts or arrangements with our suppliers. While these raw materials are generally available and we have not experienced any raw material shortage in the past, we cannot assure you that prices will not rise because of changes in market conditions. An increase in component or raw material costs relative to our product prices could have a material adverse effect on our gross margins and earnings.

We have to outsource our production to third party manufacturers during the peak sales season due to our limited manufacturing capacity.

Our manufacturing capacity is not able to meet the demand for our products during the peak season. Accordingly, we are required to have products representing between 30% to 40% of our total sales revenues during our peak season manufactured through Original Equipment Manufacturer ("OEM") arrangements. Under an OEM arrangement, we contract with other manufacturers to produce our products and authorize these manufacturers to put our brand names or trademarks on these products. We cannot assure you that we will continue to find qualified manufacturers on acceptable terms in the areas where our customers are located and, if we do, we cannot assure you that product quality will continue to be acceptable.

We may engage in future acquisitions that could dilute the ownership interests of our stockholders, cause us to incur debt and assume contingent liabilities.

On July 1, 2007 we acquired 51% of the equity in Tianjin Huaneng Group Energy Equipment Co., Ltd. for RMB24,100,000 (approximately $ 3,149,147), half of which was paid in July 2007. Deli Solar (Beijing) assumed 51% of the liabilities of Tianjin Huaneng. In addition, we contributed a minimum of RMB20,000,000 (approximately $2,613,400) as working capital to the acquired company. By supplemental agreement dated August 8, 2007 the purchase price was reduced to approximately $1,689,741 (plus a finder's fee of approximately $769,418).  As part of our business strategy, we review acquisition and strategic investment prospects that we believe would complement our current product offerings, increase our market coverage or enhance our technical capabilities, or otherwise offer growth opportunities. From time to time we review investments in new businesses and we expect to make investments in, and to acquire, businesses, products, or technologies in the future. In the event of any future acquisitions, we could:

•	issue equity securities which would dilute current stockholders’ percentage ownership;

•	incur substantial debt;

•	assume contingent liabilities; or

•	expend significant cash.

These actions could harm our operating results or the price of our common stock. Moreover, even if we do obtain benefits in the form of increased sales and earnings, there may be a lag between the time when the expenses associated with an acquisition are incurred and the time when we recognize such benefits. Acquisitions and investment activities also entail numerous risks, including:

•	difficulties in the assimilation of acquired operations, technologies and/or products;

•	unanticipated costs associated with the acquisition or investment transaction;

•	the diversion of management’s attention from other business concerns;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which we have no or limited prior experience;

•	the potential loss of key employees of acquired organizations; and

•	substantial charges for the amortization of certain purchased intangible assets, deferred stock compensation or similar items.

We cannot ensure that we will be able to successfully integrate any businesses, products, technologies, or personnel that we might acquire in the future, and our failure to do so could harm our business, operating results and financial condition.

We may need additional capital to fund our future operations and, if it is not available when needed, we may need to reduce our planned development and marketing efforts, which may reduce our sales revenues.

We believe that our existing working capital and cash available from operations will enable us to meet our working capital requirements for at least the next 12 months. However, if cash from future operations is insufficient, or if cash is used for acquisitions or other currently unanticipated uses, we may need additional capital. Under the terms of Securities Purchase Agreement entered into on June 13, 2007 with the investors in the private placement we cannot, prior to June 13, 2010, issue any convertible debt or any shares of convertible preferred stock, have any debt outstanding in an amount greater than twice EBITDA from continuing operations for the prior four quarters. These restrictive covenants will inhibit our ability to raise additional financing. The development and marketing of new products and the expansion of distribution channels and associated support personnel requires a significant commitment of resources. In addition, if the markets for our products develop more slowly than anticipated, or if we fail to establish significant market share and achieve sufficient net revenues, we may continue to consume significant amounts of capital. As a result, we could be required to raise additional capital. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution of the shares held by existing stockholders. If additional funds are raised through the issuance of debt securities, such securities may provide the holders certain rights, preferences, and privileges senior to those of common stockholders, and the terms of such debt could impose restrictions on our operations. We cannot assure you that additional capital, if required, will be available on acceptable terms, or at all. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our business, financial condition and operating results.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has not adopted a western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

We may not have adequate internal accounting controls. While we have certain internal procedures in our budgeting, forecasting and in the management and allocation of funds, our internal controls may not be adequate.

We are constantly striving to improve our internal accounting controls. We hope to develop an adequate internal accounting control to budget, forecast, manage and allocate our funds and account for them. There is no guarantee that such improvements will be adequate or successful or that such improvements will be carried out on a timely basis. If we do not have adequate internal accounting controls, we may not be able to appropriately budget, forecast and manage our funds, we may also be unable to prepare accurate accounts on a timely basis to meet our continuing financial reporting obligations and we may not be able to satisfy our obligations under US securities laws.

 Our internal controls over financial reporting may not be effective, and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our company's independent registered public accountants. The SEC extended the compliance dates for “non-accelerated filers,” as defined by the SEC. Accordingly, we believe that the annual assessment of our internal controls requirement will first apply to our annual report for the 2007 fiscal year and the attestation requirement of management's assessment by our independent registered public accountants will first apply to our annual report for the 2008 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We have not yet evaluated our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as will be required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC. We have never performed the system and process evaluation and testing required in an effort to comply with the management assessment and auditor certification requirements of Section 404, which will initially apply to us as of December 31, 2007. Our lack of familiarity with Section 404 may unduly divert management’s time and resources in executing the business plan. If, in the future, management identifies one or more material weaknesses, or our external auditors are unable to attest that our management’s report is fairly stated or to express an opinion on the effectiveness of our internal controls, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

We do not have key man insurance on our President and CEO, Mr. Du, on whom we rely for the management of our business.

We depend, to a large extent, on the abilities and participation of our current management team, but have a particular reliance upon Mr. Deli Du. The loss of the services of Mr. Du, for any reason, may have a material adverse effect on our business and prospects. We cannot assure you that we will be able to find a suitable replacement for Mr. Du. We do not carry key man life insurance for any of our key personnel.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire these personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

Competition for senior management and senior technology personnel in the PRC is intense, the pool of qualified candidates in the PRC is very limited, and we may not be able to retain the services of our senior executives or senior technology personnel, or attract and retain high-quality senior executives or senior technology personnel in the future. This failure could harm our future growth and financial condition.

We do not presently maintain fire, theft, product liability or any other property insurance, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

We do not maintain fire, theft, product liability or other insurance of any kind. We bear the economic risk with respect to loss of or damage or destruction to our property and to the interruption of our business as well as liability to third parties for personal injury or damage or destruction to their property that may be caused by our personnel or products. This liability could be substantial and the occurrence of such loss or liability may have a material adverse effect on our business, financial condition and prospects. However product liability lawsuits in the PRC are rare, and we have never experienced significant failure of our products.

Rapid technological changes in our industry could render our products non-competitive or obsolete and consequently affect our ability to generate revenues.

The solar hot water industry is subject to rapid technological change. Our future success will depend on our ability to respond to rapidly changing technologies and improve the quality of our products. Our failure to adapt to these changes could harm our business. Our future plans to market our products to urban areas require our products to be innovative. If we are slow to develop new products and technologies that are attractive to people in these urban areas, we may not be successful in capturing a significant share of this market. For example, most of our current products rely on a tubular structure while urban customers prefer a flat plate collector for aesthetic purposes. If we fail to keep up with rapid technological changes to remain competitive in our rapidly evolving industry, our future marketing and expansion may be adversely affected.

Most of our warranty services are performed by our independent sales agents and distributors whose deposit may not cover total warranty claims.

We typically offer a three-year warranty for our products. During the first year of this warranty program, we cover any defects and product malfunctions. Most of our warranty services are performed by our independent sales agents and distributors in return for a 1-2% discount of the purchase price they pay for our products. We normally require our new sales agents and distributors to pay us a deposit (varying from RMB5,000 to 20,000 depending on their represented areas) which we believe will ensure their performance of the necessary warranty services. Although we have not experienced any significant product returns or repairs, we cannot assure you that these sales agents and distributors will perform the warranty services when required, and if they fail to do so, we cannot assure you that the agents' deposits will be sufficient to cover the costs associated with the warranty services to be performed on the products sold by these sales agents and distributors.

We lease some of the real property on which our business center and exhibition center and other facilities are located and there is no guarantee that our lease will be renewed.

All land in the PRC is owned by the government and cannot be sold to any individual or entity. Instead, the PRC government grants landholders a "land use right." Our business center in Bazhou City and our exhibition center in Beijing are located on leased land. Under the lease for the land for the business center at Bazhou City, on the expiration of the initial term and if the lessor decides to continue to lease the land, we have the right of first refusal to renew the lease. Under the lease for the land for the exhibition center at Beijing, the lease is renewable by a three month notice prior to the expiration date. However, there is no assurance that we may renew the lease on acceptable terms. The failure to obtain the renewal of the lease on reasonable terms could cause us to incur extra expenses and costs for alternative land and for the reconstruction of our buildings.

Our acquisition of the land use rights from villagers is subject to announcement and approval procedures and we cannot assure you that they will be successful.

On March 16, 2006,  Deli Solar (Bazhou) entered into an agreement with the Governance Commission of Beijiahe Village Chaheji County Bazhou City (the "Village Governance Commission") to acquire land use rights to a piece of land comprising 61,530 square meters (the "Land") at a price of approximately $919,858, subject to the procedures as mentioned below. The previous users of the Land were villagers and the Land was used for agricultural purposes. According to the relevant PRC regulations, the Village Governance Commission is required to announce its intention to transfer the land use rights to Deli Solar (Bazhou) (the "Announcement Procedure") and provide the villagers with reasonable compensation to acquire the land use rights from them. The conversion of land use from agricultural to non-agricultural purposes requires the approval of the local government. In addition, once the approval from the local government has been obtained, the new holder of the land use rights will have to be registered with the land administration bureau. We cannot guarantee that the Village Governance Commission will carry out the Announcement Procedure and provide reasonable compensation to the villagers as prescribed. We cannot guarantee that the application to change the purpose of land use will be approved by the local government or that the new holder of the land use rights would be able to be registered with the land administration bureau.

Effect of the Issuance of the Series A Preferred Stock and Warrants on June 13, 2007

The Series A Preferred Stock and the Warrants may have an adverse impact on the market value of our common stock.

The resale of the shares of common stock being registered in this prospectus which shares are issuable on conversion of the Series A Preferred Stock and on exercise of the warrants issued in connection with our June 13, 2007 financing, or even the possibility of their resale, may adversely affect the trading market for our common stock and adversely affect the prevailing market price of our common stock. On June 13, 2007 the closing sale price of our common stock was $2.10 per share. On January 9, 2008 the closing sale price of the common stock was $3.45.

The existence of full ratchet anti-dilution clauses may prove a hindrance to our efforts to raise future equity and debt funding, and the exercise of such rights will dilute the percentage ownership interest of our stockholders and will dilute the value of their stock.

The Series A Preferred Stock and Warrants may adversely affect our financial and operational flexibility.

The terms of the June 13, 2007 financing impose restrictions on us that may affect our ability to successfully operate our business.  The transaction documents contain a number of covenants that may restrict our ability to operate, including, among other things, covenants that restrict our ability:

•	to incur additional indebtedness;

•	pay dividends on our capital stock;

•	to redeem or repurchase our common stock or any class or series of capital stock that is junior or on a parity with the Series A Preferred Stock;

•	to enter into any transaction that has any reset feature that could result in additional shares being issued.

Risk Related to Our Industry

A drop in the retail price of conventional energy or non-solar alternative energy or any improvement to the rural household's electricity supply system in the PRC may have a negative effect on our business.

A customer's decision to purchase our solar power products is primarily driven by the poor electricity supply system in the rural areas of the PRC, as well as the energy savings from our solar power products. An improvement in the power supply infrastructure in the rural areas of the PRC could adversely affect the demand for our products. In addition, fluctuations in economic and market conditions that impact the viability of conventional and non-solar alternative energy sources, such as decreases in the prices of oil and other fossil fuels could cause the demand for our solar power heaters to decline. Although we believe that current retail energy prices support a reasonable return on investment for our products, there can be no assurance that future retail pricing of conventional energy and non-solar alternative energy will remain at such levels.

Existing regulations and changes to existing regulations may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products

Our solar power products and their installation are subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. We are responsible for knowing the requirements of individual cities and must design equipment to comply with varying standards. Any new government regulations or utility policies that relate to our solar power products may result in significant additional expenses to us, our resellers and their customers and, as a result, could cause a significant reduction in demand for our solar power products.

If solar power technology is not suitable for widespread adoption or sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, our sales would not significantly increase and we would be unable to sustain profitability.

The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. If solar power proves to be unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to generate enough revenues to sustain profitability. In addition, demand for solar power products in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of solar power technology and demand for solar power products, including:

•	cost-effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;

•	performance and reliability of solar power products as compared with conventional and non-solar alternative energy technologies; and

•	capital expenditures by customers that tend to decrease if the PRC or global economy slows down.

Risks Related to Doing Business in the PRC.

Changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of our business.

The PRC's economy is in a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, there can be no assurance that this will be the case.

A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC's political, economic and social life.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Any changes in these PRC laws and regulations may harm our business.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement involves substantial uncertainty. New laws and regulations that affect existing and new businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.

A slowdown or other adverse developments in the PRC economy may harm our customers and the demand for our services and our products.

All of our operations are conducted in the PRC and all of our revenues are generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that this growth will continue. The solar hot water and renewable energy industry in the PRC is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for solar hot water heaters and boilers. A slowdown in overall economic growth, an economic downturn, a recession or other adverse economic developments in the PRC could significantly reduce the demand for our products and harm our business.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth could lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may harm our profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credit, limits on loans for fixed assets and restrictions on state bank lending. Such an austere policy can lead to a slowing of economic growth. In October 2004, the People's Bank of China, the PRC's central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government may also in the future restrict access to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may harm your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. As we rely entirely on revenues earned in the PRC, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would diminish the value of the proceeds of the offering and this could harm our business, financial condition and results of operations. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in significant appreciation of the Renminbi against the U.S. dollar. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar.

PRC State Administration of Foreign Exchange ("SAFE") Regulations regarding offshore financing activities by PRC residents which may increase the administrative burden we face. The failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident shareholders to liability under PRC law.

SAFE, issued a public notice ("SAFE #75") effective from November 1, 2005, which requires registration with SAFE by the PRC resident shareholders of any foreign holding company of a PRC entity. Without registration, the PRC entity cannot remit any of its profits out of the PRC as dividends or otherwise. Our PRC resident controlling shareholder, Mr. Du, has taken all necessary steps as instructed by the local SAFE branch at Bazhou city to comply with SAFE #75 by filing a disclosure form regarding his ownership status; however, we cannot assure you that this disclosure document will be sufficient. It is also unclear exactly whether our other PRC resident shareholders must make disclosure to SAFE. While our PRC counsel has advised us that only the PRC resident shareholders who receive ownership of the foreign holding company in exchange for ownership in the PRC operating company are subject to SAFE #75, there can be no assurance that SAFE will not require our three other PRC resident shareholders to register and make the applicable disclosure. In addition, SAFE #75 requires that any monies remitted to PRC residents outside of the PRC be returned within 180 days; however, there is no indication of what the penalty will be for failure to comply or if shareholder non-compliance will be considered to be a violation of SAFE #75 by us or otherwise affect us.

In the event that the proper procedures are not followed under SAFE #75, we could lose the ability to remit monies outside of the PRC and would therefore be unable to pay dividends or make other distributions. Our PRC resident shareholders could be subject to fines, other sanctions and even criminal liabilities under the PRC Foreign Exchange Administrative Regulations promulgated January 29, 1996, as amended.

The PRC’s legal and judicial system may not adequately protect our business and operations and the rights of foreign investors

The PRC legal and judicial system may negatively impact foreign investors. In 1982, the National People's Congress amended the Constitution of China to authorize foreign investment and guarantee the "lawful rights and interests" of foreign investors in the PRC. However, the PRC's system of laws is not yet comprehensive. The legal and judicial systems in the PRC are still rudimentary, and enforcement of existing laws is inconsistent. Many judges in the PRC lack the depth of legal training and experience that would be expected of a judge in a more developed country. Because the PRC judiciary is relatively inexperienced in enforcing the laws that do exist, anticipation of judicial decision-making is more uncertain than would be expected in a more developed country. It may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. The PRC's legal system is based on the civil law regime, that is, it is based on written statutes; a decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of Chinese laws may be varied to reflect domestic political changes.

The promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. However, the trend of legislation over the last 20 years has significantly enhanced the protection of foreign investment and allowed for more control by foreign parties of their investments in Chinese enterprises. There can be no assurance that a change in leadership, social or political disruption, or unforeseen circumstances affecting the PRC's political, economic or social life, will not affect the PRC government's ability to continue to support and pursue these reforms. Such a shift could have a material adverse effect on our business and prospects.

The practical effect of the PRC legal system on our business operations in the PRC can be viewed from two separate but intertwined considerations. First, as a matter of substantive law, the Foreign Invested Enterprise laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of corporate Articles and contracts to Foreign Invested Enterprise participants. These laws, however, do impose standards concerning corporate formation and governance, which are qualitatively different from the general corporation laws of the United States. Similarly, the PRC accounting laws mandate accounting practices, which are not consistent with U.S. generally accepted accounting principles. PRC’s accounting laws require that an annual "statutory audit" be performed in accordance with PRC accounting standards and that the books of account of Foreign Invested Enterprises are maintained in accordance with Chinese accounting laws. Article 14 of the People's Republic of China Wholly Foreign-Owned Enterprise Law requires a wholly foreign-owned enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities, at the risk of business license revocation. While the enforcement of substantive rights may appear less clear than United States procedures, the Foreign Invested Enterprises and Wholly Foreign-Owned Enterprises are Chinese registered companies, which enjoy the same status as other Chinese registered companies in business-to-business dispute resolution. Any award rendered by an arbitration tribunal is enforceable in accordance with the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958). Therefore, as a practical matter, although no assurances can be given, the Chinese legal infrastructure, while different in operation from its United States counterpart, should not present any significant impediment to the operation of Foreign Invested Enterprises.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could harm our operations.

A renewed outbreak of SARS or another widespread public health problem (such as bird flu) in the PRC, where all of our revenues are derived, could significantly harm our operations. Our operations may be impacted by a number of health-related factors, including quarantines or closures of some of our offices that would adversely disrupt our operations. Any of the foregoing events or other unforeseen consequences of public health problems could significantly harm our operations.

Because our principal assets are located outside of the United States and all of our directors and officers reside outside of the United States, it may be difficult for you to enforce your rights based on U.S. Federal Securities Laws against us and our officers and some directors in the U.S. or to enforce U.S. court judgment against us or them in the PRC.

All of our directors and officers reside outside of the United States. In addition, our operating subsidiaries, Deli Solar (Bazhou) and Deli Solar (Beijing) are located in the PRC and substantially all of their assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. Federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the U.S. Federal securities laws or otherwise.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

We have in the past and may continue to have difficulty in hiring and retaining a sufficient number of qualified employees to work for us. Accordingly, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards.

The relative lack of public company experience of our management team may put us at a competitive disadvantage.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. The individuals who now constitute our senior management have never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements. Our failure to comply with all applicable requirements could lead to the imposition of fines and penalties and distract our management from attending to the growth of our business.

Risks Related to Our Common Stock.

We are controlled by Mr. Du and his position and stock ownership and his interests may differ from other stockholders.

As of January 9, 2008, there were 6,205,290 shares of our common stock issued and outstanding. As of January 9, 2008, Deli Du, our Chief Executive Officer, was the beneficially owner of 3,152,886 shares of our common stock which represented approximately 50.8% of our common stock. (None of our other officers and directors own any shares of our common stock.) As a result, Mr. Du is currently able to control the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporation transactions including business combinations. Mr. Du's interests may differ from other stockholders. Furthermore, the current ownership of our common stock reduces the public float and liquidity of our common stock which can in turn affect the market price of our common stock. If all of the 1,774,194 outstanding shares of Series A Preferred Stock are converted into 1,774,194 shares of common stock there will be 7,979,484 shares outstanding in which event Mr. Du’s will be the beneficial owner of 39.5% of our outstanding common stock and he will no longer have voting control.

We are not likely to pay cash dividends in the foreseeable future.

We intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

Our common stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Prior to the reverse merger our shares were not publicly traded. Through the reverse merger, we have essentially become public without the typical initial public offering procedures which usually include a large selling group of broker-dealers who may provide market support after going public. Thus, we have undertaken efforts to develop market recognition for our stock, including through the retention of Hayden Communications International, Inc on July 23, 2007. As of January 9, 2008, we had approximately 2,531 stockholders of record and our market capitalization (excluding 3,152,886 shares held by Mr. Du) was approximately $10,530,793. As a result, there is limited market activity in our stock and we are too small to attract the interest of many brokerage firms and analysts. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained. Currently our common stock is quoted in the OTC Bulletin Board market and the trading volume we will develop may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in Bulletin Board stocks and certain major brokerage firms restrict their brokers from recommending Bulletin Board stocks because they are considered speculative, volatile and thinly traded. The OTC Bulletin Board market is an inter-dealer market much less regulated than the major exchanges and our common stock is subject to abuses and volatilities and shorting. Thus there is currently no broadly followed and established trading market for our common stock. An established trading market may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded there.

The trading volume of our common stock may be limited and sporadic. As a result of such trading activity, the quoted price for our common stock on the OTC Bulletin Board may not necessarily be a reliable indicator of its fair market value. Further, if we cease to be quoted, holders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our common stock and as a result, the market value of our common stock likely would decline.

Our common stock is currently subject to the "penny stock" rules which require delivery of a schedule explaining the penny stock market and the associated risks before any sale.

Our common stock is currently subject to regulations prescribed by the SEC relating to “penny stocks.” The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price (as defined in such regulations) of less than $5 per share, subject to certain exceptions. On January 9, 2008 the last sale price of our common stock was $3.45 per share. These regulations impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 and individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 (individually) or $300,000 (jointly with their spouse)). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the common stock and may affect the ability of investors to sell their common stock in the secondary market.

Our common stock is illiquid and subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

A large number of shares will be eligible for future sale and may depress our stock price.

This is an offering of 1,017,468 shares of our common stock by the selling stockholders, among which 508,734 shares may be acquired on conversion of the Series A Preferred Stock and 508,734 shares may be acquired on exercise of class A warrants. As of January 9, 2008, there were 6,205,290 shares of our common stock outstanding. Assuming (i) conversion of the Series A Preferred Stock, (ii) the exercise of the warrants being registered in this prospectus, (iii) the conversion of the remaining shares of Series A Preferred Stock and exercise of the class A and class B warrants not being registered in this prospectus, (iv) the exercise of the warrants to purchase 1,825,719 shares registered for resale in the registration statement declared effective on July 18, 2006, there will be 13,353,591 shares of common stock outstanding. Of these 13,353,591 shares (i) 1,017,468 shares are being registered for resale pursuant to this prospectus, (ii) 3,952,025 shares were registered for resale in a registration statement declared effective on July 18, 2006 and (iii) and the 4,067,964 issued in the reverse merger may be sold without substantial restrictions or the requirement of future registration under the Securities Act subject to the requirements of Rule 144.

Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

We are authorized to issue "blank check" preferred stock, which can be issued without stockholder approval and may adversely affect the rights of holders of our common stock.

We are authorized to issue 25,000,000 shares of preferred stock, of which 3,500,000 shares have been designated as Series A Preferred Stock. As of January 9, 2008 there were 1,774,194 shares of Series A Preferred Stock issued and outstanding. The Board of Directors is authorized under our Restated Articles of Incorporation to provide for the issuance of additional shares of preferred stock by resolution, and by filing a certificate of designations under Nevada law, to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders. Any shares of preferred stock so issued are likely to have priority over the common stock (but not the Series A Preferred Stock) with respect to dividend or liquidation rights. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids for our company and thereby prevent stockholders from receiving the maximum value for their shares. We have no present intention to issue any shares of its preferred stock in order to discourage or delay a change of control. However, there can be no assurance that preferred stock will not be issued at some time in the future.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale of our common stock by the selling stockholders identified in the table below. Each of the selling stockholders acquired the Series A Preferred Stock and the warrants pursuant to our private placement transaction completed on June 13, 2007. Each investor was an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

None of the selling stockholders has held a position as an officer or director of the Company, nor has any selling stockholder had a material relationship of any kind with the Company.

The table set forth below lists the names of the selling stockholders as well as (1) the number of shares underlying the Series A Preferred Stock acquired by the selling stockholder in the June 13, 2007 private placement which are being registered, and (2) the number of shares underlying the class A warrants acquired by the selling stockholder in the June 13, 2007 private placement which are being registered.

Each selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholders will sell all of the shares offered for sale. A selling stockholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling stockholder obligated to sell all or any portion of the shares at any time.

The Company has not in the past been engaged in any prior securities transaction with any of the selling shareholder, any affiliates of the selling shareholders, or, after due inquiry and investigation, to the knowledge of the management of the Company, any person with whom any selling shareholder has a contractual relationship regarding the transaction (or any predecessors of those persons).

After due inquiry and investigation and based on information provided by counsel to the selling shareholders, none of the selling shareholders has an existing short position in the Company stock.

On July 23, 2007, the Company entered into an investor relations consulting agreement with Hayden Communications, Inc., a company controlled by Matt Hayden one of the selling stockholders, pursuant to which HCI agreed to perform investor relations and stock market support for the Company for a period of twelve months. In consideration for such services the Company has agreed to pay HCI a monthly consulting fee of $8,500 and 175,000 three year warrants to purchase common stock with an exercise of $2.40 per share. Half of the warrants vest on January 23, 2008 and the other half vest on July 23, 2008.

Other than as described in this prospectus and the issuance and sale of the Series A Preferred Stock and the class A and class B warrants to the selling shareholders, the Company has not in the past three years engaged in any securities transaction with any of the selling shareholders, any affiliates of the selling shareholders, or, after due inquiry and investigation, to the knowledge of the management of the Company, any person with whom any selling shareholder has a contractual relationship regarding the transaction (or any predecessors of those persons). In addition, other than in connection with the contractual obligations set forth in (i) the purchase agreements entered into between the Company on one hand and each of the selling stockholders on the other hand, (ii) the Series A Preferred Stock and the warrants, (iii) the investor relations agreement between Matt Hayden and the Company entered into on July 23, 2007, the Company does not have any agreements or arrangements with the selling shareholders with respect to the performance of any current or future obligations.

Name of Selling Stockholder	Number of Shares Underlying Series A Preferred Stock owned prior to the Offering	Number of Shares Underlying Class A Warrants owned prior to the Offering	Total Number Of Shares Beneficially Owned Prior to Offering		Percentage Of Shares Beneficially Owned Prior to Offering	Maximum Number of Shares Underlying Series A Preferred Stocks to be Sold	Maximum Number of Shares Underlying Class A Warrants to be Sold	Total Number Of Shares Beneficially Owned after Offering	Percentage Ownership after Offering % (6)
Barron Partners LP (7)	1,645,162	1,645,162	304,059(2)(3)		4.9%(2)(3)	471,596	471,596	304,059(2)(3)	4.9%(2)(3)
Eos Holdings, LLC (7)	64,516	64,516	193,548(4)		3%(3)	18,569	18,569	156,410	2.5%
Matthew Hayden	64,516	64,516	268,548(4)	(5)	4.1%(3)	18,569	18,569	231,410	[2.5%	]

(1) Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of another security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling stockholder has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in the table.

(2) Represent 4.9% of the 6,205,290 shares of common stock issued and outstanding on January 9, 2008. Under the terms of the securities purchase agreement (to which each selling shareholder is a party) none of such selling stockholders (including Barron) can own at any time more than 4.9% of the issued and outstanding shares of common stock. Under SEC rules, without taking into account the 4.9% beneficial ownership limitation contained in the private placement documents, Barron Partners would be deemed to be the beneficial owner of 4,935,486, shares of common stock or 44.3% (representing 1,645,162 shares issuable on conversion of the Series A Preferred Stock, 1,645,162 shares issuable on conversion of the class A warrants and 1,645,162 shares issuable on exercise of the class B warrants). The 4.9% beneficial ownership limitation does not prevent a selling stockholder from selling some of their holdings then receiving additional shares. Accordingly, Barron Parners and each other selling stockholder could exercise and sell more than the 4.9% beneficial ownership limitation while never at any one time holding more than this limit. The 4.9% beneficial ownership limitation does not prevent Barron Partners or any other selling stockholder from ultimately converting and/or exercising and subsequently selling all of the 4,935,486, shares of common stock set forth above.

(3) Subject to footnote 2, in determining the percent of common stock beneficially owned by a selling stockholder on January 9, 2008, (a) the numerator is the number of shares of common stock beneficially owned by such selling stockholder, including shares the beneficial ownership of which may be acquired, within 60 days on conversion of the Series A Preferred Stock or on exercise of the warrants held by such selling stockholder, and (b) the denominator is the sum of (i) the 6,205,290 shares outstanding on January 9, 2008, and (ii) the number of shares underlying the Series A Preferred Stock and warrants, which each of the selling stockholders has the right to acquire within 60 days of January 9, 2008.

(4) Represents 64,516 shares issuable on conversion of the Series A Preferred Stock, 64,516 shares issuable on exercise of the Class A Warrants, and 64,516 shares issuable on exercise of the Class B Warrants.

(5) Represents 64,516 shares issuable on conversion of the Series A Preferred Stock, 64,516 shares issuable on exercise of the Class A Warrants, and 64,516 shares issuable on exercise of the Class B Warrants. Also includes half of the 175,000 shares issuable on the exercise of 175,000 warrants issued to Hayden Communications International, Inc (“HCI”) under a consulting agreement dated July 23, 2007 between the Company and HCI, which are exercisable within 60 days of January 9, 2008. HCI is controlled by Matt Hayden, one of the Selling Stockholders.

(6) Assumes the sale of all shares offered by the selling stockholders.

(7) Barron Partners LP is controlled by Andrew Worden. Eos Holdings, LLC is controlled by Jon Carnes.

Background

On June 13, 2007 we entered into a number of agreements with the selling stockholders providing for the sale for an aggregate purchase price of $2,750,000 (or $1.55 per share) of

(i)	1,774,194 shares of Series A Preferred Stock (with each share of Series A Preferred Stock convertible into one (1) share of common stock), subject to adjustment);

(ii)	five year class A warrants to purchase 1,774,194 shares of common stock at an exercise price $1.90 per share, subject to adjustment; and

(iii)	five year class B warrants to purchase an additional 1,774,194 shares of common stock at an exercise price of $2.40 per share, subject to adjustment.

Additional shares of Series A Preferred Stock (not to exceed 900,000) are required to be delivered to the investors in the event that we fail to achieve “pre tax income” targets for of $3,000,000 the fiscal year ended December 31, 2007 and $5,500,000 for the fiscal year ended December 31, 2008.

In connection with the placement we issued Trenwith Securities, LLC warrants to purchase 106,452 shares exercisable for a period of five years at an exercise price of $1.71 per share, subject to adjustment, and a transaction fee equal to $165,000. In connection with their appointment, the Company had previously issued Trenwith five year warrants to purchase 75,000 shares of common stock at an exercise price of $2.91 per share, subject to adjustment.

As of June 13, 2007 the closing sale price of our common stock was $2.10. As of January 9, 2008 the last sale price of our common stock was $3.45.

The agreements entered into with the investors include a securities purchase agreement, and a registration rights agreement and various ancillary agreements and certificates, disclosure schedules and exhibits in support thereof including a certificate of designation and the warrants, each dated June 13, 2007 (except for the certificate of designation which was dated June 12, 2007). The following is a summary of the material terms.

Securities Purchase Agreement

The securities purchase agreement provides for the purchase by the investors of the securities as described below.

Name and Address	Amount of Investment	Number of Shares of Series A Preferred Stock	Number of Shares of Common Underlying Series A Preferred Stock	Number of Shares of Common Underlying Class A Warrants	Number of Shares of Common Underlying Class B Warrants
Barron Partners LP	$2,550,000	1,645,162	1,645,162	1,645,162	1,645,162
Eos Holdings, LLC	$100,000	64,516	64,516	64,516	64,516
Matthew Hayden	$100,000	64,516	64,516	64,516	64,516
Total	$2,750,000	1,774,194	1,774,194	1,774,194	1,774.194

Representations; Warranties; Indemnification: The Securities Purchase Agreement contains representations and warranties by us and the investors which are customary for transactions of this type. The Securities Purchase Agreement also obligates us to indemnify the investors for any losses arising out of any breach of the agreement or failure by us to perform with respect to the representations, warranties or covenants in the agreement.

Covenants: The Securities Purchase Agreement contains certain covenants on our part, including the following:

•
we may not issue any convertible debt or any shares of convertible preferred stock prior to June 13, 2010 (or the date, if earlier, that the investors have converted all the Series A Preferred Stock, exercised all warrants and sold the underlying shares in the public market);

•	we must use the proceeds of the financing for acquisitions and working capital purposes and not to repay any outstanding debt or to redeem or repurchase any equity securities;

•
we cannot have any debt outstanding in an amount greater than twice EBITDA from continuing operations for the prior four quarters. This restriction continues until June 13, 2010 (or the date, if earlier, that the investors have converted all the Series A Preferred Stock, exercised all warrants and sold 90% of the underlying shares in public market);

•
we cannot enter into any transaction that has any reset features that could result in additional shares being issued. This restriction continues until June 13, 2012 (or the date, if earlier, on which the investors have converted all the Series A Preferred Stock, exercised all warrants and sold the underlying shares in the public market);

•
Prior to July 13, 2007, we were required to increase the size of our Board of Directors to five or seven and cause the appointment of a majority of the board to be “independent directors,” as defined by the rules of the Nasdaq Stock Market. Prior to November 1, 2007 our Board consisted of four members two of whom are independent. Under the terms of our the securities purchase agreement we are required to pay the investors liquidated damages equal to one percent (1%) per month of the purchase price of the then outstanding shares of Series A Preferred Stock, in cash or in Series A Preferred Stock at the option of the investors, based on the number of days that such obligation is not met beyond certain grace periods. As of November 1, 2007 we were delinquent by 110 days in meeting this obligation;

•
In addition, under the terms of the securities purchase agreement, we were required, prior to August 12,2007 to appoint (i) an audit committee comprised solely of not less than three independent directors and a (ii) compensation committee comprised of not less than three directors, a majority of whom are independent directors. Our audit and compensation currently each consists of two members both of whom are independent. Accordingly, we are delinquent in our obligation. However, under the terms of the securities purchase agreement no liquidated damages are required to be paid for this breach during any period for which liquidated damages are payable for failing to have an independent board. Accordingly, damages began to accrue for breach of this provision on November 1, 2007. As of January 15, 2008 we were delinquent by 76 days in meeting this obligation and we are required to pay investors a total of approximately $68,750.

•
Until June 13, 2010, we must obtain approval from the Board of Directors or Compensation Committee (comprised of a majority of independent directors) that any awards other than salary to any officer, director or consultants (whose compensation is more than $100,000 per annum) are customary, appropriate and reasonable;

•	we were required to retain an investor relations firm prior to July 13, 2007. We met this obligation on July 23, 2007.

Right of First Refusal. Each investor has the right to participate pro rata in any financing prior to December 13, 2008.

Adjustment to Conversion Price of Series A Preferred Stock; Full Ratchet. If we issue common stock at a sale price, or issue warrants, options, convertible debt or equity securities with a exercise or conversion price per share which is lower than the conversion price of the Series A Preferred Stock ($1.55 as of the date of this prospectus) then in effect, the conversion price of the Series A Preferred Stock in effect from and after the date of that transaction will be reduced to the lower price.

Delivery of up to 900,000 additional shares of Series A Preferred Stock from Escrow Based on Pre-Tax Income Per Share: We delivered to an escrow agent at the closing 900,000 shares of Series A Preferred Stock (the “Make Good Escrow Stock”). If our consolidated “pre-tax income” for the year ended December 31, 2007 is less than $3,000,000 (or pretax income per share of $0.22 on a fully diluted basis) (the “2007 Target Number”) the “2007 Percentage Shortfall” will first be computed by dividing the amount of the shortfall by the 2007 Target Number. If the 2007 Percentage Shortfall is equal to or greater than thirty three and one-third percent (33 1/3%), then the escrow agent is required to deliver all of the Make Good Escrow Stock to the investors. If the 2007 Percentage Shortfall is less than thirty three and one-third percent (33 1/3%), then the escrow agent is required to (i) deliver to the investors the number of shares of the Make Good Escrow Stock as is determined by multiplying the 2007 Percentage Shortfall by 2,750,000 (not to exceed 900,000), and (ii) deliver to the Escrow Agent the remaining shares of Make Good Escrow Stock, if any (the “Remaining Escrowed Shares”). If the Company’s consolidated pre-tax income for the year ended December 31, 2008 is less than $5,500,000 (or pretax income per share of $0.40 on a fully diluted basis (the “2008 Target Number”) the “2008 Percentage Shortfall” shall be computed by dividing the amount of the shortfall by the 2008 Target Number. If the 2008 Percentage Shortfall is equal to or greater than thirty three and one-third percent (33 1/3%), then the escrow agent shall deliver all of the Remaining Escrowed Shares to the investors. If the 2008 Percentage Shortfall is less than thirty three and one-third percent (33 1/3%), then the escrow agent shall (i) deliver to the investors the number of shares of the Make Good Escrow Stock as is determined by multiplying the 2008 Percentage Shortfall by 2,750,000 (not to exceed the Remaining Escrowed Shares) and (ii) deliver to the Company any Remaining Escrowed Shares. The investors shall not be entitled to any of the Make Good Escrow Stock for 2008 and all Remaining Escrowed Shares shall be returned to the Company if the Company does not receive at least $4,000,000 from the investors (within 90 days after the effectiveness of the first registration statement filed pursuant to the registration rights agreement) either through the exercise of warrants, or additional equity financing. There is no existing agreement, arrangement or understanding between the Company and any of the selling shareholders regarding the exercise of any warrants within 90 days of the effectiveness of the registration statement or any other equity financing.

Two year lock up. Our officers, directors or affiliates are prohibited from selling any shares of common stock in the public market prior to June 13, 2009 (or the earlier date that the investors have converted all the Series A Preferred Stock, exercised all the warrants and sold the underlying shares in the public market).

Subsequent Equity Sales; Variable Rate or MFN Transactions. As long as the investors continue to beneficially own at least 15% of the outstanding shares of the Series A Preferred Stock (or common stock issued on conversion thereof), we shall not effect or enter into an agreement to effect any subsequent financing involving a “variable rate transaction” or an “MFN transaction.” A “variable rate transaction” means a transaction in which we issue or sell any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of common stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of common stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to our business or the market for our common stock. An “MFN transaction” means a transaction in which we issue or sell any securities in a capital raising transaction (or series of related transactions) which grants an investor the right to receive additional shares based upon future transactions of the Company on terms more favorable than those granted to such investor in such offering. Investors are entitled to obtain injunctive relief against us to preclude any such issuance.

The Series A Preferred Stock

The rights and preferences of the Series A Preferred Stock are set forth in the certificate of designation. The following is a summary of the rights and preferences:

No Dividends. No dividends are payable with respect to the Series A Preferred Stock and no dividends can be paid on our common stock while the preferred is outstanding.

Voting Rights. The Series A Preferred Stock has no voting rights except as may be required by Nevada law. However, the approval of the holders of 75% of the Series A Preferred Stock is required for us:

•	to change the powers, preferences or rights of the Series A Preferred Stock or to alter or amend the Certificate of Designation;

•
to authorize or create any class of stock ranking as to dividends or distribution of assets on liquidation senior to or pari passu with the Series A Preferred Stock, or any series of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the Series A Preferred Stock;

•	to increase the authorized number of shares of Series A Preferred Stock or the number of authorized shares of preferred stock; and

•	to amend our certificate of incorporation in breach of any of the above provisions.

Liquidation Preference. On liquidation the holders are entitled to receive $1.55 per share (out of available assets) before any distribution or payment can be made to the holders of any junior securities.

Fundamental Transactions: Holders of Series A Preferred Stock may elect to treat a “fundamental transaction” or a transaction involving a change of control as a liquidation as to such holder.

Conversion.

Conversion at Option of Holder. Each share of Series A Preferred Stock is convertible at any time into one share of common stock at the option of the holder. If the conversion price (initially $1.55) is adjusted the conversion ratio will likewise be adjusted and the new conversion ratio will be determined by multiplying the conversion ratio in effect by a fraction, the numerator of which is the conversion price in effect before the adjustment and the denominator of which is the new conversion price.

Automatic Conversion on Change of Control. In the event of a “change of control” the shares of Series A Preferred Stock will be automatically converted into common stock. However, holders may elect to treat a fundamental transaction or a transaction involving a change of control as a liquidation as to such holder.

4.9% Beneficial Ownership Limitation. Except in certain circumstances, the right of the holder to convert the Series A Preferred Stock is subject to the 4.9% limitation, with the result we shall not effect any conversion of the Series A Preferred Stock, and the holder has no right to convert any portion of the Series A Preferred Stock, to the extent that after giving effect to such conversion, the holder (together with the holder’s affiliates) would beneficially own in excess of 4.9% of the number of shares of common stock outstanding immediately after giving effect to such conversion.  Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. The 4.9% limitation may not be waived or amended.

Liquidated Damages for Failing to Timely Deliver Certificates: If we fail to deliver the appropriate stock certificates within two trading days of the conversion date, we are required to pay the holder, in cash, liquidated damages for each $5,000 of conversion value of Series A Preferred Stock being converted, of $50 per trading day (increasing to $100 per trading day after three (3) trading days and increasing to $200 per trading day six (6) trading days after such damages begin to accrue) for each trading day until such certificates are delivered. In addition, if we fail to deliver to the holder the certificates on the requisite dates, and if thereafter the holder purchases (in an open market transaction or otherwise) common stock to deliver in satisfaction of a sale by such holder of the shares which the holder was entitled to receive on conversion, then we are required to pay in cash to the holder the amount by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the common stock so purchased exceeds (y) the product of (1) the aggregate number of shares of common stock that such holder was entitled to receive from the conversion at issue multiplied by (2) the price at which the sell order giving rise to such purchase obligation was executed.

Certain Adjustments.

Stock Dividends and Stock Splits. Appropriate adjustments will be made to the conversion ratio in the event of a stock dividend, stock distribution, stock split or reverse stock split or reclassification with respect to the outstanding shares of common stock.

Price Adjustment; Full Ratchet: If, except for certain exempted issuances, we issue any common stock at a price, or issues warrants, options, convertible debt or equity securities with a exercise or conversion price per share which is lower than the conversion price then in effect, the conversion price in effect from and after the date of such issuance shall be reduced to the lower price.

Pro Rata Distributions. If we distribute to the holders of common stock evidences of its indebtedness, assets, rights or warrants to subscribe for or purchase any security, then in each case the conversion price shall be determined by multiplying the conversion price by a fraction the numerator of which is the VWAP minus the then fair market value at such record date of the portion of the assets or evidence of indebtedness so distributed applicable to one outstanding share of the common stock as determined by the Board of Directors in good faith and the denominator of which is the VWAP on the record date,.

Fundamental Transaction. If we effect a merger, sell all or substantially all of our assets, any tender offer or exchange offer is completed pursuant to which holders of common stock are permitted to tender or exchange their shares for other securities, cash or property, or we effect any reclassification of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property (each, a “fundamental transaction”), then on subsequent conversion of the Series A Preferred Stock, the holder has the right to receive, for each share of common stock that would have been issuable on such conversion absent such fundamental transaction, the same kind and amount of securities, cash or property as the holder would have been entitled to receive on the occurrence of the fundamental transaction as if the holder had been, immediately prior to such fundamental transaction, the holder of common stock.

The Warrants

The class A warrants entitle the holders to purchase up to an aggregate of 1,774,194 shares of common stock at an exercise price of $1.90 per share, subject to adjustment. The class B warrants entitle the holders to purchase up to an aggregate of 1,774,194 shares of common stock at an exercise price of $2.40 per share, subject to adjustment. The class A and class B warrants expire on June 12, 2012. The terms of the class A warrants and class B warrants are substantially identical except that only the class A warrants grant the Company the right to redeem under the circumstances set forth therein. 106,452 of the placement agent warrants expire on June 12, 2012 and have an exercise price of $1.71 subject to adjustment. 75,000 of the placement agent warrants entitled expire on April 25, 2012 and have an exercise price of $2.91, subject to adjustment. Otherwise the terms of the placement agent warrants are substantially similar to the terms of the class A warrants except that the exercise price is not subject to adjustments based on pre-tax income per share and the 4.9% limitation does not apply.

Cashless Exercise.  The holders may make a cashless exercise but not until June 13, 2008 and only then if the resale of the warrant shares by the holder is not covered by an effective registration statement.

Maximum Exercise; 4.9% Limitation. The holder is not permitted to exercise the warrant to the extent that on the date of exercise the exercise would result in beneficial ownership by the holder and its affiliates of more than 4.9% of the outstanding shares of common stock on such date. This provision may not be waived or amended.

Adjustment for Stock Splits, Stock Dividends, Recapitalizations, Etc. The exercise price of the warrants and the number of shares of common stock issuable on exercise of the warrants will be appropriately adjusted to reflect any stock dividend, stock split, stock distribution, combination of shares, reverse split, reclassification, recapitalization or other similar event affecting the number of outstanding shares.

Adjustment for Reorganization, Consolidation, Merger, Etc. If we merge or consolidate with or into any other person, or are a party to any other corporate reorganization, and we are not the continuing or surviving entity, then, in each case, the holder of the warrant (on exercise at any time after the consummation of such transaction) will be entitled to receive, the stock and other securities and property (including cash) which the holder would have been entitled to receive if the holder had exercised the warrant immediately prior to the effectiveness of the transaction.

Sales of Common Stock at less than the Exercise Price; Weighted Average Adjustment. Subject to certain exceptions, if we sell or issue any common stock at a per share price, or warrants, options, convertible debt or equity securities with an exercise or conversion price per share, which is less than the warrant exercise price then in effect, the exercise price shall be adjusted immediately thereafter so that it will equal the price determined by multiplying the exercise price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of common stock outstanding immediately prior to the issuance of such additional shares plus the number of shares of common stock which the aggregate consideration received or receivable for the issuance of such additional shares would purchase at the exercise price then in effect, and the denominator of which shall be the number of shares of common stock outstanding immediately after the issuance of such additional shares including the exercise or conversion of all options, warrants and other convertible securities.

Exercise Price is Subject to Adjustments Based on Pre-Tax Income per Share. In the event our consolidated “pre-tax income” for the year ended December 31, 2007 is less than $3,000,000 then the exercise price will be reduced by the percentage shortfall, up to a maximum of 75%. In the event our consolidated “pre-tax income” for the year ended December 31, 2008 is less than the $5,500,000, then the exercise price will be reduced by the percentage shortfall, again up to a maximum of 75%. Any reductions to the exercise price made under this provision will not in the aggregate exceed 75% of the initial exercise price.

Right of Redemption. We have the right to redeem the outstanding class A warrants (and placement agent warrants) at the redemption price of one cent ($.01) per share on at least forty five (45) days notice prior to the redemption date, provided that the market price of our common stock equals or exceeds $3.80 on each trading day in the twenty (20) trading days period ending on the trading day prior to the date that the Company calls the class A warrants for redemption. We may only exercise the right of redemption if a registration statement covering the resale by the holder of the underlying shares of common stock is current and effective on each day in the period commencing on the first day of the twenty day period and ending forty five (45) days after the redemption date and the right of redemption only applies with respect to the warrant shares included in such registration statement. If at any time after the date the class A warrants are called for redemption and before the redemption date, the resale of the warrant shares is not covered by a current and effective registration statement, our right to call the warrants for redemption shall be suspended until such time as the resale of the warrant shares is covered by a current and effective registration statement. The redemption date shall be postponed for two (2) trading days for each day after the call date that the market price of the common stock is less than $3.80; but if the market price is less than $3.80 for ten (10) consecutive trading days or fifteen (15) trading days during the period from the call date to the redemption date, our right to redeem any warrants not theretofore exercised shall terminate subject to our right to call the remaining warrants for redemption pursuant to this call right.

Registration Rights Agreement

For a description of the material terms of the registration rights agreement reference is made “Selling Stockholders -- Background,” in the Summary section.

PLAN OF DISTRIBUTION

The selling stockholders may sell the common stock directly themselves or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals. These sales may be made at prevailing market prices, at prices related to prevailing market prices, or at prices negotiated between the sellers and purchasers. The selling stockholders may distribute the common stock in one or more of the following methods:

•	ordinary brokers transactions (which may include long or short sales) through the facilities of the OTCBB or other market;

•	privately negotiated transactions;

•	transactions involving cross or block trades or otherwise on the open market;

•	purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts under this prospectus;

•	sales "at the market" to or through market makers or into an existing market for the common stock;

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents;

•	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise);

•	any combination of the above, or by any other legally available means; and

•	any other method permitted by applicable law.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales of common stock, or options or other transactions that require delivery by broker-dealers of the common stock.

The selling stockholders and/or the purchasers of common stock may compensate brokers, dealers, underwriters or agents with discounts, concessions or commissions (compensation may be in excess of customary commissions). The selling stockholders and any broker dealers acting in connection with the sale of the shares being registered may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. We do not know of any arrangements between the selling stockholders and any broker, dealer, underwriter or agent relating to the sale or distribution of the shares being registered.

We and the selling stockholders and any other persons participating in a distribution of our common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, these parties and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions.

The selling stockholders may offer the common stock pursuant to this prospectus in varying amounts and transactions so long as this prospectus is then current under the rules of the SEC and we have not withdrawn the registration statement. The selling stockholders may sell any securities that this prospectus covers under Rule 144 of the Securities Act rather than under this prospectus if they qualify. However, we cannot assure you that the selling stockholders will sell any of their shares of common stock.

In order to comply with the securities laws of certain states, if applicable, the selling stockholders will sell the common stock in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the selling stockholders may not sell or offer the common stock unless the holder registers the sale of the shares of common stock in the applicable state or the applicable state qualifies the common stock for sale in that state, or the applicable state exempts the common stock from the registration or qualification requirement.

We have agreed to pay all fees and expenses incident to the registration of the shares being offered under this prospectus (estimated to be approximately $160,000). However each selling stockholder is responsible for paying any discounts, commissions and similar selling expenses they incur.

We have agreed to indemnify the selling stockholders whose shares we are registering from all liability and losses resulting from any misrepresentations we make in connection with the registration statement.

USE OF PROCEEDS

We will not receive any of the proceeds from the sales of the shares by the selling stockholders. To the extent the warrants are exercised for cash, if at all, we will receive the exercise price for those warrants. Under the terms of the warrants cashless exercise is permitted but not until June 13, 2008 and only then if the resale of the warrant shares by the holder is not covered by an effective registration statement. We intend to use any proceeds received from the exercise of warrants for working capital and other general corporate purposes. We cannot assure you that any of the warrants will ever be exercised for cash or at all.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

Our common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol "CSOL.OB". There has never been any established public market for shares of our common stock.

The following table sets forth the high and low bid prices, in the over-the-counter market, as reported and summarized by the OTCBB, for each fiscal quarter during each of the fiscal years ended December 31, 2005 and December 31, 2006 and December 31, 2007. These prices are based on inter-dealer prices, without retail markup, markdown or omissions and may not represent actual transactions. These prices have been adjusted to give effect to the one-for-six reverse stock split of all issued and outstanding shares of our common stock, which became effective on August 15, 2005.

Quarter Ended	High	Low
03/31/2005	$10.01	$0.01
06/30/2005	2.8	1.95
09/30/2005	16.75	1.95
12/31/2005	16.75	7

03/31/2006	11	7.5
06/30/2006	11	11
09/30/2006	6.50	1.3
12/31/2006	2.50	0.7

03/31/2007	3.73	3.50
06/30/2007	2.60	1.81
09/30/2007	3.45	1.75
12/31/2007	4.50	2.40

As of January 9, 2008, the last reported sale price of our common stock was $3.45 per share.

Since the completion of the reverse merger, our common stock has traded sporadically and with high volatility. Consequently, our historical prices may not be an accurate indication of the future prices of our common stock.

Holders

As of January 9, 2008, there were 6,205,290 shares of our common stock issued and outstanding, and there were approximately 2,531 holders of record of our outstanding shares of common stock. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms.

Dividends

We have not declared or paid any cash dividends on our common stock during either of our last three fiscal years. The payment of dividends, if any, is at the discretion of the Board of Directors and is contingent on the Company's revenues and earnings, capital requirements, financial conditions and the ability of our operating subsidiaries Deli Solar (Bazhou) and Deli Solar (Beijing) to obtain approval to send monies out of the PRC. We currently intend to retain all earnings, if any, for use in business operations. Accordingly, we do not anticipate declaring any dividends in the near future.

The PRC's national currency, the Yuan, is not a freely convertible currency. Please refer to the risk factors
"Governmental control of currency conversion may affect the value of your investment;" "The fluctuation of the Renminbi may harm your investment;" "Recent PRC State Administration of Foreign Exchange ("SAFE") Regulations regarding offshore financing activities by PRC residents have undergone a number of changes which may increase the administrative burden we face.”

Securities Authorized for Issuance Under Equity Compensation Plans.

We do not have any equity compensation plans.

Penny Stock Regulations

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our common stock falls within the definition of penny stock and is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the common stock and may affect the ability of investors to sell their common stock in the secondary market.

Shares Eligible for Future Sale

There is no established trading market for our common stock. Future sales of substantial amounts of our common stock in the trading market could adversely affect market prices.

This is an offering of 1,017,468 shares of our common stock by the selling stockholders, among which 508,734 shares may be acquired on conversion of the Series A Preferred Stock and 508,734 shares may be acquired on exercise of class A warrants. As of January 9, 2008, there were 6,205,290 shares of our common stock outstanding. Assuming (i) conversion of all of the outstanding Series A Preferred Stock, (ii) the exercise of all of the outstanding class A and class B warrants, (iii) the exercise of the warrants to purchase 1,825,719 shares registered for resale in the registration statement declared effective on July 18, 2006, there will be 13,353,591 shares of common stock outstanding. Of these 13,353,591 shares, (i) 1,017,468 shares are being registered for resale pursuant to this prospectus, (ii) 3,952,025 shares were registered for resale in a registration statement declared effective on July 18, 2006 and (iii) all other outstanding shares not registered in this prospectus or in registration statement declared effective on July 18, 2006 will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned shares of common stock for at least one year, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about our company.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold  for at least two years, including the holding period of any prior owner except one of our affiliates, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Lock-Up Agreement

On June 13, 2007, in connection with the closing of the private placement, Mr. Deli Du, our President and CEO, entered into a “lock-up” agreement with the investors pursuant to which he has agreed (with certain limited exceptions) not to sell or transfer any shares of our common stock in the public market until June 13, 2009 (or the date, if earlier, on which the investors have converted all the Series A Preferred Stock, exercised all warrants and sold the underlying shares in the public market). Under the terms of the securities purchase agreement all of the officers, directors and affiliates have agreed to be subject to a similar lock up however only Mr. Du has executed a formal lock- up agreement. As of August 3, 2007, Mr. Du is the beneficial owner of 3,152,886 shares of our common stock. As an “affiliate” Mr. Du would not be permitted sell under Rule 144(k).

Other Registration Rights

Other than the registration rights set forth in the registration rights agreement entered into on June 13, 2007 with certain of the selling stockholders, and the registration rights granted to the placement agent we have no other obligation to register under the Securities Act any of our shares of common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

China Solar & Clean Energy Solutions, Inc. (“we,” “us” or the “Company”) is a holding company for our indirect wholly-owned subsidiary, Bazhou Deli Solar Heating Energy Co. Ltd, a PRC company (“Deli Solar (Bazhou)”).

Our principal products are solar water heaters and space heating and cooking products including coal-fired residential boilers. We also sell accessories, component parts, and provide after-sales maintenance and repair services.

Recent Developments

On June 13, 2007, we raised gross proceeds of $2,750,000 from the sale in a private placement of 1,774,194 shares of our Series A Preferred Stock (with each share initially convertible into one share of common stock), five year warrants to purchase 1,774,194 shares of common stock at an exercise price of $1.90 per share and five year warrants to purchase 1,774,194 shares of common stock at an exercise price of $2.40 per share.

We are in the process of conducting a trial production of a flat plate collector production line and a water tank assembly line. We expect the new assembly line could be in full production by the end of the first quarter in 2008 which could enhance our production efficiency and improve the quality of our products.

Our wholly-owned subsidiary, Beijing Deli Solar Technology Development Co., Ltd. (“Deli Solar (Beijing)”) completed an acquisition on July 1, 2007, to purchase the Tianjin Municipal Ji County State-owned Assets Administration Commission (the “SAAC”)’s 51% equity interest in Tianjin Huaneng Group Energy Equipment Co., Ltd. (“Tianjin Huaneng”). Tianjin Huaneng is a manufacturer of heating products such as pipes, heat exchangers, specialty heating pipes and tubes, high temperature hot blast stoves, heating filters, normal pressure water boilers, solar energy water heaters and radiators. The remaining 49% of the equity of Tianjin Huanneng is owned by Tianjin Huaneng’s employees. The ultimate purchase price was RMB 12,869,315.36 (approximately $1,689,741), and under the terms of a consulting agreement dated August 8, 2007, we paid a consulting fee of RMB 5,860,000 (approximately $769,418) to Tianjin Wan Shi Tong Enterprise Management Consulting Co., Ltd., for its assistance in negotiating the purchase price reduction.

As part of our business strategy, we review acquisition and strategic investment prospects that we believe would complement our current product offerings, increase our market coverage or enhance our technical capabilities, or otherwise offer growth opportunities. From time to time we consider investing in new businesses and we expect to make investments in, and to acquire businesses, products, or technologies in the future. We are currently considering a number of possible investments of this kind but we have not made any definitive decisions.

In December 2006 we signed an MOU with Shenzhen Xiongri Solar Power Co., Ltd. (“Shenzhen Xiongri”) to acquire 60% of its equity for a purchase price of approximately $250,000 and additional contingent consideration of up to $5 million consisting of shares of our common stock. Shenzhen Xiongri is located in Shenzhen, PRC. Its local government provides strong support for the solar water heater industry which could help us grow business in that area. We paid an initial deposit of $258,592 to Shenzhen Xiongri. The acquisition has not taken place as of the date of this prospectus. We believe Shenzhen Xiongri had sales revenues of approximately $7 million and net profit before tax of $1 million in 2006 and we are continuing due diligence on that company. There can be no assurance the actual revenues and profits will be at these levels.

We developed 71 new sales agents in fiscal 2006 which brings the total number of our sales agents in the PRC to 604 as of December 31, 2006. Most of these new sales agents are in the northern region of the PRC, close to our manufacturing facility, where we can minimize the transportation cost and service. The new agents are expected to penetrate their respective markets and strengthen our market position there.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles requires us to make judgments, estimates and assumptions that affect the reported amounts in the Consolidated Financial Statements and accompanying notes. Note 3 to the Consolidated Financial Statements describes the significant accounting policies and methods used in the preparation of the Consolidated Financial Statements. The areas described below are affected by critical accounting estimates and are impacted significantly by judgments and assumptions in the preparation of the Consolidated Financial Statements. Actual results could differ materially from the amounts reported based on these critical accounting estimates.

Revenue Recognition

Product sales are recognized when the products are delivered to and inspected by customers and title has passed. The Company provides a three-year standard warranty to all of the products it manufactures. Under this standard warranty program, repair and replacement of defective component parts are free of any charge during the first year following the purchase. In the second and third year, customers must pay for the purchase of the replacement parts, but not for repair services. Most of our warranty services are performed by our independent sales agents and distributors in return for a 1-2% discount of the purchase price they pay for our products. Accordingly, the Company has recorded no liability for warranty reserve. The Company also allows its sales agents and distributors to return any defective product for exchange.

Allowance for Doubtful Accounts

The Company's business operations are conducted in the PRC. We extend unsecured trade credit to our relatively large customers according to their sales volume and historical payment records. The allowance for doubtful accounts is established through charges to the provision for bad debts. We regularly evaluate the adequacy of the allowance for doubtful accounts based on historical trends in collections and write-offs, our judgment as to the probability of collecting accounts and our evaluation of business risk. This evaluation is inherently subjective, as it requires estimates that are susceptible to revision as more information becomes available. Accounts are determined to be uncollectible when the debt is deemed to be worthless or only recoverable in part and are written off at that time through a charge against the allowance.

Property, Plant and Equipment

Building, plant and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are recorded utilizing the straight-line method over the estimated original useful lives of the assets. Amortization of leasehold improvements is calculated on a straight-line basis over the life of the asset or the term of the lease, whichever is shorter. Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation related to property and equipment used in production is reported in cost of sales.

Long-term assets of the Company are reviewed annually as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of June 30, 2007, the Company expects these assets to be fully recoverable.

RESULTS OF OPERATIONS

Three Months Ended September 30, 2007 Compared to Three Months Ended September 30, 2006

Sales and Gross Profit

Sales for the three months ended September 30, 2007 were $12,629,636 as compared to $6,565,606 for the same period last year, an increase of $6,064,030 or 92.4%. Gross profit for the three months ended September 30, 2007 was $2,551,027, an increase of approximately 85.6%, as compared to $1,374,766 for the three months ended September 30, 2006. The increase in sales is attributed to the acquisition of Tianjin Huaneng and from sales of its energy-saving boilers and environmental protection equipment and due to our continued investment in brand marketing, sales promotion and our development of a more extensive sales distribution network. Our gross profit margin for the three months ended September 30, 2007 was about 20.2%, slightly lower as compared to 20.9% for the same period last year. This is primarily due to competition in the market over the sale prices of solar water heaters and boilers. We are facing severe price competition in the traditional solar water heater market. We expect price competition to continue through the end of calendar 2007. As a result, we expect our gross profit margin for our solar water heaters to continue to decrease. However, we anticipate that Tianjin Huaneng’s energy saving boilers and environmental protection equipment will generate better gross profit margins to offset the decline in our profit margins for solar water heaters and residential boilers.

Operating Expenses

Operating expenses for the three months ended September 30, 2007 were $1,768,342, as compared to $821,330 for the same period in 2006, an increase of $947,012 or approximately 115.3%.

Advertising expenses for the three months ended September 30, 2007 were $458,652 as compared to $382,287 for the same period last year, an increase of $76,365 or approximately 20%. The increase in advertising expense was a result of our continued emphasis on advertising to increase our product awareness, branding and sales. We believe that through marketing, we would be able to face down competition and generate greater market share for our products.

Selling expenses for the three months ended September 30, 2007 were $583,166 as compared to $145,073 for the same period last year, an increase of $438,093, or approximately 302%. These selling expenses consisted primarily of sales promotions, distribution transportation expenses, agency administration expenses and after sales services, such as expenses for installation and replacements. The increase in selling expenses was primarily due to our acquisition of Tianjin Huaneng and due to the increase in sales volume and increase in sales promotion activities.

Other general and administrative expenses for the three months ended September 30, 2007 were $532,137, as compared to $175,914 for the same period last year, an increase of $356,223, or approximately 202.5%. The increase was partly due to the acquisition of Tianjin Huaneng which incurred a total of approximately $170,000 expenses; Deli Solar (Bazhou) and Deli Solar (Beijing)’s expenses incurred approximately $119,000 and the Company at U.S. level incurred a total of 242,000 which included a legal fee of approximately $190,000.

Income from Operations

Income from operations for the three months ended September 30, 2007 was $782,685, an increase of $229,249 or 41.4% as compared to $553,436 for the three months ended September 30, 2006. The increased income was due to our acquisition of Tianjin Huaneng and the increased sales revenue and our budget control on operating expenses in the third quarter of 2007.

Net Income

Net income was $499,074 in the three months ended September 30, 2007, a decrease of $50,464 or about 9.2% from $549,538 for the same period last year. This decrease is primarily due to an increase in our operating expenses.

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

Sales and Gross Profit

Sales for the nine months ended September 30, 2007 were $25,043,660 as compared to $15,982,081 for the same period last year, an increase of 56.7% or $9,061,579. Gross profit for the nine months ended September 30, 2007 was $5,226,007, an increase of approximately 52.2%, as compared to $3,432,536 for the nine months ended September 30, 2006. The increase in sales is attributed to the acquisition of Tianjin Huaneng and from sales of its energy-saving boilers and environmental protection equipment and due to our continued investment in brand marketing, sales promotion and our development of a more extensive sales distribution network. Our sales gross margin in the first nine months of 2007 was about 20.9%, slightly lower as compared with 21.5% for the same period last year. This decline is primarily a result of price competition in the market.

Operating Expenses

Operating expenses for the nine months ended September 30, 2007 were $3,384,882 as compared to $2,372,661 for the same period in 2006, an increase of 42.7% or $1,012,221. Among the operating expenses, the advertising expenses for the nine months ended September 30, 2007 were $1,118,745 as compared to $881,190 for the same period last year, an increase of $237,555, or approximately 27%. The increase in advertising expense was a result of our emphasis on advertising to increase product awareness, branding and sales. Salaries and benefits increased from $194,319 for the nine months ended September 30, 2006 to $260,649 for the nine months ended September 30, 2007, an increase of $66,330 or 34.1% from the same corresponding period last year.

Selling expenses for the nine months ended September 30, 2007 were $864,698 as compared to $330,400 for the same period last year, an increase of $534,698, or approximately 162%. These selling expenses consisted primarily of sales promotions, distribution transportation expenses, agency administration expenses and after sales services, such as expenses for installation and replacements. The increase in selling expenses was primarily due to the consolidation with Tianjin Huaneng, and increase in sales and sales promotion activities.

Other general and administrative expenses for the nine months ended September 30, 2007 were $987,093, as compared to $877,544 for the same period last year, an increase of $109,549, or approximately 12.5%. The increase of the other general and administrative expenses was primarily due to the consolidation with Tianjin Huaneng.

Income from Operations

Income from operations for the nine months ended September 30, 2007 was $1,841,125, an increase of $781,250 or 73.7% as compared to $1,059,875 for the same period last year. The increased income was due to an increase in revenue and our budget control on operating expenses.

Net Income

Net income was $1,421,175 for the nine months ended September 30, 2007, compared with $1,049,767 for the same period last year, an increase of $371,408, or approximately 35%. The increase was primarily due to an increase in our revenue and our acquisition of Tianjin Huaneng and resultant sales of its products.

Liquidity and Capital Resources

Net cash provided by our operating activities was $324,013 for the nine months ended September 30, 2007, a decrease of $624,854 or approximately 66.5% from $966,867 for the same period of 2006. Tianiin Huaneng is expanding its business and requires a large amount of working capital. Tianjin Huaneng delayed the principal payment of its loans to the China Agriculture Bank (Tianjin Ji county) for two consecutive years. The bank decided to auction off the $1,154,703 outstanding loan and accepted a bid price of $665,708 from Deli Solar (Beijing). Deli Solar (Beijing) paid the bank the auction bid price in September 2007. The bid price is subject to an approval by the local government of Tianjin Ji County. Once we obtain the approval, we will incur a one-time non-operating income of $488,995, the difference of the original loan and the bid price.

Net cash used in investing activities was $2,877,802 for the nine months ended September 30, 2007, an increase of $674,268 or approximately 30.6% compared with the same period last year. The increase in part is due to the purchase of Tianjin Huaneng in July 2007.

Net cash from financing activities was $2,481,602 for the nine months ended September 30, 2007, an increase of $2,580,103 from $98,501 for the same period last year. The increase was due to the issuance of preferred stock in June 2007. On June 14, 2007 we raised net sale proceeds of $2,501,080 in a private placement of our Series A Preferred Stock and warrants. Investors purchased an aggregate of 1,774,194 shares of our Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into one share of our common stock, subject to adjustment. Additional shares of Series A Preferred Stock (not to exceed 900,000) are required to be issued to the investors in the event that we fail to achieve certain income targets for the fiscal years ended December 31, 2007 and 2008.

As of September 30, 2007, Tianjin Huaneng had a short term debt of $1,154,703, which Deli Solar (Beijing) purchased from its lender, China Agriculture Bank (Tianjin Ji county), in an auction for $665,708.

As of September 30, 2007, Tianjin Huaneng also has a long-term debt of $778,474, of which approximately $477,000 was due to its employees; approximately $187,000 was due to government and $55,000 was due to a third party.

We are seeking funds to develop our business including making acquisitions; however, we cannot assure you that such funding will be available.

Accounts Receivable

During the nine months ended September 30, 2007, accounts receivable increased to $7,220,091 from $986,809 at the end of last year, primarily due to consolidation with Tianjin Huaneng. Tianjin Huaneng has large balance of accounts receivable.

The majority of Tianjin Huaneng’s sales are on credit terms in accordance with terms specified in the contracts governing the relevant transactions. We evaluate the need of an allowance for doubtful accounts based on specifically identified amounts that we believe to be uncollectible. If actual collections experience changes, revisions to the allowance may be required. Based upon the aforementioned criteria, the allowances for doubtful accounts are provided as $811,950 for the nine months ended September 30, 2007.

Inventory

Inventories as of September 30, 2007 increased to $5,238,184 from $315,765 as of December 31, 2006 primarily due to consolidation with Tianjin Huaneng. The inventory mainly consists of finished goods waiting for transportation or installation.

Cash

Cash and cash equivalents increased to $3,311,421 at September 30, 2007 from $3,212,065 at December 31, 2006. While we anticipate that our cash flow will be sufficient to support our operations for the next 12 months, we will need to raise additional equity capital to make further acquisitions. There can be no assurance that financing will be available to us, or that if available, that it will be available on satisfactory terms.

Fiscal Years Ended December 31, 2006 And December 31, 2005.

Sales

Sales increased to $21,468,313 for the year ended December 31, 2006 as compared to $15,577,447 for the prior year, an increase of approximately $5,890,866 or 37.8%. The increase in our sales was a result of our continued efforts in sales and marketing. We recruited more sales agents and expanded our sales coverage. The increase in the average household income, particularly in the rural areas and small and medium size cities, has driven up the demand of our products. Approximately, $12.95 million was derived from sales of solar hot water heaters, a 26% increase from fiscal 2005; approximately $7.4 million was derived from sales of coal-fired boilers and space heating products, about a 49% increase as compared to fiscal 2005. We continued to develop new sales agents to expand our sales network in rural areas in 2007.

Gross Profit

Gross profit for the year ended December 31, 2006 was $4,625,319 or 21.5% of revenues as compared to gross profit of $3,708,988 or 23.8% of revenues for the prior year. The increase in gross profit resulted primarily from the increase in sales revenue. In fiscal 2006, we sold approximately 133,000 units of solar water heater products and 99,000 units of boiler heater products. The profit margin in fiscal 2006 dropped principally because of market pressure to keep our prices competitive.

Cost of Sales

In line with the 37.8% increase in our sales, our costs of goods sold were $16,842,994 for the fiscal year ended December 31, 2006, an increase of $4,974,535 or 41.9% from fiscal 2005. Management continues to focus on cost controls for raw materials. The supply of raw materials is currently a buyer’s market and management believes such trend will continue, which will provide the company the opportunity to be more selective in its purchase of raw materials. We try to minimize our product costs and keep our product prices competitive.

Operating Expenses

Operating expenses increased to $3,414,707 for the year ended December 31, 2006 as compared to $2,389,185 for the prior year, an increase of $1,025,522 or about 42.9%.

Among the increase of operating expenses, selling expenses increased to $459,746 from $256,634 for the prior year, an increase of $203,122, or 79.1%. Selling expenses, other than advertising, consisted primarily of transportation expenses, sales agency administration expenses and after sales services. The increased selling expenses were principally caused by the increase in our sales force and selling activity. We had 364 employees and 604 independent selling agents engaged in sales and marketing as of December 31, 2006, as compared to 276 and 586, respectively, as of December 31, 2005.

General and administrative expenses were $1,414,458 for the fiscal year ended December 31, 2006, or approximately 6.6% of sales, compared to $1,279,714 or approximately 8.2% of sales, for the fiscal year ended December 31, 2005. Even though general and administrative expenses increased in 2006 by 10.5%, as a percentage of sales, it decreased year over year based on our budget control efforts.

We spent $1,106,488 on advertising, or approximately 5.2% of our sales revenues for the fiscal year ended December 31, 2006, a 1% increase as compared with $646, 667 or approximately 4.2% of our sales revenues for the fiscal year ended December 31, 2005. We continue our efforts in advertising to expand our market.

Income from Operations

Operating income totaled $1,210,612 for the year ended December 31, 2006 as compared to operating income of $1,319,803 for the year ended December 31, 2005, a decrease of $109,191 or 8.3%. As a percentage of sales, operating income was 5.64% in 2006 as compared to 8.47% for the prior year. The decrease in operating income as a percentage of sales was substantially due to the increase in advertising and selling expenses in 2006 as well as the decrease in gross profit..

Income Taxes

We did not carry on any business or maintain any branch office in the United States during the year ended December 31, 2006 or the year ended December 31, 2005. Therefore, no provision for U.S. federal income taxes or tax benefits on the undistributed earnings and/or losses has been made.

Normally a PRC company is subject to enterprise income tax at the rate of 33%, value added tax at the rate of 17% for most of the goods sold, and business tax on services at a rate ranging from 3% to 5% annually. However, pursuant to the applicable laws and regulations in the PRC, Deli Solar (Bazhou), as a wholly foreign owned enterprise (“WFOE”) in the PRC, is entitled to an exemption from the PRC enterprise income tax for two years commencing from its first profitable year, after loss carry-forwards from the previous five years have been recovered. Since Deli Solar (Bazhou) was converted into a WFOE in March 2005, it enjoyed a two-year tax-exempt treatment, which ended on March 31, 2007. It will be subject to 50% of its enterprise income tax from 2007 until 2010. Our direct subsidiary, Deli Solar (Beijing), is also a WFOE and it had net loss for 2007. Consequently, it did not incur income tax.

Net Income

Net income was $1,239,501 and the comprehensive income including foreign currency translation adjustment was $1,598,853 for the fiscal year ended December 31, 2006, compared with $1,298,974 and $1,473,531 respectively for the fiscal year ended December 31, 2005. The net income in fiscal 2006 was affected by the decrease in gross margins and increase in sales and marketing expenses.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

BUSINESS

Business Overview

We are engaged in the solar and renewable energy business in the PRC. Our business is conducted through our wholly-owned PRC based operating subsidiaries, Deli Solar (Bazhou) and Deli Solar (Beijing).

We, through Deli Solar (Bazhou), design, manufacture and sell solar hot water heaters and coal-fired boilers and space heating products. We also provide components, parts and after-sale services associated with these products.

Most end users of our products use them to heat water for their homes, with a concentration in rural areas where electricity is in short supply. Our coal-fired residential boilers, furnaces and heating stoves are also used as primary household space heaters during cold weather and as cooking stoves.

During the quarter ended June 30, 2006, Deli Solar (USA) set up a new wholly-owned subsidiary, Deli Solar (Beijing), to further develop its business in Beijing. Deli Solar (Beijing) is principally engaged in installation of large solar water heaters in construction projects in major cities in the PRC.

Approximately 60% of our revenues for the fiscal 2006 were derived from our solar hot water business, with the balance of approximately 40% derived from sales of our coal-fired boilers and space heating products.

All of our sales revenues for the fiscal year ended December 31, 2006 were derived from sales made to PRC based customers. None of our sales revenues were derived from the international market,

Products

We manufacture two types of solar hot water heaters: evacuated tubular solar water heaters and flat plate solar water heaters. Our solar water heaters are primarily used to generate hot water for residential and household uses. Among evacuated tubular solar water heaters, regular evacuated tubular solar water heaters using all-glass vacuum collectors are our best selling product, comprising approximately 85% of our total solar product revenues for 2006. This type of solar water heater can generate hot water even in cold weather and therefore, can be used throughout the year. Further, they are relatively easy and inexpensive to produce compared to other solar hot water heaters using other types of vacuum collectors. Because our primary market is in rural areas of the PRC, our regular evacuated tubular solar water heaters account for most of our sales.

We also manufacture boilers, furnaces, stove heating, and space heating products, comprising approximately 40% of our total sales revenues in the year of 2006. Most of our boilers and space heating products are coal-fired, small scale units for residential space heating and cooking.

Corporate History

China Solar was formerly known as Deli Solar (USA), Inc. and prior to that was known as Meditech Pharmaceuticals, Inc. (“Meditech”).

Meditech was incorporated in Nevada on March 21, 1983.

Organization of Holding Company and Acquisition of Deli Solar (Bazhou)

In 2004, Deli Solar (BVI), was organized as a limited liability company under the laws of the British Virgin Islands by Mr. Deli Du of Bazhou City, Hebei Province, PRC and others (with Mr. Du owning 80% ) as a holding company for Deli Solar (Bazhou).

On August 1, 2004, Deli Solar (BVI) purchased all the capital stock of Deli Solar (Bazhou) from Messrs. Deli Du, his brother Xiaosan Du and Xiao'er Du, for RMB 6,800,000 (approximately $879,920). As a result of that transaction, Deli Solar (Bazhou) became a wholly foreign-owned enterprise ("WFOE") under PRC law, by virtue of its status as a wholly-owned subsidiary of a foreign company, Deli Solar (BVI).

Reverse Merger and Financing

On March 31, 2005, Meditech entered into a stock contribution agreement with the shareholders of Deli Solar (BVI) under which Meditech acquired all of the issued and outstanding shares of capital stock of Deli Solar (BVI) in exchange for the issuance to the shareholders of Deli Solar (BVI) of 4,067,964 shares of Meditech’s common stock.

In connection with the stock contribution, on March 31, 2005, we received net proceeds of $5,748,015 from the sale of 1,642,290 shares of common stock and warrants to a number of accredited investors in a private placement. (The number and the price of the shares as described in this paragraph have been adjusted to give effect to the one-for-six reverse stock split of the common stock, which became effective on August 15, 2005.)

As a result of foregoing transactions, the former shareholders (including Mr. Du) of Deli Solar (BVI) became holders of a majority of the common stock of Meditech and Deli Solar (BVI) became a wholly-owned subsidiary of Meditech. Following (i) Mr. Du's purchase of the 56,259 shares from a third party for $500,000, (ii) the issuance to him of the additional 3,254,371 shares in exchange for his 80% of the outstanding shares of Deli Solar (BVI) and (iii) the simultaneous issuance by the Company of an additional 1,642,290 shares to accredited investors in the private placement, Mr. Du then owned, of record, 57% of the issued and outstanding common stock of the Company. Mr. Du continues to own a controlling interest in the Company.

On August 15, 2005, Meditech changed its name from Meditech to Deli Solar (USA).

During the quarter ended June 30, 2006, Deli Solar (USA) set up a new wholly-owned subsidiary, Deli Solar (Beijing) to further develop our business in Beijing. Deli Solar (USA) contributed $1 million into Deli Solar (Beijing) as its registered capital.

Corporate Structure

The following diagram sets forth our current corporate structure:

Neither Deli Solar (USA) nor Deli Solar (BVI) have any operations or currently intend to have any operations in the future other than acting as a holding company and management company for Deli Solar (Bazhou) and Deli Solar (Beijing) and raising capital for its operations.

Employees

As of January 9, 2008 we had approximately 900 full time employees and 400 part time employees and utilize three factories in Bazhou with a total of over 72,590 square meters of production, warehouse, and office space and space for use as a distribution center and a approximately 2,000 square meters of office space and exhibition center in Beijing.

Executive Offices

Our executive office is located at Building 3, No. 28 Feng Tai North Road, Beijing, China, 100071 and our telephone number is +86-10-63850516. Our factory facilities are located outside of the city of Bazhou in the Hebei Province of the PRC.

Solar Hot Water Heater Products

Approximately 60% of our revenues for 2006 were derived from our solar hot water heaters.

Solar hot water heaters use sunlight to heat either water or a heat-transfer fluid in collectors. The solar collector is mounted on or near a house facing south. As sunlight passes through the collector's glazing, it strikes an absorbing material. This material converts sunlight into heat, and the glazing prevents the heat from escaping. The two most common types of solar collectors used in solar water heaters in the PRC market are evacuated tube collectors and glazed flat plates.

Solar-heated water is stored in an insulated tank until use. Hot water is drawn off the tank when tap water is used, and cold make-up water enters at the bottom of the tank. Solar water heaters tend to have a slightly larger hot water storage capacity than conventional water heaters. This is because solar heat is available only during the day and sufficient hot water must be collected to meet evening and morning requirements.

We produce and sell solar hot water heaters using both evacuated tube collectors and glazed flat plate. Evacuated tubular solar water heaters are our principal solar products. There are two major types of evacuated tubular solar water heaters: standard evacuated tubular solar water heaters and evacuated heat pipe solar water heaters. The following table sets forth our product types and the approximate percentage of the sales of each type:

Types	Approx. % of water heater revenues	Sub-types	Approx. % of total solar product revenue

Evacuated Tubular Solar Water Heaters	90%	Regular Evacuated Tubular Solar Water Heaters	85%

		Evacuated Heat Pipe Solar Water Heaters	5%

Flat Plate Solar Water Heaters	10%		N/A

Evacuated Tubular Solar Water Heaters

This line of products can generate hot water all year round for homes, whether or not they are located in a cold climate. There are two types of vacuum tube water heaters currently available: (i) the regular evacuated tubular solar water heaters; and (ii) evacuated heat-pipe solar water heaters. Our regular evacuated tubular solar water heaters use all-glass vacuum tubes, and our evacuated heat pipe solar water heaters use heat pipe vacuum tubes. The primary use of our evacuated tubular solar water heaters is to generate hot water for household use. However, solar thermal energy can also be employed in industrial processes, timber treatment, agricultural processes, cooling and space heating.

All glass: Our regular evacuated products use all-glass evacuated tubular collectors. These collectors consist of rows of parallel transparent glass tubes, which are double layered and made of borosilicate glass. Each tube contains an absorber and is covered with a selective coating. Sunlight enters the tube, strikes the absorber, and heats the water flowing through the absorber. The space between the glass tubes and the absorber is "evacuated," or is a "vacuum". This vacuum helps the collectors achieve extremely high temperatures (170-350 degrees F). Because all-glass evacuated tubular collectors are relatively easy and cheap to make as compared to heat pipe vacuum tubes, our regular evacuated tubular solar water heaters are our best selling solar hot water heater and comprise approximately 85% of our solar water heaters sales.

Heat Pipe: Our evacuated heat pipe solar water heaters comprise approximately 5% of our solar hot water heaters sales. These solar water heaters use heat pipe vacuum tubes to convert solar energy into thermal energy. A heat pipe vacuum tube is a hermetically sealed evacuated tube containing a mesh or sintered powder wick and a working fluid in both the liquid and vapor phase. When one end of the tube is heated the liquid turns to vapor absorbing the latent heat of vaporization. The hot vapor flows to the colder end of the tube where it condenses and gives off heat. The use of the latent heat of the fluid enables heat to be transferred at 500 to 1000 times the rate compared with a solid metal rod and at temperature differences between the ends of the pipe as low as 2 °C (i.e. 3.6°F difference). The heat-pipe vacuum tube is a combined pipe and vacuum technology. This product line features fast heating, minimum thermal loss, high temperature resistance, anti-freeze and good pressure resistance. Evacuated heat pipe solar water heaters, if pressurized, can produce high pressure hot water which provides a solution where uneven temperature is a problem. Our pressurized evacuated heat pipe solar water haters can be customized according to actual needs of our customers. Moreover, heat pipe vacuum tubes are more difficult to manufacture and have higher production costs than all-glass vacuum tubes. Given our targeted residential household market, we only sell a limited amount of evacuated heat pipe solar water heaters.

Flat Plate Solar Water Heaters

Our sales of this product comprise approximately 10% of our total solar hot water heater sales.

This type of solar water heater consists of a flat-plate solar collector and a hot water tank with natural circulation (thermosyphon). The collector is constructed from either a copper-aluminum mix, all copper, or anti-corrosive aluminum. The collector is a rectangular box with a transparent cover and a back side insulation layer. Small tubes run through the box and carry fluid-either water or other fluid, such as an antifreeze solution. The tubes attach to the collector. As heat builds up in the collector, it heats the fluid passing through the tubes. The hot water or liquid goes to a storage tank. Flat plate solar water heaters made by foreign manufacturers typically can provide a household with 70-100 liters of hot water (at 40-60°C) per day all year round. However, the anti-freeze technology for the flat plate has not fully developed in the PRC. Our flat plate solar hot water heaters, and to our knowledge, other flat plate solar hot water heaters that are currently available in China, can be used only during the spring, summer and fall seasons.

Integrated Solar Heating Packages

A growing number of our products are being used in complete building integrated solar heating packages, which integrate our solar hot water and space heating systems directly into the construction of new multi-family dwellings, commercial office buildings and industrial developments. In August 2005 we entered into a construction agreement with Beijing Municipal Mengtougou District Yingtaogou Village Committee to install our solar hot water and space heating systems in 83 detached houses by March 30, 2007. As of December 31, 2006 we completed the installation of our solar hot water and space heating systems in 16 of such houses. The project continues to be suspended due to a payment default.

Boilers and Space Heating Products

Our boilers, furnaces and stove heating products are coal-fired, small scale units for residential space heating and cooking purposes. We manufacture more than 80 types of boilers, furnaces, space heating and stove cooking products. Separated by functions and usage, our boilers, furnaces and stove heating products can be divided into three types: 1) combined cooking and space heating, comprising approximately 60% of our sales of boilers and space heating products, 2) combined shower and space heating, comprising approximately 10% of our sales of boiler and space heating products, and 3) multifunctional shower, cooking and space heating, comprising approximately 30% of our sales of boilers and space heating products.

We have also developed two environmentally friendly boilers: smokeless coal-fired boilers and bio-materials furnaces. The former does not produce smoke and the latter utilizes waste materials such as dry hay to generate heat. The development of these products has been completed and we have sent samples of these products to our distributors. As of the date of this prospectus we have not made any sales of these new products.

New Product Pipeline

We have the following products in the product planning and developing stage:

Photovoltaic powered water heaters. We are in the process of improving the physical performance of photovoltaic powered water heaters. Photovoltaic technology (PV) is a technology that converts solar energy into electricity. Photovoltaic modules or panels are made of semiconductors that allow sunlight to be converted directly into electricity. These modules can provide customers with a safe, reliable, maintenance-free and environmentally friendly source of power for a very long time. This system consists of a photovoltaic array connected to several resistive heating elements within a water storage tank. The PV array produces electrical power during periods of solar irradiation and this power is immediately dissipated in the resistive elements. We believe that the following factors make photovoltaic powered water heaters an attractive addition to our existing product line: severe electricity shortages for the PRC's grid-connected residents, the complete absence of grid electricity for millions of others and the poor prospect of improvement via incremental central station capacity and grid development in the near future, the abundance of solar energy resource in the PRC and an active rural banking system. We anticipate that the earliest this product will become available on the market is late 2007.

Densely Covered Regular Tubular Heaters. We are developing a new solar water heater which is designed with densely covered evacuated tubes to improve heating efficiency with only a small cost increase. As an updated regular evacuated tubular heater, this product installs more tubes in one square meter than normal products do. For instance, it has ten tubes on one collector while others only have eight. We began marketing this product in June 2007.

Raw Materials and Principal Suppliers

The primary raw materials for manufacturing our products are stainless steel plate, vacuum tubes, iron and regular steel plate. These raw materials are generally available on the market and Deli Solar (Bazhou) has not experienced any raw material shortage in the past. Because of the general availability of these raw materials, it has not been our standard practice to enter into long-term contracts or arrangements with most of our raw materials suppliers. We believe that this gives us the flexibility to select the most suitable suppliers based on product quality and price terms provided by suppliers each year. We generally have at least three suppliers that are pre-approved for each raw material supply. However, this arrangement does not provide any guarantee that necessary raw materials will continue to be available at prices or delivery terms acceptable to us.

During the past three years, we have purchased stainless steel plate primarily from Lingyi Co. in Shangdong Province. Our three principal suppliers of vacuum tubes have been Shangdong Taian Co., Beijing Linuo Co. and Beijing Tianpu Co.. Our principal supplier of steel and iron plate has been the local market in Bazhou City, where Deli Solar (Bazhou) is located, which has approximately 100 steel suppliers. We do not rely on any particular suppliers to procure other raw materials.

Manufacturing Process, Cost, and Capacity

Deli Solar (Bazhou) assembles and manufactures most of its products in its own production facility in Bazhou. Our senior manufacturing personnel include a number of professional engineers and senior technology consultants. We primarily use manual labor for our product because of availability of cheap labor in the Bazhou area. However, we are in the process of automating some of our production processes. In February 2006, we purchased an automated production line for the manufacture of water tanks. That production line is still being assembled, tested and validated and is expected to be in use by the end of the first quarter of 2008.

As of January 9, 2008, we employed approximately 900 permanent manufacturing employees and also contract 400 temporary workers to meet increased production requirements, when necessary. During manufacturing peak seasons for solar hot water heaters, which normally are the second and third calendar quarters of the year, we have at least approximately 300 workers working 3 shifts and 7 days per week. We pay our production workers by items produced. Because of the strategic location of our manufacturing facilities, we are able to take advantage of low labor cost in the Bazhou area, which we estimate to be approximately 40% lower than that in the Beijing or Shanghai areas. We have not experienced a great deal of worker turnover because there are relatively few manufacturing employment positions in the Bazhou area and believe that we have achieved a high level of employee loyalty. Set forth below is certain information regarding our current manufacturing capacity:

Current Manufacturing Capacity

	Daily Production (Approximate Units)	Annual Production (Approximate Units)

Solar Hot Water Heaters	300	80,000

Boilers and Space Heating Products	150	39,000

Quality Control

Our manufacturing processes follow strict guidelines and standard operating procedures that we believe are compliant with ISO 14000. Our products are routinely tested as are individual aspects of our production. We are in the process of applying for ISO 14000 certification. We anticipate that the certification will be issued by the end of 2008.

Because of our stringent quality control system, most of our products are certified by governmental quality control testing centers, such as Hebei Province New Energy Products and Projects Quality Control and Testing Center, and Beijing Technology Supervisory Bureau. We also received awards from Hebei Province Consumers Organization and Hebei Province Administration of Industry and Commerce, as well as endorsement from the China Rural Areas Energy Industry Association. The following table sets forth the brands of our products that are certified by Beijing Technology Supervisory Bureau to have met the National Industry Standard NY-T 343-1998, which is the testing standard for solar hot water heaters' thermal power:

Brands	Products	Model Numbers

Deli Solar Brand	Solar Water Heaters	DLYG-12/75

Ailiyang Brand	Solar Water Heaters	ALY-12/75

Dudeli Brand	Solar Water Heaters	DDL-12/75

Deyu Brand	Solar Water Heaters	DY-12/75

Original Equipment Manufacturer (OEM) Arrangement

Our sales peak season normally occurs in the second and third calendar quarters of the year for solar hot water heaters and the third and fourth calendar quarters of the year for boilers and space heating products. During the peak season when our production capacity falls short of the market demand, we assemble and manufacture products through OEM arrangements. Under a typical OEM arrangement, we authorize an OEM to manufacture products under our brand names and/or trademarks. We achieve quality control over products manufactured under such OEM arrangement by sending our technicians on site to supervise the production and test the products. During fiscal year 2006, we contracted three OEMs. These are Beijing Shen Guang Solar Power Co., Ltd., Shandong Xin Xing Solar Power Heater Co., Ltd. and Hebei Guang Lei Stove Co., Ltd.

Manufacturing through OEM arrangements comprises approximately 30% to 40% of our total sales during the peak season. For fiscal year 2006, the three OEM generated an aggregate of 40% of our annual revenues. The OEM manufacturers typically receive approximately 1% of the gross sales from the products they manufacture for us. Most of the OEM manufacturers we select are located near areas where products are demanded, thereby minimizing transportation costs.

Demand for Our Products

The majority of the demand for our products is from residential households in the PRC, particularly in rural areas. Presently, we sell our products primarily in the rural areas of the north-east part of the PRC including Hebei, Beijing, Tianjin, Heilongjiang, and Liaoning, where there is prolonged sunny and dry weather.

We believe the rural residential market has additional growth potential because it is an emerging market where we have encountered relatively little competition. Historically, the PRC's rural households have used primitive means of generating hot water and space heating by using biomass, local agricultural wastes, and/or kerosene. As the PRC's rural population has been earning incremental discretionary income in recent years, modern hot water and space heating systems have become increasingly affordable and a priority for discretionary spending.

Seasonality of Business

Our sales fluctuate, reflecting seasonal variations in solar energy supply during the four seasons. We have higher sales of solar hot water products in the spring because solar hot water heaters perform the best during the summer when solar energy is abundant. High sales volumes for coal boilers occur in the fall because customers purchase our space heating products for the winter. Sales volumes for our products tend to be lower between January and March.

The PRC Solar Hot Water and Space Heating Market

The PRC's Economic Growth, Energy Shortage and Renewable Energy Policy

The rapid economic growth of the PRC in recent years has fueled a massive demand for coal, oil and gas, which has caused a depletion in the country’s coal and oil reserves and a resulting shortage in supply, as well as serious environmental problems. Recognizing that accelerating the country's transition to efficient and renewable energy would ease this depletion and the environmental concerns, the National People's Congress, the PRC's parliament, passed the China Renewable Energy Promotion Act, which became effective on January 1, 2006. The Act aims to promote the use of renewable energy as an alternative source of energy to the more polluting fuels. Renewable energy currently accounts for a negligible percentage of the country’s total energy supply. The Act, however, does not provide for any incentive schemes for purchasers.

Urban and Rural Market Segmentation for Hot Water and Space Heating Systems in China

Recently the market for hot water and space heating systems in the PRC has shown substantial growth. According to a research conducted by the China Hardware Products Association and the China Information Center in 2002, only 71.5% of urban households had modern hot water systems. We do not know the number of rural households that currently have hot water systems but believe that it significantly less due to the fact that modern hot water and heating systems have still not become available to and are not affordable in many households in the country. Only recently have some of these households started to earn the disposable income required to purchase the hot water and space heating systems.

In the rural areas of the PRC the infrastructure is insufficient to facilitate delivery of conventional energy solutions that are available in more developed countries. The infrastructure to deliver natural gas or propane, two of the most common energy sources used in the United States, for example, are not well developed in the PRC, even in larger cities. As to electrical energy, while it has become more available in the urban areas of the PRC, it remains much less available in rural areas. Large portions of the PRC's rural areas are not electrified or connected to the electric grid and approximately 60% of rural communities that are grid-connected experience serious shortages of electricity. According to the National Renewable Energy Laboratories Eleven rural counties with a population of approximately 70 million have no electricity at all. In addition, the cost of electricity is high in many rural areas, making it impractical for hot water and space heating purposes.

We believe that in most provinces of the PRC, solar-generated hot water for rural home use is the most available and economical solution. Compared with electricity, natural gas or propane, we believe that solar hot water is more available, less expensive and more suitable to rural household needs as shown in the following table.

Cost Economics of Solar Hot Water Heaters

(in $USD)	Solar	Gas	Electric

Initial Equipment Cost	241	120	72

Engineering Life (Years)	15	6	5

Equipment Cost (15 years)	241	300	216

Annual Additional Energy Cost	0	98	81

Total Operating Cost (15 years)	241	1,770	1,431

Projected Growth of Solar Hot Water Industry

The PRC solar hot water industry is an emerging, but fast growing industry. It has experienced an annual growth rate of approximately 30% since 1999 as measured by the square meters of systems installed. The Solar Energy Usage Commission of the PRC Rural Energy Industry Association and the PRC Renewable Energy Industries Association project such growth to continue at an annual average rate of 27.36% until 2015 as shown in the following table:

Aggregate Solar Hot Water Industry Sales

Annual Sales

1999 A	5.0 million m(2)

2000 A	6.0 million m(2)

2001 A	8.0 million m(2)

2002 A	10.0 million m(2)

2003 A	12.0 million m(2)

2004 F	16.2 million m(2)

2015 F	232.0 million m(2)

A = actual. F = forecast. Source: China Solar Hot Water Industries Development and Research Report (2001-2003), jointly published by the solar energy association and commission described above.

Because of the rapid growth in solar hot water industry, solar hot water heaters have become one of the three major hot water sources along with gas-fired heaters and electric heaters for PRC households and the PRC has become the world's largest producer and consumer of solar hot water heaters.

Boiler and Space Heating Industry

The PRC space heating industry is not new, but the modern systems that we sell are new for our customers. While many rural PRC households have considered hot water a luxury, heat generating facilities for cooking and space heating purposes in one form or another are considered basic necessities. These heat generating facilities are generally extremely primitive and inefficient, and usually consist of hearths and biomass stoves, which are dirty, unsafe and difficult to handle with respect to fuel. As many rural households have started to earn disposable income in recent years, many of them can afford to modernize their cooking and space heating facilities by using coal-fired boilers, which have become one of the principal means for such modernization among the PRC rural households.

Our Product Warranty

We provide a three-year standard warranty to our end users for all of the products we manufacture. Under this standard warranty program, we provide free repair and exchange of component parts in the first year following the purchase, and we charge labor costs for repair and maintenance but provide free exchange of component parts in the second and third years following the purchase. Thereafter, end users are required to pay for any repair and maintenance services, as well as exchange of component parts. Most of our warranty services are performed by our independent sales agents and distributors in return for a 1-2% discount of the purchase price they pay for our products. According to the standard terms of our agreement with sales agents, we allow our sales agents and distributors to return any defective product for exchange.

Our Growth Strategies

We are seeking to grow and expand our business through the following strategies:

•	focus on rural market segment.

•	extensive and targeted advertising.

•	multi-brand strategy.

•	a larger distribution and agency network.

•	after-sales services network.

Our focus on rural market segment

We market our products in both the urban and the rural markets in the PRC. While most solar hot water manufacturers focus on the urban market, we have always focused on the rural market because the size of the rural market in the PRC is about eight times larger than that of the urban market. Further, our rural customers regard purchasing a hot water heater as a long term investment in a durable good, more so than urban customers.

We have eight years of experience in operating marketing and sales organizations in rural areas. Our marketing and sales team works with our agents to educate our end users and inform them of the utility, functionality and comparative cost advantages of our products as compared to electricity and gas water heaters. We have also received a great deal of feedback from rural customers and have designed our products and marketing to meet their needs and concerns.

Our Advertising

Based on various advertising effectiveness studies in the PRC, we believe that large scale advertising on TV and other mass media can have a significant impact on rural residential purchase decisions. Accordingly, we spent approximately $1.1million, or 5.2% of sales, on advertising in 2006. In 2005 and 2004, we spent over $646,000 and $278,000, respectively, or 4.2% and 4.6% of sales, respectively, on advertising.

Our Multi-Brand Strategy

In order to position our products in different tiers of markets, we have utilized a multi-brand approach. Our solar hot water brands include: "Ailiyang", "DeYu" and "Deli Solar", among which, Ailiyang is not a registered trademark; our space heating brands include "De Yu" and "Du Deli". Each of these brands targets a different type of customer. We classify the brand names of the solar hot heaters into three types: Premium, Standard, and Economy, and space heating products into two types: Premium and Standard. Below are some of our products and related brand names and classifications:

Solar Hot Water Heater Series

Our Brand Name	Our Classification of Products

Deli Solar	Premium

DeYu	Standard

AiliYang	Economy

Space Heating Series

Our Brand Name	Our Classification of Products

Du Deli	Premium

DeYu	Standard

We intend to achieve the following objectives through the Multi-Brand Strategy:

•	to target different products in different tiers of the same geographical market.

•	to eliminate agency dominance in a regional market by granting non-exclusive agencies to more than one distributor in a region.

•
to create competition among agents by assigning only one specific brand of our products to one distributor in a sales region so that each different distributor will be responsible for selling a brand different from other distributors in the same geographical region. We periodically evaluate the performance of distributors in the same region, and then provide suggestions to help them perform better. In addition, we also encourage them to increase sales of our premium products.

•	to increase the market share of our products.

Our brand logos are the following:

Our distribution and agency network

We use a network of wholesalers, dealers and retailers to distribute our products. After we manufacture and assemble our products, we sell them to our wholesalers, generally located in major cities or provincial hubs, who then sell our products on to a network of smaller distributors, or dealers, in outlying areas. Sometimes when the dealers are closer to our warehouse, we also sell directly to dealers to simplify the payment process and reduce transportation costs. Because these dealers are usually developed by the wholesalers, each direct sale to a dealer will be recorded on the account of the wholesaler who developed the business relationship with such dealer. Our end users purchase their products from either wholesalers or dealers, who also handle the installation and warranty service of the systems for the end users.

We also have a Marketing Department consisting of approximately 56 marketing and sales personnel who collect feedback from our customers and other market information for our management and our product development team.

Distribution Channels for Solar Water Heater Systems

The PRC is a vast country geographically and the market for our products covers many regions. To penetrate the market effectively, especially the less-developed rural areas, we have established a vast distribution and sales network that includes approximately 604 distributors and wholesalers and approximately 2,000 local appliance retailers covering 27 provinces in China, with a focus on the northern PRC area, north-eastern PRC area, Beijing metropolitan area, and Tianjing metropolitan area. The northern PRC area includes Hebei Province, Henan Province, Shangdong Province, Shanxi Province, and An'hui Province. The north-eastern PRC area includes Liaoning Province and Heilongjiang Province.  Sales to these areas consist of approximately 70% of our total sales revenues. We believe that our comprehensive distribution and sales network enables us to efficiently service the rural communities without having to rely on any particular agent or distributor for our sales. In the past five years, no single agent or distributor has generated more than 5% of our total annual sales.

We are able to attract a large number of distributors, sales agents, and retailers because of the following reasons:

We produce both solar hot water heaters and boilers, while the majority of manufacturers in the PRC normally produce only one type of product. The sales of solar hot water heaters and boilers are both affected by seasonality. As described elsewhere in this prospectus, solar hot water heaters are in high demand in the spring and boilers are in high demand in the fall. Therefore, the combined production of solar hot water heaters and boilers allows us to provide our distributors, wholesalers and retailers with products for sale throughout the year.

We carefully select our distributors and provide support to them. Our contracts with our wholesalers and distributors normally have a three- to five-year term. While most of our agency and distributor contracts are non-exclusive, we are seeking to establish exclusive distribution relationships with some strong distributors. We require new sales agents to deposit a significant amount of cash as a down payment towards the purchase of our systems. We consider the following factors in our selection of a new distributor or wholesaler:

•	Local solar energy status and market potential

•	Local competition

•	Sales and market potential in the covered area

•	Presence of alternatives, such as gas or electricity

•	Credibility of the candidate

For each candidate we select, we enter into an agency contract with it, under which we provide warranty cards, product testing certificates, product brochures, and other promotional materials. In addition, we help them design store logos and show rooms, provide them with uniforms, and assist them to make marketing plans.

Our After-sales Services Network

We are in the process of implementing an after-sales services network in parallel with our national sales and distribution network. Our after-sales services are primarily performed by our sales agents and distributors. We have begun to provide technical training to our 585 distributors in order to provide after-sales services to our end users. The local distributors are very enthusiastic about having the ability to provide after-sales services to the end users, which also provides the distributors with a new source of revenue. One additional benefit to us provided by the after-sales services network is the ability to receive product feedback from our end users on a constant basis. We can use this information to continuously adjust our production plans, product designs, inventory control and marketing and sales strategies.

COMPETITION

The solar hot water market in the PRC is highly fragmented. According to statistics from the Chinese Energy Research Association, there are currently over 3,500 solar hot water heater manufacturers producing products under more than 3,000 brands. The top 51 companies have, on average, over 10 million RMB in sales (approximately $1.2 million), with the top ten companies together controlling 17% of the domestic market.

In fiscal 2003, the largest manufacturer was Huangming Solar Water Heaters, Co, Ltd. (“Huangming”), which had 5% of the total market. The second and third largest companies were Tsinghua Sunshine Solar Water Heaters, Co, Ltd. and Huayang Solar Water Heaters, Co, Ltd., each of which had approximately 3% of the market in the PRC. There has no similar ranking information for fiscal years 2004 through 2006 available to us; however, we believe the market shares remain similar to that of 2003.

Ranking of Solar Hot Water Companies by Market Share Based on Revenue in 2003
Company	Ranking	Market Share	Profitable

Huangming	1	5%	No

Tsinghua Sunshine	2	3%	No

Huayang	3	3%	No

Deli Solar (Bazhou)	19	0.4%	Yes

Top 10 Companies		17%

Source: Chinese Energy Research Association

In fiscal year 2003, we generated $6.01 million in sales revenue, representing a market share of 0.4% and a ranking of number 19 among solar hot water companies nation-wide in terms of sales revenue. Our sales revenue for fiscal years 2004, 2005 and 2006 were $9.5 million, $15.6 million and $21.5 million, respectively.

We believe our success lies in our quality control, brand recognition strategy, comprehensive distribution network and advertising.

RESEARCH AND DEVELOPMENT ACTIVITIES

Our research and development ("R&D") expenses have historically been approximately 1% to 2% of our annual sales revenues. Most of these expenses were spent in designing and manufacturing new products. In 2005, our R&D expenses consisted of approximately 0.5% of our annual sales revenues, which we used to improve the functions and appearance of our current products instead of developing new products. In 2006, we spent approximately $51,741 in R&D on the development of pressurized evacuated heat pipe solar water heaters. We also conduct other R&D activities based on our customers' specific request for certain new functions or improvements on our existing products. The R&D expenses associated with such R&D activities are generally borne by the requesting customers.

Currently, we have a R&D team of three full time members and part time research assistants. Our senior engineer members include: Luo Yunjun, who also serves as the chairman of Beijing Solar Industry Association, and Hao Fangzhou, who also serves as the chairman of the Chinese Economic Boiler Association.

We executed a Cooperation Memorandum (the “Memo”) with the Key Laboratory of Heat Transmission and Energy Saving Education of Beijing University of Industry (“BUI”) in February 2006 for cooperation on research and development of renewable energy technologies. The Memo sets forth a general cooperation framework between the two parties: we provide funding for certain renewable energy research and development projects undertaken by BUI. Further details of each party’ rights and obligations will be on a project by project basis with specific agreements.

INTELLECTUAL PROPERTY

Trademarks

Deli Solar (Bazhou) is the holder of the following trademarks registered with the Trademark Offices of the PRC National Industrial and Commerce Administrative Bureau (the “PRC Trademark Offices”):

Trademark	Authorized Scope	Valid Term	Certificate Number

Deli Solar	Boiler (Space Heating Utility);	03/14/2003	to 1978396
	Solar Hot Water Utility;	03/13/2013
Solar Stove and Solar Energy
Collection Heater

Du Deli	The same as the above	01/28/2003	to 1978532
01/27/2013

De Yu	Solar Energy Collection Heat	07/28/1998	to 1195609
	and Boiler (Not machine accessory)	07/27/2008

Aili Solar (to replace our brand "Ailiyang")	Approved, pending the trademark certificate delivery

A registered trademark is protected for a term of ten years, renewable for another term of ten years under the trademark law of the PRC, so long as an application for renewal is submitted to the PRC Trademark Offices within six months prior to the expiration of the initial term.

We submitted our trademark application on "Aili yang" in April 2007. We anticipate that the PRC trademark offices will issue the notice later this year.

Patents.

Currently, none of our products or technology is patented.

Domain names.

We own and operate a website under the internet domain name http://www.deli-group.com . Traffic to our other internet domain names www.delisolar.com and www.AiLiYang.com are directed to that website.

Government Regulation

We are not subject to any requirements for governmental permits or approvals or any self regulatory professional associations for the manufacture and sale of solar hot water heaters. We are required to obtain a production approval from the Quality and Technology Supervisory and Control Bureau at the provincial level for the manufacture and sale of boilers and space heating products. Deli Solar (Bazhou) obtained the approval to manufacture, install and repair small and regular size pressure boilers and space heating products from Hebei Provincial Quality and Technology Supervisory and Control Bureau on August 28, 2002 effective for five years. We are currently in the process of renewing the certificate. Other than the foregoing, Deli Solar (Bazhou) is not subject to any other significant government regulation of its business or production, or any other government permits or approval requirements, except for the laws and regulations of general applicability for corporations formed under the laws of the PRC.

Compliance With Environmental Laws

To our knowledge, neither the production nor the sale of our products constitute activities or generate materials, in a material manner, which causes our operation to be subject to the PRC environmental laws.

Employees

As of January 9, 2008, Deli Solar (Bazhou) had approximately 900 full time employees, and 400 temporary workers.

Deli Solar (Bazhou) requires each employee to enter into a one-year standard employment agreement. Tianjin employees have three year agreements. The standard employment agreement contains a confidentiality clause and a covenant-not-to-compete clause, under which an employee must keep confidential all manufacturing technology including drawings and other technology materials, sales and financial information, and trade secrets obtained through his or her employment with us. Breach of this confidentiality clause will result in termination of employment. Further, each employee may not compete against us for a certain period of time following the termination of employment with us. We purchase group workers' compensation policy on behalf of our employees, and the premium is deducted from each employee's paycheck.

Risk off Loss And Product Liability Insurance

Delivery of our products can be arranged by our sales agents and distributors, or by us. In the latter case, we deliver our products primarily through trucks, supplemented with trains and cargo ships. Our standard agency contract generally requires our sales agents to pay for the transportation cost. Although the agency contract has not specifically provided for the issue of risk of loss, our customary practice is that sales agents bear the risk of loss in shipping and purchase shipping insurance at their expense.

We currently do not carry any product liability or other similar insurance, nor do we have property insurance covering our plants, manufacturing equipment and office buildings. While product liability lawsuits in the PRC are rare and Deli Solar (Bazhou) has never experienced significant failures of its products, we cannot assure you that Deli Solar (Bazhou) would not face liability in the event of any failure of any of its products. We plan to purchase property insurance to cover our manufacturing plants, equipment and office buildings by the end of 2007.

DESCRIPTION OF PROPERTY

All land in the PRC is owned by the government and cannot be sold to any individual or entity. Instead, the government grants landholders a "land use right." The following are the details regarding our land use rights with regard to the two pieces of land that we use in our business. The land use rights owned by Deli Du, our CEO, President and Director, were transferred to us in October 2005 for a price of RMB20,000 (approximately $2,588). The application for the change of the land use right certificate for this piece of land was submitted to Bazhou City National Land Resources Bureau on January 16, 2006. Once the application is approved, the registered holder for this land will be Deli Solar (Bazhou). As of October 11, 2007 of the application has not yet been approved and the registered holder is still Mr. Du.

On March 17, 2006, Deli Solar (Bazhou) entered into an agreement with the local government to acquire land use rights of a land of 61,530 square meters at the price of approximately $919,858. This piece of land is close to the present Bazhou factory and is used to enlarge the present manufacturing base at Bazhou City. The land use right certificate to Deli Solar (Bazhou) is pending as the date of this prospectus.

Registered Holder	Location & Deed Number	Usage and Nature	Square meters	Construction/building on the land	Term of use right	Transfer price
Deli Solar (Bazhou)	Bazhou, Ningnan Village; #98060026	Industrial Transferred Land	10,244.05 Sq. M	Plant, warehouses, accessories room, convention center	50 years (from March 25, 1998 to March 25, 2048	RMB 615,000 (approximately $79,581) was paid to the Langfang Municipal Land Administration Bureau, plus annual land use fee of RMB 5122 (approximately $ 662.79)

Mr. Deli Du	Eighty kilometers from Bazhou Jingbao Road North; #20010700405	Office space for Deli Solar (Bazhou) Granted Land	816 Sq. M	Office building, accessories room	50 years (from June 11, 2001 to June 3, 2051	RMB 20,000 (approximately $ 2,588) was paid to the Langfang Municipal Land Administration Bureau

Deli Solar (Bazhou) - Pending to be proceeded	Close to Bazhou Jingbao Road	Factory Facilities Collectively Owned - transfer pending	61,530 Sq. M	Factory facilities	Pending the Land Use Right Certificate	approximately $919,858 was paid to Bazhou local government

Tianjin Huaneng Group Energy Equipment Co. Ltd.	No. 119 Yuyang South Road Ji County, Tianjin	Factory	51,000 Sq. M		50 years from September 2004 to September 2054	Approximately 528,000 was paid to Ji county

Total			72,590.05 Sq. M

We lease 19,140 square meters of land (“Leased Land”) from Bazhou County Credit Union Lianshe Branch ("Credit Union") for an office building pursuant to a 20 year renewal lease at an annual rent of RMB 120,000 (approximately $15,528) which commenced on May 1, 2003. The lease is automatically renewable for another 20 year term subject to terms to be negotiated at the expiration of the first 20-year term. We are retaining a majority of the building's usable space for our business and seeking to sublease the rest to parties with business related to ours such as our sales agents, distributors, accessory parts dealers, and after-sales service agents. We also constructed a business center on the Leased Land. The business center is to be used for show rooms, retail stores, and a distribution center for solar related products and space heating products.

We lease our Beijing office facility of approximately 2,000 square meters at No. 28, Fengtai Bei Road, Fengtai District from Beijing Dajiangxia Technology and Trade Co., Ltd. pursuant to a renewable lease commencing October 1, 2005 to August 8, 2011 for an annual rent of RMB370,000 (approximately $47,878) for the first year and RMB400,000 (approximately $ 51,760) for the second year, and the following years pending a possible increase.

Legal Proceedings

Neither we nor any of our subsidiaries is a party to any pending legal proceedings, nor are we aware of any such proceedings threatened against us or our subsidiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of January 9, 2008 by (i) any person or group with more than 5% of our voting securities, (ii) each director, (iii) each executive officer and (iv) all executive officers and directors as a group.

	Name and	Amount and
Title of	Address of	Nature of Beneficial	Percent of
Class	Beneficial Owner	Owner	Class (1)
Common Stock	Deli Du, President, CEO and director No. 28, Fengtai Bei Road Fengtai District, Beijing, PRC 100071	3,152,886	50.8%(2)

Common Stock	David Gelbaum and Monica Chavez as trustees of The Quercus Trust, 2309 Santiago Drive Newport Beach, CA 92660	318,550	5.1%

Common Stock	First Wilshire Securities Management, Inc. 1224 East Green Street, Suite 200 Pasadena, CA 91006	381,226	6.1%

Common Stock	Gary Lam, Chief Financial Officer No. 28, Fengtai Bei Road Fengtai District, Beijing, PRC 100071	0	-

Common Stock	Zhaolin Ding, director No. 28, Fengtai Bei Road Fengtai District, Beijing, PRC 100071	0	-

Common Stock	Jianmin Li, director No. 28, Fengtai Bei Road Fengtai District, Beijing, PRC 100071	0	-

Common Stock	Zhenhang Jia, director No. 28, Fengtai Bei Road Fengtai District, Beijing, PRC 100071	0	-

Common Stock	Kevin Randolph 309 3rd Ave SE Ephrata, WA 98823-2245	0	-

Common Stock	All directors and officers of the Company as a group (6 people)	3,152,886	50.8%

(1)
As of January 9, 2008 we had 6,205,290 outstanding shares of common stock. In determining the percent of common stock owned by a stockholder on January 9, 2008, (a) the numerator is the number of shares of common stock beneficially owned by such stockholder, including shares the beneficial ownership of which may be acquired, within 60 days upon the conversion of convertible securities or the exercise of warrants held by such stockholder, and (b) the denominator is the sum of (i) 6,205,290, the number of shares outstanding on January 9, 2008, and (ii) the total number of shares underlying the convertible securities and warrants, which each of the stockholders has the right to acquire within 60 days following January 9, 2008.

(2)
As a closing condition to the unit purchase agreement under which the certain accredited investors subscribed for shares from the Company in the private placement transaction which closed on March 31, 2005, Mr. Du agreed to place 10% of the shares of common stock then held by him (approximately 320,289 shares) into escrow for the benefit of the investors in the event we fail to attain specified levels of net income. The Company failed to attain those numbers and consequently Mr. Du is required to transfer those shares. Although the transfer of the shares is in process as of the date of this report such shares have not been transferred and are still under Mr. Du’s name.

DIRECTORS AND EXECUTIVE OFFICERS

Our officers and directors as of the date of this prospectus are as follows:

Name	Position	Age

Deli Du	President, CEO and a director	42
Gary Lam	Chief Financial Officer	53
Zhaolin Ding	director	39
Zhenhang Jia	director	60
Kevin Randolph	director	58
Jianmin Li	director	38

The directors will serve until our next annual meeting, or until their successors are duly elected and qualified. The officers serve at the pleasure of the Board.

Effective November 1, 2007, Mr. Jianmin Li resigned as our Chief Financial Officer to pursue other interests. Mr. Li’s resignation was not the result of any disagreement with us on any matter relating to our operations, policies or practices. Mr. Li will continue to serve as a director.

Effective November 1, 2007, Mr. Gary Lam was appointed to serve as our new Chief Financial Officer for a term of three years.

Effective November 1, 2007, Mr. Kevin Randolph was appointed as a director. Mr. Randolph is qualified as an “independent director” as defined by the rules of the Nasdaq Stock Market and as a result of his appointment we now have a majority of “independent directors,” as three of our directors, namely Mssrs. Ding, Jia and Randolph, are “independent directors” under the Rules of NASDAQ, Marketplace Rule 4200(a)(15).

Under the terms securities purchase agreement entered into on June 13, 2007 with certain of the selling stockholders, we were required, prior to July 13, 2007, to increase the size of our Board to five or seven and cause the appointment of a majority of the Board of Directors to be “independent directors,” as defined by the rules of the Nasdaq Stock Market. Prior to November 1, 2007 our Board consisted of four members two of whom were “independent.” Under the terms of the securities purchase agreement we are required to pay the selling stockholders liquidated damages equal to one percent (1%) per month of the purchase price of the then outstanding shares of Series A Preferred Stock, in cash or in Series A Preferred Stock at the option of the investors, based on the number of days that such obligation is not met beyond certain grace periods. Accordingly, we were delinquent by 110 days in meeting this obligation and we are required to pay the investors a total of $99,000 as of that date.

In addition, under the terms of the securities purchase agreement, we were required, prior to August 12,2007 to appoint (i) an audit committee comprised solely of not less than three independent directors and a (ii) compensation committee comprised of not less than three directors, a majority of whom are independent directors. Our audit and compensation currently each consists of two members both of whom are independent. Accordingly, we are delinquent in our obligation. However, under the terms of the securities purchase agreement no liquidated damages are required to be paid for this breach during any period for which liquidated damages are payable for failing to have an independent board. Accordingly, damages began to accrue for breach of this provision on November 1, 2007. As of January 15, 2008 we were delinquent by 76 days in meeting this obligation and we are required to pay investors a total of approximately $68,750.

Mr. Deli Du was appointed as President, CEO and as a director on March 31, 2005. Mr. Du founded Deli Solar (Bazhou) in 1997 and has been its controlling equity holder, chairman and chief executive officer during the past five (5) years. Since June 2004 he has also been a director and manager of Deli Solar (BVI). He is a standing member of the China Solar Energy Utilization Association, the China Efficiency Boiler Association and the Beijing New Energy and Renewable Energy Union.

Mr. Gary Lam, age 53, was appointed as our Chief Financial Officer effective November 1, 2007. He was consultant for Grace Motion Inc., a British Virgin Islands incorporated company specialized in corporate financial services from September 2005 to May 2007, the CFO of Telecom Communications Inc., a company on the Over-the-Counter Bulletin Board from December 2003 to September 2005. During the period of May 2001 to September 2002, he was Executive Director of Renren Holdings, Ltd., a company listed on the Hong Kong Exchange.

Zhaolin Ding was appointed as a director on August 3, 2007. Mr. Ding is currently the director of Everbright International Executive Management Education Center, an adjunct professor of the Executive Program, School of Continuing Education, Tsinghua University and a visiting professor of executive program of Peking University and Renmin University of China. He is an officially appointed news commentator of China National Radio. He also worked as research associate in the Center for International Communication Studies of Tsinghua University. He holds an MBA degree from Harvard University, a Master’s degree in International Journalism from China School of Journalism, a bachelor degree of Law in International Affairs from the University of International Relations.

Zhenhang Jia was appointed as our director on August 3, 2007. He has been a director on Beijing Mechanic Engineering and Reusable Energies and Vice Secretary-in-Chief of China Rural Energy Association Energy Saving Space Heating Professional Society from April 1994. He also has been vice chairman, vice secretary-in-chief of Beijing Municipal New Energy and director in Beijing Mechanics and Engineering Committee, Energy Resourses and Engineering Branch from 1995. Mr. Jia has been lecturing in his field of profession in colleges and universities for over ten years and has published two professional books such as Enterprise Energy Saving Technology and 70 papers.

Mr. Kevin Randolph, age 58, was appointed as a director effective November 1, 2007.  He is the founder, president and CEO of Randolphs.com, LLC, a company that provides interim management, strategic/market/product planning and other services from 1992 to present. From 1998 to 2000, he was President and CEO of Asia Online, Ltd., headquartered in Hong Kong. Asia Online provided Internet service, web development, web hosting and system integration services in 12 countries through Asia Pacific. He is a graduate of Washington State University with a degree in Business Administration, majoring in marketing and electrical engineering.

Mr. Jianmin Li served as our Treasurer and Chief Financial Officer from March 31, 2005 until November 1, 2007. He was appointed as a director on August 3, 2007. From October 21, 2001 until March 31, 2005 he served as Senior Finance Manager for Tianjin Exist Food Co. Ltd., one of the largest distributors of fast food consumer goods in Tianjin PRC. Mr. Li received a Bachelors degree in Economics from the Business College of Beijing Forestry in 1991 and in 2001 he completed the MBA program in Katholicke University Leuven Vlerick Management School in Belgium.

The following are the officers and directors of Deli Solar (Bazhou) as of the date of this report:

Name	Positions	Age

Deli Du	Chairman and Director	42
Yunjin Luo	Director	71
Hao Dong	CEO	32
Xueling Wu	Controller	26

Mr. Yunjun Luo was appointed a director in June 2005. He holds a Bachelor's degree in Pyrology from the Southeast University (Bazhou) with further studies and research within the PRC at The Academy of Social Sciences (structural mechanics), the Commission of Science, Technology and Industry for National Defense (space satellites) and the Beijing Solar Energy Research Institute (solar heaters). For over five (5) years he has been associated with the Beijing New Energy and Renewable Energy Association, serving as a director and associate professor. He also serves as a director and chief consultant for Ailiyang.

Mr. Hao Dong was appointed as CEO of Deli Solar (Bazhou) in January 2005. He has been working for Deli Solar (Bazhou) since 1997, holding positions in the technology department (from 1997 to 1999), manufacturing department (from 1999 to 2004) and sales department. Mr. Dong graduated from Bazhou Municipal Technical College in 1995 and worked as technical staff for Bazhou Municipal Hua Xin Construction Co., Ltd. before joining Deli Solar (Bazhou). Mr. Dong is an assistant engineer on mechanics, a certification recognized by Bazhou Municipal Government Technology Department.

Ms. Xueling Wu was appointed as controller of Deli Solar (Bazhou) in January 2005. Prior to that, Ms. Wu had worked for Deli Solar (Bazhou) since 2001 as a staff accountant, inventory controller and sales person. She graduated from Hebei Provincial Fisheries College and is a PRC Certified Accountant.

 There are no family relationships among our directors or officers.

EXECUTIVE COMPENSATION

The following table reflects the compensation paid to our principal executive officer. None of our executive officers earned more than $100,000 in any of the previous two fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus (($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Deli Du (1)	2006	80,000	—	—	—	—	—	—	80,000

	2005	60,000	—	—	—	—	—	—	60,000

(1) Commencing March 31, 2005, Mr. Du receives an annual salary of $80,000.

Outstanding Equity Awards at 2006 Fiscal Year End

There were no option exercises or options outstanding in 2006.

 Employment Agreements

We have no employment agreements with any of our executive officers. In the absence of this, the PRC labor laws provide the terms of employment such as the term of employment, the provision of labor-related insurance, termination for cause, termination on 30 days’ notice and termination without notice and the labor-related benefits.

Director Compensation

The following table reflects the compensation of directors for our fiscal year ended December 31, 2006:

Name of Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)

John D. Kuhns	20,000	—	—	—	—	—	20,000

Deli Du	20,000	—	—	—	—	—	20,000

Kelly Chow	20,000	—	—	—	—	—	20,000

Yunjun Luo	20,000	—	—	—	—	—	20,000

Ravinder Soin	20,000	—	—	—	—	—	20,000

Our standard arrangement with our directors provides that we pay each director annual compensation in the amount of $20,000 for serving as a director. There are no other elements of compensation paid to our directors but it is expected that in the future, we may create a remuneration and expense reimbursement plan. It is anticipated that such a plan would be primarily based on stock options.

On March 9, 2007, John D. Kuhns, Kelly Chow and Ravinder Soin, each resigned as a director. Mr. Kuhns also resigned as our Chairman of the Board and as Chairman of the Audit Committee. Ravinder Soin also resigned from the Audit Committee.

Effective November 1, 2007, Mr. Kevin Randolph was appointed as a director. Under the terms of the securities purchase agreement, dated June 13, 2007, by and among Barron Partners, L.P. and two other investors, we were obligated to appoint independent directors to constitute the majority of the board. Mr. Randolph has not had any relationship with us (either as a partner, stockholder or employee) in the past three years and he is qualified as an independent director as defined by rules of the Nasdaq Stock Market. With Kevin Randolph appointed as a director we have a majority of independent directors on board.

Mr. Randolph will receive an annual director’s fee of $5,000, and he will be compensated with $5,000 for each full Board of Directors meeting held at Beijing, China and $2,500 for each board meeting by conference call. In addition, he is to receive option shares to purchase our common stock at the amount of 0.36% of the our total outstanding common stock, to be vested monthly over 3 years.

  CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On July 23, 2007 the Company entered into an investor relations consulting agreement with Hayden Communications International, Inc. (“HCI”), a company controlled by Matt Hayden one of the selling stockholders pursuant to which HCI agreed to perform investor relations and stock market support for the Company for a period of twelve months. In payment for their services HCI will receive a monthly payment of $8,500 per month and three year warrants to purchase common stock with an exercise price of $2.40 per share. Half of the warrants vest on January 23, 2007 and the other half vest on July 23, 2008.

Other than as described above, since January 1, 2006 we have not engaged in any transactions with any related persons which would require disclosure under Item 404 of Regulation S-B.

   DESCRIPTION OF OUR SECURITIES

The following is a summary description of our capital stock and certain provisions of our Restated Articles of Incorporation and By-laws, as amended, and of certain applicable provisions of Nevada law.

General

We are authorized to issue 66,666,667 shares of common stock, par value $.001 per share and 25,000,000 shares of preferred stock, par value $.001 per share, of which 3,500,000 shares have been designated as Series A Preferred Stock. As of October 11, 2007 there were 6,205,290 shares of common stock issued and outstanding and 1,774,194 shares of Series A Preferred Stock issued and outstanding. The following is a summary of the material terms of the common stock, the preferred stock and the outstanding warrants.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders and are not entitled to cumulate their votes in the election of directors. Holders of common stock are entitled to any dividends that may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefore subject to the prior rights, if any, of holders of any outstanding shares of preferred stock and any contractual restrictions we have against the payment of dividends on common stock.  In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive or other subscription rights and no right to convert their common stock into any other securities.

Preferred Stock

The Board of Directors is authorized under our Restated Articles of Incorporation to provide for the issuance of shares of preferred stock by resolution, and by filing a certificate of designations under Nevada law, to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders. Any shares of preferred stock so issued are likely to have priority over the common stock with respect to dividend or liquidation rights.

Series A Preferred Stock

The Company has designated 3,500,000 shares of its preferred stock as Series A Preferred Stock of which 1,774,194 shares are currently outstanding. Reference is made to the section “Selling Stockholders - Background - Series A Preferred Stock” for a description of the material terms of the outstanding Series A Preferred Stock.

Warrants

Reference is made to the section “Selling Stockholders - Background - Warrants” for a description of the material terms of the warrants granted to the selling shareholders in connection with the June 13, 2007 financing.

Anti-takeover provisions

As discussed above, our Board of Directors can issue shares of "blank check" preferred stock, with any rights or preferences, including the right to approve or not approve an acquisition or other change in control. The issuance of such "blank check" preferred stock could be used to discourage a transaction involving an actual or potential change in control of us or our management, including a transaction in which our stockholders might otherwise receive a premium for their shares over then current prices.

 LEGAL MATTERS

Our counsel, Guzov Ofsink, LLC, located at 600 Madison Avenue, 14th Floor, New York, New York 10022, is passing upon the validity of the issuance of the common stock that we are offering under this prospectus.

 EXPERTS

Child, Van Wagoner & Bradshaw, PLLC, independent certified public accountants, located at 5296 S. Commerce Drive, Suite 300, Salt Lake City, Utah, have audited our financial statements included in this registration statement to the extent, and for the periods set forth in their reports. We have relied upon such reports, given upon the authority of such firm as experts in accounting and auditing.

Zhong Yi (Hong Kong) C.P.A. Company Limited located in Hong Kong, China have audited the financial statements of our subsidiary Tianjin Huaneng Group Energy Equipment Co., Ltd., included in this registration statement to the extent and for the periods set forth in their report. We have relied on such reports given upon the authority of such firm in accounting and auditing.

   INTEREST OF NAMED EXPERTS AND COUNSEL

No "expert" or "counsel" as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act, whose services were used in the preparation of this Form SB-2, was hired on a contingent basis or will receive a direct or indirect interest in us, nor was any of them a promoter, underwriter, voting trustee, director, officer or employee of the Company.

  DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
  FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we will indemnify our directors and officers from all liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their acting as our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On June 13, 2005, after the completion of the reverse merger, we engaged Child, Sullivan & Company ("CS&C"), a professional corporation of certified public accountants, as our principal independent accountant with the approval of our Board of Directors. Accordingly, we dismissed MGB Partners, LLP ("MGB") on the same date. The reason to change our principal independent accountant was based on the fact that our operating company, Deli Solar (Bazhou), and our subsidiary, Deli Solar (BVI), have been audited by CS&C in the past and it was in our best interests to continue to retain such firm's services.

The reports of MGB dated August 27, 2004 for the years ended May 31, 2004 and 2003 and for the period from May 4, 1982 (date of inception) through May 31, 2004 did not contain an adverse opinion or disclaimer of opinion, and was not modified as to uncertainty, audit scope, or accounting principles.

In connection with the audit of our financial statements and in the subsequent interim period through the date of dismissal, there were no disagreements with MGB on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of MGB, would have caused MGB to make reference to the subject matter of the disagreements in connection with their report.

During the period that the Company had engaged MGB, neither the Company nor anyone on the Company's behalf consulted with CS&C regarding either (i) the application of accounting principles to a specific transaction, either contemplated or completed, or the type of audit opinion that might be rendered on the Company's financial statements or (ii) any matter that was either the subject of a disagreement or a reportable event. The Company has authorized MGB to respond fully to all inquiries of CS&C.

On January 2, 2006, CS&C, our principal accountant changed its accounting practice from a corporation to a professional limited liability company named Child, Van Wagoner & Bradshaw, PLLC ("CVWB"). As this is viewed as a separate legal entity, we disengaged CS&C as our principal accountant and engaged CVWB, as our principal accountant for the fiscal year ending December 31, 2005 and the interim periods for 2005 and 2006. The decision to change principal accountants was ratified by our Board of Directors.

FINANCIAL STATEMENTS

Our unaudited consolidated financial statements for the three and nine months ended September 30, 2007 and the notes thereto and our consolidated audited financial statements for the fiscal years ended December 31, 2006 and 2005, together with the report of the independent certified public accounting firm thereon and the notes thereto, are presented beginning at page F-1.

Tianjin Huaneng Group Energy Equipment Co., Ltd’s condensed unaudited financial statements for the nine months ended September 30, 2007 and the notes thereto, and their audited financial statements for the fiscal years ended December 31, 2006 and 2005, together with the report of the independent certified public accounting firm thereon and the notes thereto, are presented beginning at page F-27.

Our unaudited pro forma financial statements, giving effect to the acquisition of Tianjin Huaneng Group Energy Equipment Co., Ltd, are presented beginning at page F-64.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement and its exhibits for further information.

The registration statement and other information may be read and copied at the SEC's Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site (HTTP://WWW.SEC.GOV.) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

You may also read and copy any reports, statements or other information that we have filed with the SEC at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

PART II:

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Article VI, Sections 1 and 2 of our By-Laws, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such action or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Company and, in the case of a criminal action or proceeding, had no reasonable cause to believe the conduct of such person was unlawful.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Although we will not receive any of the proceeds from the sale of the shares being registered in this registration statement, we have agreed to bear the costs and expenses of the registration of those shares. Our expenses in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are as follows:

SEC Registration Fee	$371
Professional Fees and Expenses*	$150,000
Printing and Engraving Expenses *	$5,000
Transfer Agent's Fees*	$2,500
Miscellaneous Expenses*	$3,000
Total	$160,871*

* Estimates

RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth recent sales by the Company of unregistered securities during the fiscal year ending December 31, 2007:

On June 13, 2007, we entered into a number of agreements with Barron Partners L.P., a Delaware limited partnership, and two other investors (all accredited investors) pursuant to a private placement transaction providing for the sale to the investors for an aggregate purchase price of $2,750,000 (or $1.55 per share) of (i) 1,774,194 shares of Series A Preferred Stock (with each share of Series A Preferred Stock being convertible into one (1) share of common stock), subject to adjustment; (ii) five year warrants to purchase 1,774,194 shares of common stock at an exercise price $1.90 per share, subject to adjustment; and (iii) five year warrants to purchase an additional 1,774,194 shares of common stock at an exercise price of $2.40 per share, subject to adjustment.

Additional shares of Series A Preferred Stock (not to exceed 900,000) are required to be delivered to the investors in the event that we fail to achieve certain pre tax income targets for the fiscal years ended December 31, 2007 and 2008. The private placement qualified as an exempt transaction under Section 4(2) of the Securities Act, as amended, and Rule 506 of Regulation D thereunder.

In connection with the placement we issued Trenwith Securities, LLC warrants to purchase 106,452 shares exercisable for a period of five years at an exercise price of $1.17 ( subject to adjustment) and a transaction fee of $165,000. In connection with their appointment we had previously issued Trenwith five year warrants to purchase 75,000 shares of common sock at an exercise price of $2.81, subject to adjustment.

The following sets forth recent sales by the Company of unregistered securities during the fiscal year ended December 31, 2006:

None.

The following sets forth recent sales by the Company of unregistered securities during the fiscal year ended December 31, 2005:

On March 31, 2005, pursuant to the Stock Contribution Agreement, the former shareholders of Deli Solar (BVI) contributed all the shares of capital stock of Deli Solar (BVI) in exchange for 4,067,968 shares of our common stock. The exchange qualified as an exempt transaction under Section 4(2) and/or Regulation S under the Securities Act of 1933, as amended.

On March 31, 2005, pursuant to subscriptions executed by seventeen accredited investors, the Company issued a total of 1,714,290 shares of common stock, accompanied by warrants to purchase 1,825,719 shares of common stock, in a private placement qualifying as an exempt transaction under Section 4(2) of the Securities Act, as amended, and Rule 506 of Regulation D thereunder. The total purchase price paid for the common shares and warrants was $6,000,015. The exercise price of the warrants was $3.85 per share. (The number and the price of shares described in these two paragraphs has been adjusted to give effect to the one-for-six reverse stock split of all issued and outstanding shares of our common stock, which became effective on August 15, 2005.).

The offering to the seventeen accredited investors was accomplished through Kuhns Brothers Securities Corporation, an NASD member and SEC registered broker dealer, as placement agent. John Kuhns, the Chairman and 95% shareholder of Kuhns Brother Securities Corporation, is a former Chairman of our Board.

 The following sets forth recent sales by the Company of unregistered securities during the fiscal year ended May 31, 2004 and the seven months ended December 31, 2004:

During the fiscal year ended May 31, 2004 and the seven months ended December 31, 2004, we issued 500,000 shares of our common stock as payment for a loan given to Meditech. The loan of $30,000 was paid off through this stock issuance.

During the fiscal year ended May 31, 2004 and the seven months ended December 31, 2004, we issued an aggregate of 1,633,333 shares of our common stock for cash of $142,222. (The number and the price of shares described in these two paragraphs has been adjusted to give effect to the one-for-six reverse stock split of all issued and outstanding shares of our common stock, which became effective on August 15, 2005.).

No underwriter was involved in any of the above issuances of securities. All of the above securities were issued in reliance upon the exemption set forth in Section 4(2) of the Securities Act on the basis that they were issued under circumstances not involving a public offering.

Other than the securities mentioned above, we have not issued or sold any securities without registration for the past three years from the date of this registration statement.

EXHIBITS

3.1	Certificate of Incorporation. (1)

3.2-1	Bylaws. (2)

3.2-2	Amendment to Bylaws dated October 17, 2005 (3)

3.2-3	Articles of Merger of Du Solar, Inc. into the Company (10)

4.1	Common Stock Specimen (4)

4.2	Form of Warrant. (1)

4.3	Certificate of Designation as filed with the Secretary of State of Nevada on June 12 , 2007 (8)

4.4	Series A Preferred Stock Specimen (8)

4.5	Form of Class A Warrant (8)

4.6	Form of Class B Warrant (8)

5.1	Legal Opinion of Guzov Ofsink, LLC re legality of the common stock being registered.

10.1	Stock Contribution Agreement, dated March 28, 2005, entered into by and between the Company and Deli Du (5)

10.2	Stock Purchase Agreement, dated March 30, 2005, by and among Deli Du, Halter Capital Corporation, and the Company (5)

10.3	Form of Unit Purchase Agreement (1)

10.4	Form of Engagement Agreement (1)

10.5	Form of Lock Up Agreement between the Company and the members of the Financial Advisor Group (1)

10.6	Land Purchase Agreement by and between Deli Solar (Bazhou) and Deli Du (English Translation).(4)

10.7	Stock Purchase Agreement by and between Deli Solar (Bazhou) and Ailiyang Shareholders (6).

10.8	Land Use Rights Purchase Agreement by and between Deli Solar (Bazhou) and the Governance Commission of Beijiahe Village Chaheji County Bazhou City dated March 16, 2006 (English Translation).(7)

10.9	Securities Purchase Agreement dated June 13, 2007 by and among the Company, Barron Partners LP and the other investors named therein (8)

10.10	Registration Rights Agreement dated June 13, 2007 by and among the Company, Barron Partners LP and the other investors named (8)

10.11	Stock Escrow Agreement dated June 13, 2007 by and between the Company and Tri-State Title & Escrow, LLC, as escrow agent (8)

10.12	Closing Escrow Agreement dated June 13, 2007 by and between the Company and Barron Partners, L.P., and the other investors named therein and Tri-State Title & Escrow, LLC, as escrow agent (8)

10.13	Investor Relations Consulting Agreement dated July 23, 2007 between the Company and Hayden Communications International, Inc.

21.1	List of subsidiaries. (9)

23.1	Consent of counsel to the use of the opinion annexed at Exhibit 5.1 (contained in the opinion annexed at Exhibit 5.1)

23.2	Consent of accountants (Child, Van Wagoner & Bradshaw, PLLC) for use of their report.

23.3	Consent of accountants (Zhong Yi (Hong Kong) C.P.A. Company Limited for use of their report.

(1)	Incorporated herein by reference to the Registration Statement on Form SB-2 filed with the SEC on November 2, 2005.

(2)	Incorporated herein by reference to the Registration Statement on Form S-1 filed with the SEC in August 2003.

(3)	Incorporated herein by reference to the Registration Statement on Form SB-2 filed with the SEC on March 26, 2001.

(4)	Incorporated herein by reference to the Registration Statement Amendment No. 1 on Form SB-2 filed with the SEC on February 6, 2006.

(5)	Incorporated herein by reference to Schedule 13D filed by the Company on April 18, 2005.

(6)	Incorporated herein by reference to the Current Report on Form 8-K filed by the Company on November 28, 2005.

(7)	Incorporated herein by reference to the Registration Statement Amendment No. 2 on Form SB-2 filed with the SEC on May 22, 2006.

(8)	Incorporated herein by reference to the Current Report on Form 8-K filed by the Company on June 19, 2007.

(9)	Filed with SB-2 filed August 13, 2007.

(10)	Filed with 8-K filed on November 2, 2007.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in Beijing, PRC, on January   , 2008.

DELI SOLAR (USA), INC.

/s/ Deli Du
By: Deli Du,
Chief Executive Officer, President and Director (principal executive officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name and Title	Date

/s/ Deli Du	January 24 , 2008
Deli Du, Chief Executive Officer, President and Director (principal executive officer)

/s/ Gary Lam	January 24, 2008
Gary Lam Chief Financial Officer (principal financial officer and accounting officer)

/s/ Zhaolin Ding	January 24, 2008
Zhaolin Ding Director

/s/ Zhenhang Jia	January 24, 2008
Zhenhang Jia Director

/s/ Jianmin Li	January 24, 2008
Jianmin Li Director

INDEX TO FINANCIAL STATEMENTS

1.	Unaudited Consolidated Financial Statements for the Three and Nine Months ended September 30, 2007

	i.	Consolidated Balance Sheets as of September 30, 2007 and December 31, 2006	F-2

	ii.	Consolidated Statements of Operations and Comprehensive Income for the Three and Nine Months ended September 30, 2007 and 2006	F-4

	iii.	Consolidated Statements of Cash Flows for the Nine months ended September 30, 2007 and 2006	F-5

	iv.	Notes to Consolidated Financial Statements of September 30, 2007	F-6

2.	Audited Consolidated Financial Statements for the Year ended December 31, 2006

	i.	Report of Independent Public Accounting Firm	F-11

	ii.	Consolidated Balance Sheets as of December 31, 2006 and 2005	F-12

	iii.	Consolidated Statements of Operations and Comprehensive Income for the Years ended December 31, 2006 and 2005	F-14

	iv.	Consolidated Statements of Changes in Stockholders' Equity	F-15

	v.	Consolidated Statements of Cash Flows for the Years Ended December 31, 2006 and 2005	F-16

	vi.	Notes to Audited Consolidated Financial Statements	F-17

3.	Unaudited Condensed Financial Statements of Tianjin Huaneng Group Energy Equipment Co. Ltd. for the Nine Months Ended September 30, 2007		F-27

	i.	Condensed Balance Sheet as of September 30, 2007	F-28

	ii.	Condensed Statements of Operations and Comprehensive Income for the nine months ended September 30, 2007	F-29

	iii.	Condensed Statements of Cash Flows for the nine month period ended September 30, 2007	F-30

	iv.	Condensed Statement of Changes in Stockholders' Equity for the nine months ended September 30, 2007	F-31

	v.	Notes to Condensed Financial Statements	F-32

4.	Audited Financial Statements of Tianjin Huaneng Group Energy Equipment Co. Ltd. for the Years ended December 31, 2006 and December 31, 2005		F-45

	i.	Report of Independent Public Accounting Firm	F-46

	ii.	Balance Sheets as of December 31, 2006 and 2005	F-47

	iii.	Statements of Operations and Comprehensive Income for the Years ended December 31, 2006 and 2005	F-48

	iv.	Statements of Cash Flows for the Years Ended December 31, 2006 and 2005	F-49

	v.	Statements of Changes in Stockholders' Equity for the Years ended December 2006 and 2005	F-50

	vi.	Notes to Audited Financial Statements	F-51

5.	Unaudited Pro Forma Financial Information of China Solar & Clean Energy Solutions, Inc.		F-64

	i.	Unaudited Pro Forma Combined Balance Sheet of China Solar & Clean Energy Solutions, Inc. as of September 30, 2007	F-66

	ii.	Unaudited Pro Forma Combined Statement of Operations of China Solar & Clean Energy Solutions, Inc. for the nine months ended September 30, 2007	F-68

	iii.	Unaudited Pro Forma Combined Statement of Operations of China Solar & Clean Energy Solutions, Inc. for the fiscal year ended December 31, 2006	F-69

	iv.	Notes to Unaudited Pro Forma Combined Financial Statements	F-70

CHINA SOLAR & CLEAN ENERGY SOLUTIONS, INC.
Consolidated Balance Sheets (unaudited)

Assets	September 30, 2007	December 31, 2006
Current assets
Cash and cash equivalents	$3,311,421	$3,212,065
Trade accounts receivable	7,220,091	986,809
Allowances for doubtful accounts	(811,950)	(116,363)
Net trade accounts receivable	6,408,141	870,446
Advance to suppliers	1,348,254	1,007,709
Prepaid expenses	29,129	58,203
Inventories	5,238,184	315,765
Total current assets	16,335,129	5,464,188

Property, plant and equipment
Buildings	4,457,449	3,528,180
Machinery and equipment	1,348,627	71,131
Vehicles	364,891	76,176
Computer equipment	31,483	12,625
Office equipment	177,209	65,749
Construction in progress	3,336,862	2,580,031
Total plant and equipment	9,716,521	6,333,892

Accumulated depreciation	(1,723,631)	(407,424)
Net property, plant and equipment	7,992,890	5,926,468

Other receivables	1,583,569	321,999
Prepaid land lease	1,560,428	1,003,530
Total other assets	3,143,997	1,325,529

Goodwill	1,773,550	-

Total assets	$29,245,566	$12,716,185

DELI SOLAR (USA), INC.
Consolidated Balance Sheets (unaudited) (Continued)

Liabilities and stockholders' equity	September 30, 2007	December 31, 2006
Current liabilities
Trade accounts payable	$1,623,020	$147,901
Related party payable	500	22,528
Other payables	1,389,768	35,934
Accrued expenses	736,043	22,080
Deposits	3,493,478	262,269
Taxes payable	1,975,859
Deferred revenue	678,486
Short-term notes payable	1,154,703	-
Total current liabilities	11,051,857	490,712

Long term loans	778,474	-

Minority Interests	785,018	-

Stockholders' equity
Convertible preferred stock: par value $0.001; 25,000,000 shares authorized, 2,674,194 shares issued and authorized	2,674	-
Common stock: par value $0.001; 66,666,667 shares authorized, 6,205,290 shares issued and outstanding	6,205	6,205
Additional paid in capital	8,283,900	5,705,574
Retained earnings	7,400,960	5,979,785
Accumulated other compreh.exchange rate	936,478	533,909
Total stockholders' equity	16,630,217	12,225,473

Total Liabilities and stockholders' equity	$29,245,566	$12,716,185

See the accompanying notes to the unaudited consolidated financial statements.

CHINA SOLAR & CLEAN ENERGY SOLUTIONS, INC.
Consolidated Statements of Operations and Comprehensive Income (unaudited)

	Three months ended September 30, 2007	Three months ended September 30, 2006	Nine months ended September 30, 2007	Nine months ended September 30, 2006

Sales revenues	$12,629,636	$6,565,606	$25,043,660	$15,982,081

Cost of goods sold	10,078,609	5,190,840	19,817,653	12,549,545

Gross profit	2,551,027	1,374,766	5,226,007	3,432,536

Operating expenses
Advertising	458,652	382,287	1,118,745	881,190
Selling expense	583,166	145,073	864,698	330,400
Salaries and benefits	111,656	88,113	260,649	194,319
Depreciation	82,731	29,943	153,697	89,208
Other general and administrative	532,137	175,914	987,093	877,544
Total operating expenses	1,768,342	821,330	3,384,882	2,372,661

Net operating income	782,685	553,436	1,841,125	1,059,875

Other income (expense)
Interest income (expense)	(31,845)	(3,898)	(30,207)	(10,108)
Total other income (expense)	(31,845)	(3,898)	(30,207)	(10,108)

Net income before minority interest and taxes	750,840	549,538	1,810,918	1,049,767

Taxes	189,770	-	327,747	-

Net income after taxes	$561,070	$549,538	$1,483,171	$1,049,767

Minority Interests	61,996	-	$61,996	-

Net income	$499,074	$549,538	$1,421,175	$1,049,767

Foreign Currency Translation Adjustment	154,609	194,660	402,569	286,200

Comprehensive Income	$653,683	$744,198	$1,823,743	1,335,967

Basic earnings per share	$0.08	$0.09	$0.23	$0.17
Denominator for basic EPS	6,205,290	6,205,290	6,205,290	6,205,290

Fully diluted earnings per share	$0.06	$0.07	$0.20	$0.13
Denominator for diluted EPS	8,310,856	8,031,009	7,039,341	8,031,009

See the accompanying notes to the unaudited consolidated financial statements.

CHINA SOLAR & CLEAN ENERGY SOLUTIONS, INC.
Consolidated Statements of Cash Flows (unaudited)

	Nine months ended September 30, 2007	Nine months ended September 30, 2006
Cash flows from operating activities:
Net income	$1,421,175	$1,049,767
Adjustments to reconcile net income	-	-
to net cash provided by operations:	-	-
Minority interest	61,996
Depreciation and amortization	153,697	98,557
Provision for allowance on account receivable	677,809	5,418
Changes in operating liabilities and assets:		-
Trade accounts receivable	(1,421,758)	(155,052)
Advance to suppliers	300,616	(39,311)
Inventories	(1,546,168)	(539,612)
Other receivables	(923,756)	90,111
Prepaid expenses	10,000	33,087
Trade accounts payable	315,368	52,937
Other payables	625,571	209,151
Accrued expenses	(17,631)	7,105
Customer deposits	554,814	154,709
Tax payable	112,280	-
Net cash provided by operations	324,013	966,867

Cash flows from investing activities:
Purchases of plant and equipment	(740,779)	(1,282,174)
Acquisition of subsidiary	(2,162,133)	-
Prepaid land lease	25,110	(921,360)
Net cash used in investing activities	(2,877,802)	(2,203,534)

Cash flows from financing activities:
Repayment on short term notes payable	(6,712)	(98,501)
Related party payable	(92,686)	-
Proceeds from issuance of preferred stock	2,581,000	-
Net cash provided by financing activities	2,481,602	(98,501)

Effect of rate changes on cash	171,543	286,200

Increase (decrease) in cash and cash equivalents	99,356	(1,048,968)
Cash and cash equivalents, beginning of period	3,212,065	5,629,168
Cash and cash equivalents, end of period	$3,311,421	$4,580,200

Supplemental disclosures of cash flow information:
Interest paid in cash	$46,287	$16,318
Income taxes paid in cash	$137,976	$-

See the accompanying notes to the unaudited consolidated financial statements.

Notes to Consolidated Financial Statements of September 30, 2007 (unaudited)

Note 1: Basis of Presentation

Quarterly Financial Statements

The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-QSB but do not include all of the information and footnotes required by generally accepted accounting principles and should, therefore, be read in conjunction with our 2006 financial statements in Form 10-KSB. These statements do include all normal recurring adjustments which we believe necessary for a fair presentation of the statements. The interim operating results are not necessarily indicative of the results for a full year.

Principles of Consolidation

China Solar & Clean Energy Solutions, Inc., formerly known as Deli Solar (USA) Inc. was incorporated in the State of Nevada on March 21, 1983 as Meditech Pharmaceuticals, Inc. (“Meditech”). In late 2004, the Board of Directors of Meditech contemplated a strategic reorganization with Deli Solar Holding Ltd., a corporation organized in the British Virgin Islands (“Deli Solar (BVI)”). In contemplation of the reorganization, the Board of Directors resolved to spin off Meditech's drug development business to the shareholders of Meditech of record on February 17, 2005, through a pro rata distribution in the form of a stock dividend. The spin-off was completed on August 29, 2005. The acquisition of Deli Solar (BVI) was accounted for as a recapitalization of Deli Solar (BVI).

Deli Solar (BVI) was formed in June 2004. On August 1, 2004, Deli Solar (BVI) purchased Bazhou Deli Solar Energy Heating Co., Ltd. (“Deli Solar (Bazhou)”), a corporation duly organized under the laws of the People’s Republic of China (“PRC”) from Messrs. Deli Du, Xiao'er Du, and Xiaosan Du for RMB 6,800,000. As a result of this transaction, Deli Solar (Bazhou) became a wholly-foreign owned enterprise ("WFOE") under PRC law on March 30, 2005. This acquisition was accounted for as a transfer of entities under common control.

Deli Solar (Bazhou) was incorporated on August 19, 1997 under the laws of the PRC. In the PRC, Ltd, or Limited, is equivalent to Inc, or Incorporated, in the United States (“US”).

The result of the above transactions is that Deli Solar (BVI) is now our direct, wholly-owned subsidiary and Deli Solar (Bazhou) remains a wholly-owned subsidiary of Deli Solar (BVI).

On November 21, 2005 Deli Solar (Bazhou) acquired Ailiyang Solar Energy Technology Co., Ltd. (“Ailiyang”), an entity formerly controlled by the owners of Deli Solar (Bazhou). The transaction was accounted for as a transfer of entities under common control.

Our directly wholly-owned subsidiary Beijing Deli Solar Technology Development Co., Ltd.
(“Deli Solar (Beijing)”) was founded in 2006 and is principally engaged in solar power heater integrated construction projects in major cities in the PRC.

On July 1, 2007, we acquired 51% of Tianjin Hua Neng Energy Equipment company (“Tianjin Huaneng”), which manufactures energy saving boilers and environmental protection equipment for industrial customers for a purchase price of $1,689,741 (the “Purchase Price”). We paid $1,588,865 of the Purchase Price in July 2007 with a balance of $100,876 outstanding as of the date of this report. We have also paid a finder’s fee of $769,418 to Tianjin Wan Shi Tong Enterprise Management Consulting Co., Ltd., a TianJin consulting company in August 2007 pursuant to Consulting Agreement dated August 8, 2007.

Deli Solar (Bazhou) designs, manufactures and sells solar hot water heaters, coal-fired boilers and space heating products within the PRC. The consolidated financial statements include the accounts of China Solar & Clean Energy Solutions, Inc., Deli Solar (BVI), Deli Solar (Beijing), Deli Solar (Bazhou), Tianjin Huaneng and Ailiyang. All material intercompany accounts and transactions have been eliminated in consolidation.

Note 2: Summary of Significant Accounting Policies

The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles requires us to make judgments, estimates and assumptions that affect the reported amounts in the Consolidated Financial Statements and accompanying notes. The following paragraphs describe the significant accounting policies and methods used in the preparation of the Consolidated Financial Statements. The areas described below are affected by critical accounting estimates and are impacted significantly by judgments and assumptions in the preparation of Consolidated Financial Statements. Actual results could differ materially from the amounts reported based on these critical accounting estimates.

a)	Revenue Recognition

Product sales are recognized when products are delivered to and inspected by customers and title has passed. We provide a three-year standard warranty to the products Deli Solar (Bazhou) manufactures. Under this standard warranty program, repair and replacement of defective component parts are free of any charge during the first year following purchase. In the second and third year, customers must pay for the purchase of the replacement parts, but not for repair services. The warranty services on the products made by Deli Solar (Bazhou) are performed by our independent sales agents and distributors in return for a 1-2% discount off the purchase price they would pay for our products.

Tianjin Huaneng derives revenues from the provision of energy-saving projects. In accordance with the SEC’s Staff Accounting Bulletin No. 104, Revenue Recognition, it recognizes revenue when persuasive evidence of an arrangement exists, transfer of title has occurred or services have been rendered, the selling price is fixed or determinable and collectibility is reasonably assured.

Tianjin Huaneng sells their products and services under a bundled sales arrangement, which typically include equipment, installation, testing and maintenance components. The components of equipment, installation and testing are non-separable and considered as a single unit of deliverables, namely product revenue. Hence, the product and maintenance are considered separate units of accounting in the arrangement. Revenues under these bundled arrangements are allocated considering the relative fair values of two separate deliverables: (a) product deliverable and (b) maintenance deliverable, included in the bundled arrangement based on the estimated relative fair values of each element in accordance with EITF 00-21, “Accounting for Multiple Element Revenue Arrangements” and recognized when the applicable revenue recognition criteria for each element are met.

b)	Allowance for Doubtful Accounts

Our business operations are conducted in the PRC. We extend unsecured trade credit to our relatively large customers according to their sales volume and historical payment records. The allowance for doubtful accounts is established through charges to the provision for bad debts. We regularly evaluate the adequacy of the allowance for doubtful accounts based on historical trends in collections and write-offs, our judgment as to the probability of collecting accounts and our evaluation of business risk. This evaluation is inherently subjective, as it requires estimates that are susceptible to revision as more information becomes available. Accounts are determined to be uncollectible when the debt is deemed to be worthless or only recoverable in part and are written off at that time through a charge against the allowance.

c)	Plant and Equipment

Plant and Equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are recorded utilizing the straight-line method over the estimated original useful lives of the assets. Amortization of leasehold improvements is calculated on a straight-line basis over the life of the asset or the term of the lease, whichever is shorter. Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation related to plant and equipment used in production is reported in cost of sales.

d)	Construction-in-progress

All facilities purchased for installation, self-made or subcontracted are accounted for under construction-in-progress. Construction-in-progress is recorded at acquisition cost, including cost of facilities, installation expenses and the interest capitalized during the course of construction for the purpose of financing the project. Upon completion and readiness for use of the project, the cost of construction-in-progress is to be transferred to fixed assets.

e)	Income Taxes

Generally, a PRC company is subject to enterprise income tax at the rate of 33%, value added tax at the rate of 17% for most of the goods sold, and business tax on services at a rate ranging from 3% to 5% annually. However, pursuant to the relevant laws and regulations of the PRC, Deli Solar (Bazhou), as a wholly foreign owned enterprise (“WFOE”) in the PRC, is entitled to an exemption from the PRC enterprise income tax for two years commencing from its first profitable year, after loss carry-forwards from the previous five years have been recovered. Deli Solar (Bazhou) first reported profits for the year ended December 31, 1997. Tianjin Huaneng is subject to enterprise income tax at the rate of 33%. Since Deli Solar (Bazhou) was transformed into a WFOE in March 2005, the two-year 100% income tax exemption period ended March 31, 2007. Beginning April 1, 2007, the Company is entitled to a 50% tax exemption from PRC enterprise income tax until March 31, 2010.

f)	Foreign currencies

The accompanying financial statements are presented in United States (US) dollars. The functional currency is the Renminbi (RMB). The financial statements are translated into US dollars from RMB at period end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. On July 21, 2006, the PRC changed its foreign currency exchange policy from a fixed RMB/USD exchange rate into a flexible rate under the control of China’s government. We use the Closing Rate Method in translation of the financial statements of Deli Solar (Bazhou) and Deli Solar (Beijing).

g)	Use of estimates

The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 3: Acquisition

On May 18, 2007, the Company’s wholly owned subsidiary, Beijing Deli Solar Technology Development Co., Ltd. entered into a purchase agreement to acquire 51% equity interest inTianjin Huaneng held by Tianjin Municipal Ji County State-owned Assets Administration Commission for a purchase price of approximately $3,149,147. We also agreed put a working capital of approximately $2.5 million into the new company. The accounting date for this acquisition was July 1, 2007 and the acquisition has been accounted for by the purchase method. We paid approximately $1,575,600 in July 2007. By supplemental agreement dated August 8, 2007, the purchase price was reduced to approximately $1,689,741 and the balance of the purchase price of $100,876 was outstanding as of the date of this report. In addition to the purchase price we were required to pay a finder’s fee of approximately $769,418.

Tianjin Huaneng is principally engaged in the design, development and manufacturing and marketing of energy-saving related heating products such as heat pipes, heat exchangers, specialty heating pipes and tubes, high temperature hot blast stoves, heating filters, normal pressure water boilers, solar energy water heaters and radiators. These products are distributed in the PRC and Southeast Asia.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition. The Company is in the process of obtaining third-party valuations of certain intangible assets; thus the allocation of the purchase price is subject to refinement.

USD
Asset acquired:
Cash and cash equivalents	196,150
Accounts receivable, trade	2,370,836
Inventories	1,665,617
Other receivables and prepayments	449,611
Property, plant & Equipment	589,986
Intangible assets	256,157
Goodwill	1,004,132

Total assets acquired	6,532,489

Liabilities assumed
Short-term bank loan	588,899
Accounts payable, trade	573,479
Deferred revenue	340,856
Advances from customers	1,326,666
Value-added tax payable	440,207
Income taxes payable	458,705
Deferred tax liabilities	16,059
Accrued liabilities and other payable	716,188
Long term loan	381,690

Total liabilities assumed	4,842,748

Net assets acquired	1,689,741

The acquired intangible asset was the cost of a land use right of $528,704 net of amortization depreciation charges of $26,435. All lands in the PRC are owned by the PRC government. The government in the PRC, according to the relevant PRC law, may sell the right to use the land for a specified period of time. Thus, all of the Company’s land purchases in the PRC are considered to be leasehold land and are stated at cost less accumulated amortization and any recognized impairment loss. Amortization is provided over the term of the land use right agreement which is 50 years from 2004 to 2054, on a straight-line basis.

Note 4: Business Segment Information

The Company has two reportable segments namely solar heater/boiler related products and heat pipe related products. The solar heater/boiler related products are mainly under the management of Deli Solar (Bazhou) while the heat pipe related products are under the management of Tianjin Huaneng. The following table presents information about the Company’s business segments for the three-month and nine-month period ended September 30, 2007.

(Unaudited)	Three months ended September 30, 2007	Three months ended September 30, 2006	Nine months ended September 30, 2007	Nine months ended September 30, 2006
Operating revenues
Solar Heater/Boiler related products	$8,813,298	$6,565,606	$21,227,321	$15,982,081
Heat Pipe related products	3,816,338		3,816,339
Total revenues	12,629,636	6,565,606	25,043,660	15,982,081

Profit from continuing operation
Solar Heater/Boiler related products	593,844	553,436	1,652,284	1,059,875
Heat Pipe related products	188,841		188,841
Total revenues	782,685	553,436	1,841,125	1,059,875

Other Income/Interest expense	(31,845)	(3,898)	(30,207)	(10,108)

Net income before minority interest and taxes	$750,840	$549,538	$1,810,918	$1,049,767

Depreciation expenses
Solar Heater/Boiler related products	46,575	29,943	117,541	89,208
Heat Pipe related products	36,156		36,156
Total depreciation expenses	82,731	29,943	153,697	89,208

Total Assets for the reportable segments are:

As of September 30, 2007
Solar Heater/Boiler related products	$12,316,863
Heat Pipe related products	16,928,703
Total assets	$29,245,566

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Deli Solar (USA), Inc.
Beijing, People’s Republic of China

We have audited the consolidated balance sheets of Deli Solar (USA), Inc. (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for the years ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Deli Solar (USA), Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
March 31, 2007

Consolidated Balance Sheets

Assets	December 31, 2006	December 31, 2005
Current assets
Cash and cash equivalents	$3,212,065	$5,629,168
Trade accounts receivable	986,809	748,475
Allowances for doubtful accounts	(116,363)	(193,630)
Net trade accounts receivable	870,446	554,845
Advance to suppliers	1,007,709	811,275
Prepaid expenses	58,203	44,783
Related entities receivable	-	37,856
Inventories	315,765	383,183
Total current assets	5,464,188	7,461,110

Property, plant and equipment
Buildings	3,528,180	3,175,994
Machinery and equipment	71,131	43,335
Vehicles	76,176	106,636
Computer equipment	12,625	26,197
Office equipment	65,749	6,976
Construction in progress	2,580,031	159,356
Total	6,333,892	3,518,494
Accumulated depreciation	(407,424)	(228,986)
Net property, plant and equipment	5,926,468	3,289,508

Other receivables	65,721	82,090
Deposits	256,278	-
Prepaid land lease	1,003,530	70,798
Total other assets	1,325,529	152,888

Total assets	$12,716,185	$10,903,506

See notes to financial statements.

DELI SOLAR (USA), INC.

Consolidated Balance Sheets (Continued)

Liabilities and stockholders' equity	December 31, 2006	December 31, 2005
Current liabilities

Trade accounts payable	147,901	89,375

Related entities payable	22,528	-

Other payables	35,934	1,733

Accrued expenses	22,080	50,045

Customer deposits	262,269	5,621

Short-term notes payable	-	130,112

Total current liabilities	490,712	276,886

Stockholders' equity

Preferred stock: par value $0.001;25,000,000 shares authorized, no shares issued and outstanding

Common stock: par value $0.001; 66,666,667 shares authorized, 6,205,290 shares issued and authorized	6,205	6,205

Additional paid in capital	5,705,574	5,705,574

Retained earnings	5,979,785	4,740,284

Accumulated other comprehensive income	533,909	174,557

Total stockholders' equity	12,225,473	10,626,620

Total Liabilities and stockholders' equity	$12,716,185	$10,903,506

See notes to financial statements.

DELI SOLAR (USA), INC.

Consolidated Statements of Operations and Comprehensive Income

	December 31,	December 31,
	2006	2005

Sales revenues	$21,468,313	$15,577,447
Cost of goods sold	16,842,994	11,868,459

Gross profit	4,625,319	3,708,988

Operating expenses
Advertising	1,106,488	646,667
Selling expense	459,746	256,634
Salaries and benefits	279,069	191,539
Depreciation	154,946	14,631
Other general and administrative	1,414,458	1,279,714
Total operating expenses	3,414,707	2,389,185

Net operating income	1,210,612	1,319,803

Other income (expense)
Interest (expenses)	(16,717)	(20,829)
Other income	45,606	-
Total other income (expense)	28,889	(20,829)
Net income before taxes	1,239,501	1,298,974
Taxes	-	-
Net income	$1,239,501	$1,298,974

Foreign Currency Translation Adjustment	359,352	174,557
Comprehensive Income	$1,598,853	$1,473,531

Basic earnings per share	$0.20	$0.23
Denominator for basic EPS	6,205,290	5,732,616

Fully diluted earnings per share	$0.18	$0.17
Denominator for diluted EPS	6,957,876	7,558,335

See notes to financial statements.

DELI SOLAR (USA), INC.

Consolidated Statements of Changes in Stockholders’ Equity

					Other
	Common	Common	Paid in	Retained	Comprehensive
Balances at:	Shares	Stock	Capital	Earnings	Income	Totals

January 1, 2005	4,431,000	4,430	824,960	3,441,310	-	4,270,700

Shares issued:private placement	1,714,290	1,715	5,998,300	-	-	6,000,015

Cost of issuance			(1,348,626)			(1,348,626)

Warrants exercised	60,000	60	230,940	-	-	231,000

Net income				1,298,974	-	1,298,974

Foreign currency	-	-	-	-	174,557	174,557
Balance: December 31, 2005	6,205,290	$6,205	$5,705,574	$4,740,284	$174,557	$10,626,620

Foreign currency					359,352	359,352

2006 Net income	-	-	-	1,239,501	-	1,239,501
Balance: Dec 31, 2006	6,205,290	$6,205	$5,705,574	$5,979,785	$533,909	$12,225,473

See notes to financial statements.

DELI SOLAR (USA), INC.

Consolidated Statements of Cash Flows
Cash flows from operating activities:	Year ended December 31, 2006	Year ended December 31, 2005
Net income	$1,239,501	$1,298,974
Adjustments to reconcile net income
to net cash provided by operations:
Depreciation and amortization	178,437	100,171
Provision for allowance on accounts receivable	(77,267)	105,030
Changes in operating liabilities and assets:
Trade accounts receivable	(238,334)	(476,106)
Advance to suppliers	(196,434)	(458,231)
Inventories	67,418	(8,279)
Prepaid expenses	(58,203)	(44,783)
Other Receivables	16,369	(63,975)
Trade accounts payable	58,526	(79,124)
Other payables	34,201	(81,746)
Accrued expenses	(27,965)	(212,048)
Customer deposits	256,649	(6,827)
Net cash provided by operations	1,252,898	73,056

Cash flows from investing activities:
Deposits made to a acquire subsidiary	(256,278)	-
Prepaid land lease	(932,732)	(2,711)
Purchases of property, plant and equipment	(2,815,398)	(845,126)
Net cash used in investing activities	(4,004,408)	(847,837)

Cash flows from financing activities:
Payments on short-term notes payable	(130,112)	(403,101)
Capital contribution received from shareholders	-	4,882,389
Related receivable	82,639	518,637
Related payables	22,528	(10,341)
Net cash provided by (used in) financing activities	(24,945)	4,987,584

Effect of rate changes on cash	359,352	174,557

Increase in cash and cash equivalents	(2,417,103)	4,387,360

Cash and cash equivalents, beginning of period	5,629,168	1,241,808
Cash and cash equivalents, end of period	$3,212,065	$5,629,168

Supplemental disclosures of cash flow information:
Interest paid in cash	$16,717	$20,884
Income taxes paid in cash	$-	$-

See notes to financial statements.

Notes to Financial Statements

1. Nature of operations

Deli Solar (USA) Inc. was incorporated in the State of Nevada on March 21, 1983 as Meditech Pharmaceuticals, Inc. (“Meditech”). In late 2004, the Board of Directors of Meditech contemplated a strategic alliance with Deli Solar (BVI). In contemplation of the alliance, the Board of Directors resolved to spin off Meditech's drug development business to the shareholders of Meditech of record on February 17, 2005, through a pro rata distribution in the form of a stock dividend. The acquisition of Deli Solar (BVI) was accounted for as a recapitalization of Deli Solar (BVI).

Deli Solar (BVI) was formed in June, 2004 in the Territory of the British Virgin Islands. On August 1, 2004, Deli Solar (BVI) purchased Deli Solar (PRC), a corporation duly organized under the laws of the People’s Republic of China (“PRC”) from Messrs. Deli Du, Xiao'er Du, and Xiaosan Du for RMB 6,800,000. As a result of this transaction, Deli Solar (PRC) became a wholly-foreign owned enterprise ("WFOE") under PRC law on March 30, 2005. This acquisition was accounted for as a transfer of entities under common control.

Deli Solar (PRC) was incorporated on August 19, 1997 under the laws of the PRC. In the PRC, Ltd, or Limited, is equivalent to Inc, or Incorporated, in the United States (“US”).

The result of the above transactions is that Deli Solar (BVI) is now our direct, wholly-owned subsidiary and Deli Solar (PRC) remains a wholly-owned subsidiary of Deli Solar (BVI).

On November 21, 2005 Deli Solar (PRC) acquired Ailiyang Solar Energy Technology Co., Ltd. (“Ailiyang”), an entity formerly controlled by the owners of Deli Solar (PRC). The transaction was accounted for as a transfer of entities under common control.

In January 2006, the Company formed a new 100% owned subsidiary in the PRC known as Beijing Deli Solar Technology Development, Ltd.

Deli Solar (PRC) designs, manufactures and sells solar hot water heaters, coal-fired boilers and space heating products within the PRC.

2. Basis of Presentation

The consolidated financial statements include the accounts of Deli Solar (USA), Inc., Deli Solar (BVI), Deli Solar (PRC), Beijing Deli Solar and Ailiyang. All material intercompany accounts and transactions have been eliminated in consolidation.

2. Basis of Presentation (continued)

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). This basis differs from that used in the statutory accounts of the Deli Solar (PRC), which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary adjustments have been made to present the financial statements in accordance with US GAAP. These statements have been retroactively restated to show the effects due to the consolidation of a Ailiyang (see note 10), a recapitalization effected on March 31, 2005, wherein the Company assumed the capital structure of Meditech Pharmaceuticals, Inc. and a 1:6 reverse stock split that was effected on August 15, 2005.

3. Summary of Significant Accounting Policies

Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and markets in the PRC. Changing political climates in the PRC could have a significant effect on the Company’s business.

Restrictions on Transfer of Assets Out of the PRC

Dividend payments by Deli Solar (PRC) are limited by certain statutory regulations in the PRC. No dividends may be paid by Deli Solar (PRC) without first receiving prior approval from the Foreign Currency Exchange Management Bureau. Dividend payments are restricted to 85% of profits, after tax.

Control by Principal Stockholders

The directors, executive officers and their affiliates or related parties own, beneficially and in the aggregate, the majority of the voting power of the outstanding shares of the common stock of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company's assets.

3. Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits held by banks. Cash deposits in PRC and BVI banks are not insured by any government agency or entity. Cash deposits in US banks are guaranteed by the Federal Deposit Insurance Corporation to a maximum of $100,000. At December 31, 2006 the Company had $451,944 in a single US bank.

Trade Accounts Receivable

Trade accounts receivable are recognized and carried at original invoice amount less an allowance for any uncollectible amounts. Management reviews past due accounts on a regular basis and determines collectibility based on a customer’s current financial condition and recent payment history, and the Company’s success in recent collection efforts. An estimate for doubtful accounts is made when collection of the full amount becomes questionable.

Inventories

Inventories consist of raw materials and low cost consumables for the construction of the Company’s products, as well as finished goods. The inventories are valued at the lower of cost or market using the first-in, first-out method. Impairment and changes in market value are evaluated on a per item basis. If the cost of the inventory exceeds the market value evaluation based on total inventory, provisions are made for the difference between the cost and the market value. Provision for potential obsolete or slow moving inventory is made based on analysis of inventory levels, age of inventory and future sales forecasts. Inventories consisted of the following:

	2006	2005

Raw Material	150,748	103,543

Consumables	5,970	6,138

Finished goods	159,047	273,502

Total	$315,765	$383,183

3. Summary of Significant Accounting Policies (continued)

Property, Plant, and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the useful lives of the assets. Amortization of leasehold improvements is calculated on a straight-line basis over the life of the asset or the term of the lease, whichever is shorter. Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation related to property and equipment used in production is reported in cost of sales. Property and equipment are depreciated over their estimated useful lives as follows:

Buildings	6 - 50 years based on the land lease term.
Machinery and equipment	10 years
Vehicles	7 years
Computer equipment	3 years
Office equipment	7 years

Long-term assets of the Company are reviewed annually to assess whether the carrying value has become impaired, according to the guidelines established in Statement of Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company also evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. No impairment of assets was recorded in the periods reported.

Earnings Per Share

Basic earnings per common share ("EPS") are calculated by dividing net income by the weighted average number of common shares outstanding during the year. Diluted EPS is calculated by adjusting the weighted average outstanding shares, assuming conversion of all potentially dilutive securities, such as stock options and warrants using the treasury stock method. The numerators and denominators used in the computations of basic and diluted EPS are presented in the following table:

3. Summary of Significant Accounting Policies (continued)

	2006	2005
NUMERATOR FOR BASIC AND DILUTED EPS
Net income to common stockholders	$1,239,501	$1,298,974

DENOMINATORS FOR BASIC AND DILUTED EPS
Weighted average shares of common stock outstanding	6,205,290	5,732,616
Add: dilutive equity securities outstanding	752,586	1,825,719
Denominator for diluted EPS	6,957,876	7,558,335

EPS - Basic	$0.20	$0.23
EPS - Diluted	$0.18	$0.17

Revenue Recognition

Revenue is recognized when the customer takes delivery of products subject to pre-existing terms, conditions and pricing, and when the Company reasonably expects that the amount invoiced to the customer is fully collectible.

Advertising Expenses

Advertising costs are expensed as incurred. Advertising expense amounted to $1,106,488 and $646,667 for the years ended December 31, 2006 and 2005, respectively.

Foreign Currency and Comprehensive Income

The accompanying financial statements are presented in US dollars. The functional currency is the Renminbi (“RMB”) of the PRC. The financial statements are translated into US dollars from RMB at year-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

3. Summary of Significant Accounting Policies (continued)

Foreign Currency and Comprehensive Income

On July 21, 2005, the PRC changed its foreign currency exchange policy from a fixed RMB/USD exchange rate into a flexible rate under the control of the PRC’s government. We use the Closing Rate Method in currency translation of the financial statements of Deli PRC. The financial statements are translated into US dollars from RMB at an exchange rate of 7.8041 RMB to one U.S. Dollar for assets and liabilities, and weighted average exchange rates (7.9725:1) for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into US dollars at rates used in translation.

Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Historically, the Company has recorded no income taxes and no deferred taxes because it paid a fixed tax as assessed, and annually adjusted, by the State Administration of Taxation of Bazhou and Bazhou Local Taxation Bureau. Therefore, there was no income tax, per se, and there were no temporary differences in assets or liabilities.

Pursuant to the laws and regulations in the PRC, Deli Solar (PRC), as a wholly foreign owned enterprise ("WFOE") in the PRC, is entitled to an exemption from the PRC enterprise income tax for two years commencing from its first profitable year.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

3. Summary of Significant Accounting Policies (continued)

Reclassification

Certain amounts in the prior year have been reclassified to conform to the current year’s presentation.

4. Advances to Suppliers

Advances to suppliers represent the cash paid in advance for purchasing raw materials or inventory.

5. Deposits

During the year, we made an initial deposit of $256,278 to our target company, Shenzhen Xiong Ri. Our acquisition has not taken place as of this report date.

6. Prepaid Land Lease

According to the laws of the PRC, the government owns all of the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government. Accordingly, the Company paid in advance for the land leases of its buildings. Prepaid land leases are being amortized and recorded as lease expense using the straight-line method over the leases term of 20 to 50 years. Prepaid land lease for the years ended December 31, 2006 and 2005 was $1,003,530 and $70,798, respectively.

7. Short-Term Notes Payable

Short-term notes payable consist of renewable notes. The notes bear interest at rates ranging from 7.98% to 8.85%, are collateralized by the Company’s inventory and building. We paid all notes payable during the year ended December 31, 2006.

8. Related Party Receivable and Payable

Receivable from related parties represents amounts advanced to one of the Company’s directors. The balance as of December 31, 2006, and 2005, respectively, was $0 and $37,856. Related party payable represents compensation or reimbursements owed to the directors. The balance as of December 31, 2006 and 2005 was $22,080 and $50,045.

Consulting fees paid to consulting company owed by directors amounted to $140,000.

9. Leases

The Company leases land and buildings under non-cancelable lease arrangements accounted for as operating leases. Two of the leases are both a fifty year lease (see note 6) and the other, which was not paid in advance, is a twenty year lease.

Future minimum lease payments of lease obligations are as follows:

2007	$57,698
2008	50,172
2009	50,172
2010	50,172
2011	30,522
Thereafter	170,589
$463,260

10. Common Stock

On March 30, 2005, the Company issued 4,067,968 shares of its common stock in the recapitalization transaction with Deli Solar (BVI).

On March 30, 2005, the Company issued 1,714,290 shares of its common stock at $3.50 per share in a private placement transaction along with five year warrants to purchase 1,714,290 additional common shares at $3.85 per share. Gross proceeds to the Company totaled $6,000,015 and costs of issuance totaled $1,348,626.

On March 30, 2005, in conjunction with the recapitalization and private placement, the Company issued five year warrants to purchase 171,429 common shares at $3.85 per share to financial advisers and others. No share-based compensation expense was recorded, as management determined this transaction to be a cost of issuance.

On August 15, 2005 the Company effected a 1:6 reverse stock split. Fractional shares were rounded up the nearest whole share. These financial statements have been retroactively restated to give effect to the reverse split for all periods presented. Immediately prior to the reverse stock split there were 36,850,379 common shares outstanding and following the split there were 6,145,290 shares outstanding.

In October 2005, the Company issued 60,000 shares of its common stock in exercise of warrants.

11. Warrants

On March 30, 2005, in conjunction with a private placement sale of common stock the Company issued five year warrants to purchase 1,714,290 shares of common stock at a price of $3.85 per share to investors, and equivalent warrants to purchase 171,429 shares of common stock to financial advisors and others. Stock warrant transactions are summarized in the following table.

	Warrants
	2006	2005
Outstanding - beginning of year	1,825,719	-
Granted	-	1,885,719
Exercised	-	60,000
Forfeited	-	-
Outstanding - end of year	1,825,719	1,825,719

Shares exercisable - end of year	1,825,719	1,825,719

The following table provides certain information with respect to the above-referenced stock warrants outstanding and exercisable at December 31, 2006:

	Number		Weighted	Weighted
	Outstanding and	Exercise	Average	Average
	Exercisable	Price Range	Exercise Price	Life in Years
Warrants	1,825,719	$3.85	$3.85	4.2

12. Business Combinations between Entities under Common Control

The Company entered into a stock purchase agreement, dated February 24, 2005, with Ailiyang Solar Energy Technology Co., Ltd. ("Ailiyang"), one of the Company distributors. Ailiyang was formed on July 28, 1997 as a limited liability company in the PRC and was owned by one of the Company’s directors and his family (collectively, "Ailiyang Shareholders"). Pursuant to the agreement, the Company purchased all of the stock of Ailiyang from the Ailiyang Shareholders for a total purchase price of RMB 500,000 (approximately $64,700). The Company completed the acquisition of Ailiyang on November 21, 2005, and Ailiyang is now a wholly owned subsidiary of Deli Solar (PRC) and its sole business is acting as a distributor for Deli Solar (PRC)’s products.

The acquisition was accounted for as a transfer of entities under common control. Accordingly, the operations of Ailiyang for the year ended December 31, 2006 and 2005 are included in the consolidated statements as if the transaction had occurred at the beginning of the first period presented, each account stated at its historical cost.

13. Contingencies

The Company has not, historically, carried any property or casualty insurance. No amounts have been accrued for any liability that could arise from the lack of insurance. Management believes the chances of such an obligation arising are remote.

14. Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140”. The statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The Statement is effective for financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. The Company expects that the Statement will have no material impact on its consolidated financial statements.

In February 2006, the FASB issued Staff Position No. FAS 123(R)-4, “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event”. This position addresses the classification of options and similar instruments issued as employee compensation that allow for cash settlement upon the occurrence of a contingent event, amending paragraphs 32 and A229 of SFAS No. 123 (revised 2004), “Share-Based Payment”. As the Company has not traditionally paid compensation through the issuance of equity securities, no impact is expected on its consolidated financial statements.

In October 2005, the FASB issued Staff Position No. FAS 13-1, “Accounting for Rental Costs Incurred during a Construction Period”. This position addresses the accounting for rental costs associated with operating leases that are incurred during a construction period. Management believes that this position has no application to the Company.

In May 2005, the FASB issued SFAS No.154, Accounting Changes and Error Corrections (“SFAS No. 154”), which replaced Accounting Principles Board Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principles. It requires retrospective application to prior periods’ financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact on the Company’s operations will depend on future accounting pronouncements or changes in accounting principles.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.

INDEX TO CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

Page

Condensed Balance Sheets	F-28

Condensed Statements of Operations And Comprehensive Income	F-29

Condensed Statements of Cash Flows	F-30

Condensed Statement of Owners’ Equity	F-31

Notes to Condensed Financial Statements	F-32 to F-44

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
CONDNESED BALANCE SHEETS
AS OF SEPTEMBER 30, 2007 AND DECEMBER 31, 2006
(Currency expressed in United States Dollars (“US$”))

	September 30, 2007	December 31, 2006
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$333,515	$282,148
Accounts receivable, net	5,384,146	4,129,068
Inventories	3,642,557	3,136,141
Prepayments and other receivables	1,101,348	569,416

Total current assets	10,461,566	8,116,773

Non-current assets:
Property, plant and equipment, net	1,317,675	1,151,521
Intangible assets, net	536,308	507,556

TOTAL ASSETS	$12,315,549	$9,775,850

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Short-term bank loan	$596,474	$1,154,703
Accounts payable, trade	1,416,353	614,355
Deferred revenue	678,486	696,813
Advances from customers	3,178,932	2,513,511
Amount due to related party	2,177,019	-
Value-added tax payable	498,476	875,750
Income taxes payable	201,625	835,860
Deferred tax liabilities	32,754	79,038
Accrued liabilities and other payables	1,315,498	1,148,560

Total current liabilities	10,095,617	7,918,590

Long-term liabilities:
Long-term payables	778,474	748,412

Total liabilities	10,874,091	8,667,002

Owners’ equity:
Registered capital	720,786	720,786
Accumulated other comprehensive income	93,704	66,449
Statutory reserve	257,466	257,466
Retained earnings	369,502	64,147

Total owners’ equity	1,441,458	1,108,848

TOTAL LIABILITIES AND OWNERS’ EQUITY	$12,315,549	$9,775,850
See accompanying notes to condensed financial statements.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

Three months ended September 30,		Nine months ended September 30,
2007	2006	2007	2006

Revenue, net
Product	$3,791,419	$3,485,607	$9,735,722	$7,083,384
Maintenance	4,135	2,288	709,701	482,514
	3,795,554	3,487,895	10,445,423	7,565,898

Cost of revenue
Product	3,020,048	2,544,860	8,149,145	5,628,748
Maintenance	1,087	137	43,421	28,951
	3,021,135	2,544,997	8,192,566	5,657,699

Gross profit	774,419	942,898	2,252,857	1,908,199

Operating expenses:
Sales and marketing	345,750	389,951	946,279	744,761
Depreciation and amortization	64,092	42,767	183,974	128,301
Research and development	31,457	29,968	92,998	89,061
General and administrative	133,034	134,968	477,138	380,799

Total operating expenses	574,333	597,654	1,700,389	1,342,922

Income from operations	200,086	345,244	552,468	565,277

Other income (expenses):
Interest expense	(11,796)	(98,321)	(98,488)	(169,201)
Interest income	549	167	1,729	727

Total other expenses	(11,247)	(98,154)	(96,759)	(168,474)

Income before income taxes	188,839	247,090	455,709	396,803

Income tax expense	(62,318)	(81,558)	(129,617)	(134,648)

NET INCOME	$126,521	$165,532	$326,092	$262,155

Other comprehensive income:
- Foreign currency translation gain	27,255	(21,037)	27,255	25,041

COMPREHENSIVE INCOME	$153,776	$144,495	$353,347	$287,196

See accompanying notes to condensed financial statements.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
CONDENSED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Currency expressed in United States Dollars (“US$”))
(Unaudited)
	Nine months ended September 30,
	2007	2006
Cash flows from operating activities:
Net income	$326,092	$262,155
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Gain on disposal of plant and equipment	(2,066)	-
Depreciation and amortization	183,974	128,301
Allowance for doubtful accounts	104,189	-
Deferred tax liabilities	(46,284)	-
Change in operating assets and liabilities:
Accounts receivable, trade	(1,359,266)	(282,091)
Inventories	(506,416)	(1,288,724)
Prepayments and other receivables	(531,934)	(124,176)
Accounts payable	801,998	344,530
Deferred revenue	(18,327)	(75,700)
Advances from customers	665,421	971,107
Value-added tax payable	(377,274)	(318,027)
Income taxes payable	(634,235)	(607,877)
Accrued liabilities and other payables	166,851	1,044,088

Net cash (used in) provided by operating activities	(1,227,277)	53,586

Cash flows from investing activities:
Purchase of property, plant and equipment	(345,814)	(71,306)
Proceeds from disposal of plant and equipment	5,739	-

Net cash used in investing activities	(340,075)	(71,306)

Cash flows from financing activities:
Dividends paid to owners	(20,915)	-
Advances from a related party	2,177,019	-
Repayment of short-term bank loan	(558,229)	-
Repayment of long-term payables	30,062	(25,411)

Net cash provided by (used in) financing activities	1,627,937	(25,411)

Foreign currency translation adjustment	(9,218)	(18,494)

NET CHANGE IN CASH AND CASH EQUIVALENTS	51,367	(61,625)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	282,148	258,737

CASH AND CASH EQUIVALENTS, END OF PERIOD	$333,515	$197,112

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$896,067	$741,886
Cash paid for interest expenses	$133,966	$-
See accompanying notes to condensed financial statements.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
CONDENSED STATEMENT OF OWNERS’ EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

	Registered capital	Accumulated other comprehensive income	Statutory reserve	Retained earnings	Total owner’s equity

Balance as of January 1, 2007	$720,786	$66,449	$257,466	$64,147	$1,108,848

Foreign currency translation adjustment	-	27,255	-	-	27,255
Net income for the period	-	-	-	326,092	326,092
Dividends paid to owners	-	-	-	(20,737)	(20,737)

Balance as of September 30, 2007	$720,786	$93,704	$257,466	$369,502	$1,441,458

See accompanying notes to condensed financial statements.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

1. BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements have been prepared in accordance with both generally accepted accounting principles for interim financial information, and the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The accompanying unaudited condensed financial statements reflect all adjustments (consisting of normal recurring accruals) that are, in the opinion of management, considered necessary for a fair presentation of the results for the interim periods presented. Interim results are not necessarily indicative of results for a full year.

The condensed financial statements and related disclosures have been prepared with the presumption that users of the interim financial information have read or have access to our annual audited financial statements for the preceding fiscal year. Accordingly, these condensed financial statements should be read in conjunction with the financial statements for the year ended December 31, 2006.

2.  ORGANIZATION AND BUSINESS BACKGROUND

Tianjin Huaneng Group Energy Equipment Co., Ltd. (“the Company”) was established in 1987 as a state-owned enterprise and then was restructured in July 2004 as a limited liability company with 51% of its equity interest owned by Tianjin Municipal Ji County State-owned Assets Administration Commission (“SAAC”) and 49% of equity interest owned by employees in the People’s Republic of China (“PRC”). Its principal place of business is located in No.119 Yuyang South Road, Ji County, Tianjin Municipality, the PRC. The registered capital of the Company is US$720,786 (equivalent to Renminbi Yuan (“RMB”) 5,940,000).

The Company is principally engaged in the design, development and manufacturing and marketing of energy-saving related heating products such as heat pipes, heat exchangers, specialty heating pipes and tubes, high temperature hot blast stoves, heating filters, normal pressure water boilers, solar energy water heaters and radiators. These products are distributed in the PRC and Southeast Asia.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

●	Basis of Presentation

These accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America.

●	Use of Estimates

In preparing these financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the period reported. Actual results may differ from these estimates.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

●	Revenue Recognition

The Company derives revenues from the provision of energy-saving projects. The Company recognizes its revenues net of value-added taxes (“VAT”). The Company is subject to VAT which is levied on the majority of the products at the rate of 17% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases to the extent not refunded for export sales.

In accordance with the SEC’s Staff Accounting Bulletin No. 104, Revenue Recognition, the Company recognizes revenue when persuasive evidence of an arrangement exists, transfer of title has occurred or services have been rendered, the selling price is fixed or determinable and collectibility is reasonably assured.

The Company sells their products and services under a bundled sales arrangement, which typically include equipment, installation, testing and maintenance components. The components of equipment, installation and testing are non-separable and considered as a single unit of deliverables, namely product revenue. Hence, the product and maintenance are considered separate units of accounting in the arrangement.

Revenues under these bundled arrangements are allocated considering the relative fair values of two separate deliverables: (a) product deliverable and (b) maintenance deliverable, included in the bundled arrangement based on the estimated relative fair values of each element in accordance with EITF 00-21, “Accounting for Multiple Element Revenue Arrangements” and recognized when the applicable revenue recognition criteria for each element are met.

(a) Product Revenue

Revenue from these product deliverables are recognized upon final acceptance, which is signed by the customer when installation is completed.

In accordance with EITF 00-10, “Accounting for Shipping and Handling Fees and Costs,” the Company records shipping and handling costs incurred for inbound and outbound freight as a component of cost of revenues.

(b) Maintenance Revenue

Revenue from maintenance support for the Company’s products are deferred and recognized ratably over the term of the service period upon the acceptance of the products, which is generally 12 months.

(c) Interest Income

Interest income is recognized on a time apportionment basis, taking into account the principal amounts outstanding and the interest rates applicable.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

●	Cost of Revenue

Cost of revenue consists primarily of material costs, direct labor, shipping and handling fee, depreciation and manufacturing overheads, which are directly attributable to the manufacture of products and the provision of the energy-saving projects.

●	Cash and Cash Equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

●	Accounts Receivable and Allowance for Doubtful Accounts

The Company carries accounts receivable at their face amounts less an allowance for doubtful accounts. On a regular basis, an allowance for uncollectible receivables is established and determined based upon past transaction history with customers, customer payment practices and economic conditions. Actual collection experience may differ from the current estimate of net receivables. A change to the allowance for uncollectible amounts may be required if a future event or other change in circumstances results in a change in the estimate of the ultimate collectibility of a specific account. The Company does not require collateral for the accounts receivable balances. For the nine months ended September 30, 2007 and 2006, the Company recorded an allowance for doubtful accounts of $104,189 and $Nil, respectively.

●	Inventories

Inventories consist primarily of finished goods, work in process and raw materials and are stated at the lower of cost or net realizable value, with cost being determined on a weighted average basis. Allowance for slow-moving and obsolescence is an estimate amount based on an analysis of current business and economic risks, the duration of the inventories held and other specific identifiable risks that may indicate a potential loss. The allowance is reviewed regularly to ensure that it adequately provides for all reasonable expected losses. For the nine months ended September 30, 2007 and 2006, the Company did not record any allowance for obsolescence.

●	Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

	Depreciable life	Residual value

Building	20 years	5%
Plant and machinery	10 years	5%
Motor vehicles	5 years	5%
Office equipment	10 years	5%

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Currency expressed in United States Dollars (“US$”))
(Unaudited)
Expenditure for maintenance and repairs is expensed as incurred. The gain or loss on the disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the statements of operations.

●	Land Use Right

All lands in the PRC are owned by the PRC government. The government in the PRC, according to the relevant PRC law, may sell the right to use the land for a specified period of time. Thus, all of the Company’s land purchases in the PRC are considered to be leasehold land and are stated at cost less accumulated amortization and any recognized impairment loss. Amortization is provided over the term of the land use right agreements on a straight-line basis, which is 50 years and they will expire in 2054.

Amortization expense totaled $7,930 and $7,930 for the nine months ended September 30, 2007 and 2006, respectively.

●	Valuation of Long-lived Assets

In accordance with SFAS No. 144,“Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company reviews its long-lived assets, including property, plant and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset. There has been no impairment as of September 30, 2007.

●	Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during the period from non-owner sources. Accumulated comprehensive income, as presented in the accompanying statement of owners’ equity consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

●	Income Taxes

The Company accounts for income tax using SFAS No. 109 “Accounting for Income Taxes”, which requires the asset and liability approach for financial accounting and reporting for income taxes. Under this approach, deferred income taxes are provided for the estimated future tax effects attributable to temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, and for the expected future tax benefits from loss carry-forwards and provisions, if any. Deferred tax assets and liabilities are measured using the enacted tax rates expected in the years of recovery or reversal and the effect from a change in tax rates is recognized in the statements of operations and comprehensive income in the period of enactment. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Currency expressed in United States Dollars (“US$”))
(Unaudited)
●	Foreign Currencies Translation

The functional currency of the Company is Renminbi Yuan (“RMB”). The accompanying financial statements have been expressed in United States dollars, the reporting currency of the Company. The balance sheet is translated into United States dollars based on the rates of exchange ruling at the balance sheet date. The statements of operations and comprehensive income are translated using a weighted average rate for the period. Translation adjustments are reflected as cumulative translation adjustments in owners’ equity.

●	Research and Development Costs

Research and development costs are expensed when incurred in the development of new processes including significant improvements and refinements of existing products. Such costs mainly relate to labor and material cost. The Company incurred $92,998 and $89,061 for the nine months ended September 30, 2007 and 2006, respectively.

●	Product Warranty

Under the terms of the contracts, the Company provides a product warranty on the equipment to its customers for a period of twelve months upon the completion of installation at the Company’s expense. The Company has not experienced any material returns where it was under obligation to honor this standard warranty provision. As such, no reserve for product warranty has been provided in the statements of operations for the nine months ended September 30, 2007 and 2006.

●	Related Parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

●	Segment Reporting

SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. The Company operates in one principal reportable business segment. All the customers are located in the PRC and the South East Asia region.

●	Fair Value of Financial Instruments

The Company values its financial instruments as required by SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”. The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. The estimates presented herein are not necessarily indicative of amounts that the Company could realize in a current market exchange.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Currency expressed in United States Dollars (“US$”))
(Unaudited)
The Company’s financial instruments primarily include cash and cash equivalents, trade accounts receivable, inventories, prepayments and other receivables, short-term bank loan, trade accounts payable, deferred revenue, advances from customers, value-added tax payable, income taxes payable, accrued liabilities and other payable.

As of the balance sheet dates, the estimated fair values of financial instruments were not materially different from their carrying values as presented due to short maturities of these instruments.

●	Recently Issued Accounting Standards

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements in accordance with SFAS No. 109. FIN 48 prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company adopted FIN48 on January 1, 2007. The adoption of FIN 48 did not have an effect on the results of operations or financial condition. The Company did not have any unrecognized tax benefits as of September 30, 2007.

On February 15, 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115” (“SFAS 159”). This standard permits an entity to measure financial instruments and certain other items at estimated fair value. Most of the provisions of SFAS No. 159 are elective; however, the amendment to FASB No. 115,“Accounting for Certain Investments in Debt and Equity Securities,” applies to all entities that own trading and available-for-sale securities. The fair value option created by SFAS 159 permits an entity to measure eligible items at fair value as of specified election dates. The fair value option (a) may generally be applied instrument by instrument, (b) is irrevocable unless a new election date occurs, and (c) must be applied to the entire instrument and not to only a portion of the instrument. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity (i) makes that choice in the first 120 days of that year, (ii) has not yet issued financial statements for any interim period of such year, and (iii) elects to apply the provisions of FASB 157. Management is currently evaluating the impact of SFAS 159, if any, on the Company’s financial statements.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

4. ACCOUNTS RECEIVABLE, NET

The majority of the Company’s sales are on credit terms and in accordance with terms specified in the contracts governing the relevant transactions. The Company evaluates the need of an allowance for doubtful accounts based on specifically identified amounts that management believes to be uncollectible. If actual collections experience changes, revisions to the allowance may be required. Based upon the aforementioned criteria, the allowances for doubtful accounts are provided as $104,189 and $Nil for the nine months ended September 30, 2007 and 2006, respectively.

September 30, 2007	December 31, 2006
(audited)

Accounts receivable, gross	$6,064,857	$4,706,360

Less: allowance for doubtful accounts	(680,711)	(577,292)

Accounts receivable, net	$5,384,146	$4,129,068

5. INVENTORIES

Inventories consisted of the following:

September 30, 2007	December 31, 2006
(audited)

Raw materials	$512,798	$508,161
Work in process	480,743	245,082
Finished goods	2,649,016	2,382,898

	$3,642,557	$3,136,141

As of September 30, 2007 and December 31, 2006, the Company recorded no allowance for obsolete inventories and write-offs.

6. PREPAYMENTS AND OTHER RECEIVABLES

A summary of prepayments and other receivables was:

September 30, 2007	December 31, 2006
(audited)

Advances to employees	$521,977	$206,661
Deposits paid to suppliers	571,950	345,024
Other receivables	7,421	17,731

	$1,101,348	$569,416

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

7. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, consisted of the following:

September 30, 2007	December 31, 2006
(audited)

Building	$760,927	$721,753
Plant and machinery	1,343,724	1,157,166
Motor vehicles	249,106	199,606
Office equipment	104,074	109,806
Foreign translation difference	39,998	-
	2,497,829	2,188,331

Less: accumulated depreciation	(1,180,154)	(1,036,810)

Net book value	$1,317,675	$1,151,521

Depreciation expense for the nine months ended September 30, 2007 and 2006 were $176,044 and $120,371, respectively.

8. INTANGIBLE ASSETS, NET

September 30, 2007	December 31, 2006
(audited)

Land use rights, cost	$528,704	$528,704
Foreign translation difference	36,682	-
	565,386	528,704

Less: accumulated amortization	(29,078)	(21,148)

Land use rights, net	$536,308	$507,556

Amortization expense for the nine months ended September 30, 2007 and 2006 were $7,930 and $7,930, respectively.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

9. SHORT-TERM BANK LOAN

As of September 30, 2007, the Company has a short-term bank loan of $596,474 with the Agricultural Bank of China, which is secured with interest rate at 5.84% per annum payable quarterly. It is collateralized by building and certain plant and machinery of the Company.

10. ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables consisted of the following:

September 30, 2007	December 31, 2006
(audited)

Welfare payable	$370,999	$523,566
Salary payable	233,180	393,869
Accrued expenses	695,148	131,832
Government levy payable	16,171	99,293

	$1,315,498	$1,148,560

11. LONG-TERM PAYABLES

Long-term payables consisted of the following:

September 30, 2007	December 31, 2006
(audited)

Payable to employees	$496,252	$496,252
Payable to government	194,560	194,560
Payable to third parties	57,600	57,600
Foreign translation difference	30,062	-

	$778,474	$748,412

Payable to employees represented unsecured advances with interest rate at 8.20% per annum payable quarterly and no specific terms of repayment.

Payable to government and third parties represented unsecured advances, interest-free and no specific terms of repayment.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

12. INCOME TAXES

The Company is subject to taxes in the PRC. Pursuant to the PRC Income Tax Laws, the Company is generally subject to enterprise income tax (“EIT”) at a statutory rate of 33% (30% national income tax plus 3% local income tax).

The provision for income tax expense consisted of the following:

Nine months ended September 30,
2007	2006

Current tax	$177,166	$134,648
Deferred tax	(47,549)	-

Income tax expenses	$129,617	$134,648

The reconciliation of income tax rate to the effective income tax rate based on income before income taxes stated in the statements of operations for the nine months ended September 30, 2007 and 2006 is as follows:

Nine months ended September 30,
2007	2006

Income before income taxes	$455,709	$396,803
Statutory income tax rate	33%	33%
	150,384	130,945
Add: Items not subject to taxes
- Provisions and accrued liabilities	7,072	3,703
- Deferred revenue	(27,839)	-

Income tax expenses	$129,617	$134,648

The following table sets forth the significant components of the deferred tax liabilities of the Company as of September 30, 2007 and December 31, 2006:

September 30, 2007	December 31, 2006
(audited)

Deferred tax liabilities:
- Accounts receivables	$31,489	$79,038

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

13.  OWNERS’ EQUITY

Prior to the restructuring in 2004, the Company was established as a state-owned enterprise with a registered capital of $182,016 (approximately RMB1,500,000). In July 2004, the Company was restructured to a limited liability company with 51% of its equity interest owned by SAAC and 49% of equity interest owned by employees in the PRC. In accordance with the Company’s Articles of Association, the registered capital of the Company was $720,786 (approximately RMB5,940,000).

For the nine months ended September 30, 2007, the Company declared and paid a dividend of $20,737 to the owners.

On May 18, 2007, the Company and the shareholders of the Company entered into a purchase agreement with Beijing Deli Solar Technology Development Co., Ltd. (“Deli Solar (Beijing)”), a wholly-owned subsidiary of Deli Solar (USA), Inc., a company organized under the laws of the State of Nevada and is a reporting issuer in the United States and has its shares listed on the NASD Over-the-Counter Bulletin Board under the symbol “CSOL”. Pursuant to the purchase agreement, Deli Solar (Beijing) agreed to acquire 51% of equity interest in the registered capital of the Company for a purchase price of $3,149,147.

On July 1, 2007, the transaction was closed on July 1, 2007 and the Company became a 51%-owned subsidiary of Deli Solar (Beijing).

14. SEGMENT INFORMATION

The Company operates in one single business segment that includes the design, development, manufacture of products and provision of energy-saving projects. The following table summarizes the Company’s net revenue generated from different geographic locations:

Nine months ended September 30,
2007	2006

Revenue:
- Southeast Asia	$303,311	$31,062
- The PRC	10,142,112	4,046,941

Total revenue, net	$10,445,423	$4,078,003

All of the Company’s long-lived assets are located in the PRC.

15. CONCENTRATION OF RISK

(a) Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of accounts receivable. The Company performs ongoing credit evaluations of its customers' financial condition, but does not require collateral to support such receivables.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Currency expressed in United States Dollars (“US$”))
(Unaudited)

(b) Interest rate risk

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

The Company’s interest-rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Company to cash flow interest-rate risk. Borrowings issued at fixed rates expose the Company to fair value interest-rate risk. Company policy is to maintain approximately all of its borrowings in floating rate instruments. At the period end, all of borrowings were at floating rates.

16. COMMITMENTS

The Company rented offices under non-cancelable operating lease agreements. As of September 30, 2007, future minimum annual operating lease payments were as follows:

Years ending September 30:

2008	$12,720
2009	3,180

Total future minimum operating lease payments	$15,900

For the nine months ended September 30, 2007 and 2006, rent expense was $9,540 and $9,450, respectively.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Owners of
Tianjin Huaneng Group Energy Equipment Co., Ltd.

We have audited the accompanying balance sheets of Tianjin Huaneng Group Energy Equipment Co., Ltd. (“the Company”) as of December 31, 2006 and 2005 and the related statements of operations and comprehensive income, cash flows and owners’ equity for the years ended December 31, 2006 and 2005. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tianjin Huaneng Group Energy Equipment Co., Ltd. as of December 31, 2006 and 2005 and the results of operations and cash flows for the years ended December 31, 2006 and 2005 and in conformity with accounting principles generally accepted in the United States of America.

/s/ Zhong Yi (Hong Kong) C.P.A. Company Limited

Zhong Yi (Hong Kong) C.P.A. Company Limited
Certified Public Accountants

Hong Kong, China
July 17, 2007

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
BALANCE SHEETS
AS OF DECEMBER 31, 2006 AND 2005
(Currency expressed in United States Dollars (“US$”))

	As of December 31,
ASSETS	2006	2005
Current assets:
Cash and cash equivalents	$282,148	$258,737
Accounts receivable, net	4,129,068	2,113,888
Inventories	3,136,141	3,771,807
Prepayments and other receivables	569,416	475,753

Total current assets	8,116,773	6,620,185

Non-current assets:
Property, plant and equipment, net	1,151,521	1,190,894
Intangible assets, net	507,556	518,130

Total non-current assets	1,659,077	1,709,024

TOTAL ASSETS	$9,775,850	$8,329,209

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Short-term bank loan	$1,154,703	$1,154,703
Accounts payable, trade	614,355	564,418
Deferred revenue	696,813	477,566
Advances from customers	2,513,511	2,924,157
Value-added tax payable	875,750	373,338
Income taxes payable	835,860	642,817
Deferred tax liabilities	79,038	-
Accrued liabilities and other payables	1,148,560	853,103

Total current liabilities	7,918,590	6,990,102

Long-term liabilities:
Long-term payables	748,412	773,823

Total liabilities	8,667,002	7,763,925

Owners’ equity:
Registered capital	720,786	720,786
Accumulated other comprehensive income	66,449	16,872
Statutory reserve	257,466	178,348
Retained earnings (accumulated deficits)	64,147	(350,722)

Total owners’ equity	1,108,848	565,284

TOTAL LIABILITIES AND OWNERS’ EQUITY	$9,775,850	$8,329,209

See accompanying notes to financial statements.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Currency expressed in United States Dollars (“US$”))

	Years ended December 31,
	2006	2005

Revenue, net
Product	$13,026,841	$8,984,244
Maintenance	485,986	368,176
	13,512,827	9,352,420
Cost of revenue
Product	10,346,178	7,293,042
Maintenance	27,809	23,896
	10,373,987	7,316,938

Gross profit	3,138,840	2,035,482

Operating expenses:
Sales and marketing	992,474	743,219
Depreciation and amortization	123,366	110,052
Research and development	119,603	94,962
General and administrative	845,632	674,019

Total operating expenses	2,081,075	1,622,252

Income from operations	1,057,765	413,230

Other income (expenses):
Interest expense	(152,742)	(119,027)
Interest income	1,169	1,643
Other income	34,011	62,450
Loss on disposal of plant and equipment	-	(2,944)

Total other expenses	(117,562)	(57,878)

Income before income taxes	940,203	355,352

Income tax expense	337,558	254,185

NET INCOME	$602,645	$101,167

Other comprehensive income:
- Foreign currency translation gain	49,577	33,166

COMPREHENSIVE INCOME	$652,222	$134,333

See accompanying notes to financial statements.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 & 2005
(Currency expressed in United States Dollars (“US$”))

	Years ended December 31,
	2006	2005
Cash flows from operating activities:
Net income	$602,645	$101,167
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	202,215	181,455
Allowance for doubtful accounts	291,785	148,418
Loss on disposal of plant and equipment	-	2,944
Change in operating assets and liabilities:
Accounts receivable	(2,306,965)	(756,552)
Inventories	635,666	(550,936)
Prepayments and other receivables	(93,663)	(113,623)
Accounts payable	49,937	152,797
Deferred revenue	219,247	112,986
Advances from customers	(410,646)	194,051
Value-added tax payable	502,412	241,339
Income taxes payable	193,043	47,088
Deferred tax liabilities	79,038	-
Accrued liabilities and other payables	295,458	532,294

Net cash provided by operating activities	260,172	293,428

Cash flows from investing activities:
Purchase of property, plant and equipment	(152,269)	(194,453)
Proceeds from disposal of plant and equipment	-	5,556
Payment in relation to intangible assets	-	(107,920)

Net cash used in investing activities	(152,269)	(296,817)

Cash flows from financing activities:
Dividend paid to owners	(108,658)	(56,709)
Repayment of long-term payables	(25,411)	(47,502)

Net cash used in financing activities	(134,069)	(104,211)

Foreign currency translation adjustment	49,577	33,166

NET CHANGE IN CASH AND CASH EQUIVALENTS	23,411	(74,434)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	258,737	333,171

CASH AND CASH EQUIVALENTS, END OF YEAR	$282,148	$258,737

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$84,562	$207,097
Cash paid for interest expenses	$152,742	$119,027
See accompanying notes to financial statements.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
STATEMENTS OF OWNERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Currency expressed in United States Dollars (“US$”))

	Registered capital	Accumulated other comprehensive (loss) income	Statutory reserve	(Accumulated deficits)/ retained earnings	Total Equity

Balance as of January 1, 2005	$720,786	$(16,294)	$103,838	$(320,670)	$487,660

Foreign currency translation	-	33,166	-	-	33,166
Net income for the year	-	-	-	101,167	101,167
Dividend to owners	-	-	-	(56,709)	(56,709)
Transfer of retained earnings to statutory reserve	-	-	74,510	(74,510)	-
Balance as of December 31, 2005	720,786	16,872	178,348	(350,722)	565,284

Foreign currency translation	-	49,577	-	-	49,577
Net income for the year	-	-	-	602,645	602,645
Dividend to owners	-	-	-	(108,658)	(108,658)
Transfer of retained earnings to statutory reserve	-	-	79,118	(79,118)	-

Balance as of December 31, 2006	$720,786	$66,449	$257,466	$64,147	$1,108,848

See accompanying notes to financial statements.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Currency expressed in United States Dollars (“US$”))

1.	ORGANIZATION AND BUSINESS BACKGROUND

Tianjin Huaneng Group Energy Equipment Co., Ltd. (“the Company”) was established in 1987 as a state-owned enterprise and then was restructured in July 2004 as a limited liability company with 51% of its equity interest owned by Tianjin Municipal Ji County State-owned Assets Administration Commission (“SAAC”) and 49% of equity interest owned by employees in the People’s Republic of China (“PRC”). Its principal place of business is located in No.119 Yuyang South Road, Ji County, Tianjin Municipality, the PRC. The registered capital of the Company is US$720,786 (equivalent to Renminbi Yuan (“RMB”) 5,940,000).

The Company is principally engaged in the design, development and manufacturing and marketing of energy-saving related heating products such as heat pipes, heat exchangers, specialty heating pipes and tubes, high temperature hot blast stoves, heating filters, normal pressure water boilers, solar energy water heaters and radiators. These products are distributed in the PRC and Southeast Asia.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

●	Basis of Presentation

These accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America.

●	Use of Estimates

In preparing these financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the year reported. Actual results may differ from these estimates.

●	Revenue Recognition

The Company derives revenues from the provision of energy-saving projects. The Company recognizes its revenues net of value-added taxes (“VAT”). The Company is subject to VAT which is levied on the majority of the products at the rate of 17% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases to the extent not refunded for export sales.

In accordance with the SEC’s Staff Accounting Bulletin No. 104, Revenue Recognition, the Company recognizes revenue when persuasive evidence of an arrangement exists, transfer of title has occurred or services have been rendered, the selling price is fixed or determinable and collectibility is reasonably assured.

The Company sells their products and services under a bundled sales arrangement, which typically include equipment, installation, testing and maintenance components. The components of equipment, installation and testing are non-separable and considered as a single unit of deliverables, namely product revenue. Hence, the product and maintenance are considered separate units of accounting in the arrangement.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Currency expressed in United States Dollars (“US$”))

Revenues under these bundled arrangements are allocated considering the relative fair values of two separate deliverables: (a) product deliverable and (b) maintenance deliverable, included in the bundled arrangement based on the estimated relative fair values of each element in accordance with EITF 00-21, “Accounting for Multiple Element Revenue Arrangements” and recognized when the applicable revenue recognition criteria for each element are met.

(a)	Product revenue

Revenue from these product deliverables are recognized upon final acceptance, which is signed by the customer when installation is completed.

In accordance with EITF 00-10, “Accounting for Shipping and Handling Fees and Costs,” the Company records shipping and handling costs incurred for inbound and outbound freight as a component of cost of revenues.

(b)	Maintenance revenue

Revenue from maintenance support for the Company’s products are deferred and recognized ratably over the term of the service period upon the acceptance of the products, which is generally 12 months. As of December 31, 2006 and 2005, the unrecognized portion of revenue related to maintenance was $696,813 and $477,566 and were included in the Deferred Revenue caption on the balance sheets.

(c)	Interest Income

Interest income is recognized on a time apportionment basis, taking into account the principal amounts outstanding and the interest rates applicable.

●	Cost of Revenue

Cost of revenue consists primarily of material costs, direct labor, shipping and handling fee, depreciation and manufacturing overheads, which are directly attributable to the manufacture of products and the provision of the energy-saving projects.

●	Cash and Cash Equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

●	Accounts Receivable and Allowance for Doubtful Accounts

The Company carries accounts receivable at their face amounts less an allowance for doubtful accounts. On a regular basis, an allowance for uncollectible receivables is established and determined based upon past transaction history with customers, customer payment practices and economic conditions. Actual collection experience may differ from the current estimate of net receivables. A change to the allowance for uncollectible amounts may be required if a future event or other change in circumstances results in a change in the estimate of the ultimate collectibility of a specific account. The Company does not require collateral for the accounts receivable balances. For the years ended December 31, 2006 and 2005, the Company recorded an allowance for doubtful accounts of $291,785 and $148,418, respectively.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Currency expressed in United States Dollars (“US$”))

●	Inventories

Inventories consist primarily of finished goods, work in process and raw materials and are stated at the lower of cost or net realizable value, with cost being determined on a weighted average basis. Allowance for slow-moving and obsolescence is an estimate amount based on an analysis of current business and economic risks, the duration of the inventories held and other specific identifiable risks that may indicate a potential loss. The allowance is reviewed regularly to ensure that it adequately provides for all reasonable expected losses. For the years ended December 31, 2006 and 2005, the Company did not record any allowance for obsolescence.

●	Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

	Depreciable life	Residual value

Building	20 years	5%
Plant and machinery	10 years	5%
Motor vehicles	5 years	5%
Office equipment	10 years	5%

Expenditure for maintenance and repairs is expensed as incurred. The gain or loss on the disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the statements of operations.

●	Land Use Right

All lands in the PRC are owned by the PRC government. The government in the PRC, according to the relevant PRC law, may sell the right to use the land for a specified period of time. Thus, all of the Company’s land purchases in the PRC are considered to be leasehold land and are stated at cost less accumulated amortization and any recognized impairment loss. Amortization is provided over the term of the land use right agreements on a straight-line basis, which is 50 years and they will expire in 2054.

Amortization expense totaled $10,574 and $10,574 for the years ended December 31, 2006 and 2005, respectively.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Currency expressed in United States Dollars (“US$”))

●	Valuation of Long-lived Assets

In accordance with SFAS No. 144,“Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company reviews its long-lived assets, including property, plant and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset. There has been no impairment as of December 31, 2006 or 2005.

●	Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during the year from non-owner sources. Accumulated comprehensive income, as presented in the accompanying statement of owners’ equity consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

●	Income Taxes

The Company accounts for income tax using SFAS No. 109 “Accounting for Income Taxes”, which requires the asset and liability approach for financial accounting and reporting for income taxes. Under this approach, deferred income taxes are provided for the estimated future tax effects attributable to temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, and for the expected future tax benefits from loss carry-forwards and provisions, if any. Deferred tax assets and liabilities are measured using the enacted tax rates expected in the years of recovery or reversal and the effect from a change in tax rates is recognized in the statements of operations and comprehensive income in the period of enactment. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.

●	Foreign Currencies Translation

The functional currency of the Company is Renminbi Yuan (“RMB”). The accompanying financial statements have been expressed in United States dollars, the reporting currency of the Company. The balance sheet is translated into United States dollars based on the rates of exchange ruling at the balance sheet date. The statements of operations and comprehensive income are translated using a weighted average rate for the year. Translation adjustments are reflected as cumulative translation adjustments in owners’ equity.

●	Retirement Plan Costs

Contributions to retirement schemes (which are defined contribution plans) are charged to general and administrative expenses in the statements of operations and comprehensive income as and when the related employee service is provided.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Currency expressed in United States Dollars (“US$”))

●	Research and Development Costs

Research and development costs are expensed when incurred in the development of new processes including significant improvements and refinements of existing products. Such costs mainly relate to labor and material cost. The Company incurred $119,603 and $94,962 for the years ended December 31, 2006 and 2005, respectively.

●	Advertising Expenses

The Company expenses advertising costs as incurred in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position 93-7,“Reporting for Advertising Costs”. The Company incurred $32,904 and $47,379 advertising expenses for each of the years ended December 31, 2006 and 2005, respectively.

●	Product Warranty

Under the terms of the contracts, the Company provides a product warranty on the equipment to its customers for a period of twelve months upon the completion of installation at the Company’s expense. The Company has not experienced any material returns where it was under obligation to honor this standard warranty provision. As such, no reserve for product warranty has been provided in the statements of operations for the years ended December 31, 2006 and 2005.

●	Related Parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

●	Segment Reporting

SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. The Company operates in one principal reportable business segment. All the customers are located in the PRC and the South East Asia region.

●	Fair Value of Financial Instruments

The Company values its financial instruments as required by SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”. The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. The estimates presented herein are not necessarily indicative of amounts that the Company could realize in a current market exchange.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Currency expressed in United States Dollars (“US$”))

The Company’s financial instruments primarily include cash and cash equivalents, trade accounts receivable, inventories, prepayments and other receivables, short-term bank loan, trade accounts payable, deferred revenue, advances from customers, value-added tax payable, income taxes payable, accrued liabilities and other payable.

As of the balance sheet date, the estimated fair values of financial instruments were not materially different from their carrying values as presented due to short maturities of these instruments.

●	Recently Issued Accounting Standards

In September 2005, the FASB’s Emerging Issues Task Force (“EITF”) reached a final consensus on Issue 04-13,“Accounting for Purchases and Sales of Inventory with the Same Counterparty” (“EITF 04-13”). EITF 04-13 requires that two or more legally separate exchange transactions with the same counterparty be combined and considered a single arrangement for purposes of applying APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, when the transactions are entered into in contemplation of one another. EITF 04-13 is effective for new arrangements entered into, or modifications or renewals of existing arrangements, in interim or annual periods beginning after March 15, 2006. The Company does not expect that the adoption of this statement would have a material effect on the Company’s financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Instruments-an amendment of FASB Statements 133 and 140”, which is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The statement improves financial reporting by eliminating the exemption from applying SFAS No. 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. The Statement also improves financial reporting by allowing a preparer to elect fair value measurement at acquisition, at issuance, or when a previously recognized have to bifurcated, if the holder elects to account for the whole instrument-by-instrument basis, in cases in which a derivative would otherwise have to bifurcated, if the holder elects to account for the whole instrument on a fair value basis. The Company does not expect that the adoption of this statement would have a material effect on the Company’s financial position or results of operations.

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109”, which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognizes in its financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for the Company on January 1, 2007, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact of adopting FIN 48 on its financial statements.

In September 2006, the SEC released SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides interpretive guidance on the SEC’s views on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The provision of SAB 108 is effective for the Company in the current fiscal year ended December 31, 2006. The Company is currently evaluating the impact of SAB 108 but does not believe that the application of SAB 108 would have a material effect on its financial position, cash flows nor results of operations.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Currency expressed in United States Dollars (“US$”))

In September 2006, the FASB issued SFAS No.157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 will be effective for the Company starting January 1, 2008. Earlier adoption is permitted, provided the Company has not yet issued financial statements, including for interim periods, for that fiscal year. The Company is currently evaluating the impact of SFAS 157 on its financial position, cash flows and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each reporting date. SFAS No. 159 is effective for fiscal year beginning after November 15, 2007, the provisions of which are required to be applied prospectively. The Company’s results of operations and financial condition will not be affected by SFAS No. 159 since the Company does not plan to implement the fair value option.

3.	ACCOUNTS RECEIVABLE, NET

The majority of the Company’s sales are on credit terms and in accordance with terms specified in the contracts governing the relevant transactions. The Company evaluates the need of an allowance for doubtful accounts based on specifically identified amounts that management believes to be uncollectible. If actual collections experience changes, revisions to the allowance may be required. Based upon the aforementioned criteria, the allowances for doubtful accounts are provided as $291,785 and $148,418 for the years ended December 31, 2006 and 2005, respectively.

	As of December 31,
	2006	2005

Accounts receivable, gross	$4,706,360	$2,399,395

Less: allowance for doubtful accounts	(577,292)	(285,507)

Accounts receivable, net	$4,129,068	$2,113,888

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Currency expressed in United States Dollars (“US$”))

4.	INVENTORIES

Inventories consisted of the following:

	As of December 31,
	2006	2005

Raw materials	$508,161	$553,206
Work in process	245,082	29,794
Finished goods	2,382,898	3,188,807
	3,136,141	3,771,807

Less: allowance for obsolescence	-	-

	$3,136,141	$3,771,807

5.	PREPAYMENTS AND OTHER RECEIVABLES

A summary of prepayments and other receivables was:

	As of December 31,
	2006	2005

Advances to employees	$206,661	$216,475
Deposits to vendors	345,024	240,937
Other receivables	17,731	18,341

	$569,416	$475,753

6.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, consisted of the following:

	As of December 31,
	2006	2005

Building	$721,753	$690,887
Plant and machinery	1,157,166	1,063,659
Motor vehicles	199,606	192,997
Office equipment	109,806	88,520
	2,188,331	2,036,063

Less: accumulated depreciation	(1,036,810)	(845,169)

Net book value	$1,151,521	$1,190,894

Depreciation expense for the years ended December 31, 2006 and 2005 were $191,641 and $170,881, respectively.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Currency expressed in United States Dollars (“US$”))

As of December 31, 2006 and 2005, certain property, plant and machinery with the net book value of $933,300 and $1,042,342, respectively, were pledged as securities in connection with outstanding loan facilities (see Note 8).

7.	INTANGIBLE ASSETS, NET

	As of December 31,
	2006	2005

Land use rights, cost	$528,704	$528,704

Less: accumulated amortization	(21,148)	(10,574)

Land use rights, net	$507,556	$518,130

Amortization expense for the years ended December 31, 2006 and 2005 were $10,574 and $10,574, respectively.

8.	SHORT-TERM BANK LOAN

The Company has a short-term bank loan of $1,154,703 with the Agricultural Bank of China, which is secured with interest rate at 5.841% per annum payable quarterly, with principle due November 27, 2006. It is collateralized by building and certain plant and machinery of the Company (see Note 6). In July 2007, the Company repaid the short-term bank loan to the bank.

9.	DEFERRED REVENUE

Deferred revenue represents the unrecognized portion of the entire fee from the bundled arrangement allocated to maintenance service and recognized to revenue ratably over the service period, usually 12 months (see Note 2).

10.	ADVANCES FROM CUSTOMERS

Advances from customers represent the advanced payments made by the customers upon the signing of a purchase contract.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Currency expressed in United States Dollars (“US$”))

11.	ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued liabilities and other payables consisted of the following:

	As of December 31,
	2006	2005

Welfare payable	$523,566	$278,389
Salary payable	393,869	325,280
Government levy payable	99,293	85,584
Accrued expenses	131,832	163,850

	$1,148,560	$853,103

12.	LONG-TERM PAYABLES

Long-term payables consisted of the following:

	As of December 31,
	2006	2005

Payable to employees	$496,252	$579,263
Payable to government	194,560	194,560
Payable to third parties	57,600	-

	$748,412	$773,823

Payable to employees represented unsecured advances with interest rate at 8.2% per annum payable quarterly and repayable in the next twelve months.

Payable to government and third parties represented unsecured advances, interest-free and repayable in the next twelve months.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Currency expressed in United States Dollars (“US$”))

13.	INCOME TAXES

The Company is subject to taxes in the PRC. Pursuant to the PRC Income Tax Laws, the Company is generally subject to enterprise income tax (“EIT”) at a statutory rate of 33% (30% national income tax plus 3% local income tax).

The provision for income tax expense consisted of the following:

	Years ended December 31,
	2006	2005

Current tax	$258,520	$254,185
Deferred tax	79,038	-

Income tax expenses	$337,558	$254,185

The reconciliation of income tax rate to the effective income tax rate based on income before income taxes stated in the statements of operations for the years ended December 31, 2006 and 2005 is as follows:

	Years ended December 31,
	2006	2005

Income before income taxes	$940,203	$355,352
Statutory income tax rate	33%	33%
	310,267	117,266
Add: Items not subject to taxes
- Deferred revenue	65,880	34,544
- Provisions	(38,589)	102,375

Income tax expenses	$337,558	$254,185

The following table sets forth the significant components of the deferred tax liabilities of the Company as of December 31, 2006 and 2005:

	As of December 31,
	2006	2005
Deferred tax liabilities:
Accounts receivables	$75,378	$-
Depreciation	3,660	-

Deferred tax liabilities	$79,038	$-

14.	OWNERS’ EQUITY

Prior to the restructuring in 2004, the Company was established as a state-owned enterprise with a registered capital of $182,016 (approximately RMB1,500,000). In July 2004, the Company was restructured to a limited liability company with 51% of its equity interest owned by SAAC and 49% of equity interest owned by employees in the PRC. In accordance with the Company’s Articles of Association, the registered capital of the Company was $720,786 (approximately RMB5,940,000).

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Currency expressed in United States Dollars (“US$”))

15.	CHINA CONTRIBUTION PLAN

Under the PRC Law, full-time employees of the Company are entitled to staff welfare benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a China government-mandated multi-employer defined contribution plan. The Company is required to accrue for these benefits based on certain percentages of the employees’ salaries. The total contributions provided for such employee benefits were $266,446 and $209,788 for the years ended December 31, 2006 and 2005, respectively.

16.	STATUTORY RESERVE

Under the PRC Law, the Company is required to make appropriations to the statutory reserve based on after-tax net earnings and determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory reserve should be at least 10% of the after-tax net income until the reserve is equal to 50% of the registered capital. The statutory reserve is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation.

For the years ended December 31, 2006 and 2005, the Company contributed $79,118 and $74,510 to statutory reserve, respectively.

17.	SEGMENT INFORMATION

The Company operates in one single business segment that includes the design, development, manufacture of products and provision of energy-saving projects. The following table summarizes the Company’s net revenues generated from different geographic locations:

	Years ended December 31,
	2006	2005
Revenue:
- Southeast Asia	$126,250	$268,761
- The PRC	13,386,577	9,083,659

Total revenue, net	$13,512,827	$9,352,420

All of the Company’s long-lived assets are located in the PRC.

18.	CONCENTRATION AND RISK

(a)	Major customers

For the years ended December 31, 2006 and 2005, there is no customer who accounts for 10% or more of total net revenues.

TIANJIN HUANENG GROUP ENERGY EQUIPMENT CO., LTD.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
(Currency expressed in United States Dollars (“US$”))

(b)	Major vendors

The vendors who account for 10% or more of purchases are presented as follows:

	Year ended December 31, 2006
Vendors	Purchases	Percentage of purchases	Accounts Payables

Vendor A	$3,400,500	58%	$354,560
Vendor B	709,068	12%	-

Total:	$4,109,568	70%	$354,560

	Year ended December 31, 2005
Vendors	Purchases	Percentage of purchases	Accounts Payables

Vendor A	$4,047,680	55%	$352,723

(c)	Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of accounts receivable. The Company performs ongoing credit evaluations of its customers' financial condition, but does not require collateral to support such receivables.

(d)	Interest rate risk

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

The Company’s interest-rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Company to cash flow interest-rate risk. Borrowings issued at fixed rates expose the Company to fair value interest-rate risk. Company policy is to maintain approximately all of its borrowings in fixed rate instruments. At the year end, all of borrowings were at fixed rates.

19.	COMMITMENTS

The Company rented offices under non-cancelable operating lease agreements. As of December 31, 2006, future minimum annual operating lease payments were as follows:

Year ending December 31:
2007	$12,720
2008	12,720

Total future minimum operating lease payments	$25,440

For the years ended December 31, 2006 and 2005, rent expense was $12,720 and $12,377, respectively.

CHINA SOLAR & CLEAN ENERGY SOLUTIONS, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007

CHINA SOLAR & CLEAN ENERGY SOLUTIONS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
(Currency expressed in United States Dollars (“US$”))

The following unaudited pro forma condensed combined financial information of China Solar & Clean Energy Solutions, Inc. ("China Solar") and Tianjin Huaneng Group Energy Equipment Co., Ltd. (“Tianjing Huaneng”) give effect to the merger between China Solar and Tianjin Huaneng under the purchase method of accounting prescribed by Financial Accounting Standards No. 141, Business Combinations.

On May 18, 2007, China Solar’s wholly owned subsidiary, Beijing Deli Solar Technology Development Co., Ltd. entered into a purchase agreement to acquire 51% equity interest in Tianjin Huaneng held by Tianjin Municipal Ji County State-owned Assets Administration Commission for a purchase price of approximately $3,149,147 (the “Acquisition”). The effective date for this acquisition was July 1, 2007 and the acquisition has been accounted for by the purchase method. China Solar paid approximately $1,575,600 in July 2007. By supplemental agreement dated August 8, 2007, the purchase price was reduced to approximately $1,689,741 and the balance of the purchase price of $100,876 was outstanding as of the date of this report. In addition to the purchase price, China Solar was required to pay a finder’s fee of approximately $769,418.

The Acquisition was recorded on the purchase method by allocating the purchase price over the assets acquired, including intangible assets and liabilities assumed, based on their estimated fair values at the acquisition date. The excess of the purchase price over the net of amounts assigned to the assets acquired and the liabilities assumed was recorded as goodwill based on their estimated fair values at the acquisition date. In connection with the Acquisition, China Solar acquired 51% of the equity interest of Tianjin Huaneng. At the completion date, China Solar controlled 51% of Tianjin Huaneng in exchange for $1,689,741. These pro forma combined financial statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. The unaudited pro forma condensed combined financial statements do not purport to represent what the results of operations or financial position of China Solar would actually have been if the merger had in fact occurred on January 1, 2007, nor do they purport to project the results of operations or financial position of China Solar for any future period or as of any date, respectively.

The following unaudited pro forma condensed combined balance sheet and statements of operations for the year ended December 31, 2006 and as of and for the nine months ended September 30, 2007 reflect the completion of the Acquisition as presented below:

CHINA SOLAR & CLEAN ENERGY SOLUTIONS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	China Solar	Tianjin Huaneng	Pro forma adjustment #1		Pro forma combined

ASSETS
Current assets:
Cash and cash equivalents	$2,977,906	$333,515			$3,311,421
Net trade accounts receivable	1,023,995	5,384,146			6,408,141
Related party receivable	2,177,019	-	(2,177,019)	(4)	-
Advances and prepayments	798,013	579,370			1,377,383
Inventories	1,595,627	3,642,557			5,238,184

Total current assets	8,572,560	9,939,588			16,335,129

Property, plant and equipment, net	6,675,215	1,317,675			7,992,890

Investment in a subsidiary	1,689,741	-	(1,689,741)	(1)	-

Total other assets:
Other receivables	1,061,591	521,978			1,583,569
Intangible assets	-	536,308			536,308
Prepaid land lease	1,024,120	-			1,024,120

Total other assets	2,085,711	1,058,286			3,143,997

Goodwill	-	-	1,773,550	(1), (2)	1,773,550

TOTAL ASSETS	$19,023,227	$12,315,549			$29,245,566

CHINA SOLAR & CLEAN ENERGY SOLUTIONS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	China Solar	Tianjin Huaneng	Pro forma adjustment #1		Pro forma combined

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term bank loans	$558,229	$596,474			$1,154,703
Accounts payable, trade	206,667	1,416,353			1,623,020
Related party payable	500	2,177,019	(2,177,019)	(4)	500
Deferred revenue	-	678,486			678,486
Deposits	314,546	3,178,932			3,493,478
Taxes payable	1,243,004	732,855			1,975,859
Accrued liabilities	40,895	695,148			736,043
Other payables	-	620,350	769,418	(2)	1,389,768

Total current liabilities	2,363,841	10,095,617			11,051,857

Long-term liabilities:
Long-term loan	-	778,474			778,474

Minority interest	-	-	720,717	(1), (3)	720,717

Stockholders’ equity:
Convertible preferred stock: par value $0.001; 25,000,000 shares authorized, 2,674,194 shares issued and outstanding	2,674	-			2,674
Common stock: par value $0.001; 66,666,667 shares authorized, 6,205,290 shares issued and outstanding	6,205	720,786	(720,786)	(1)	6,205
Additional paid-in capital	8,348,200	257,466	(257,466)	(1)	8,348,200
Accumulated other comprehensive income	965,872	93,704	(123,098)	(1)	936,478
Retained earnings	7,336,435	369,502	(304,976)	(1), (3)	7,400,961

Total stockholders’ equity	16,659,386	1,441,458			16,694,518

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,023,227	$12,315,549			$29,245,566

#1:	The pro forma adjustments give effect to the acquisition of Tianjin Huaneng as if it were consummated on June 30, 2007.

CHINA SOLAR & CLEAN ENERGY SOLUTIONS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	China Solar	Tianjin Huaneng	Pro forma adjustment #2		Pro forma combined

Revenue, net	$21,248,106	$10,445,423			$31,693,529

Cost of revenue	16,796,518	8,192,566			24,989,084
Gross profit	4,451,588	2,252,857			6,704,445

Operating expenses:
Sales and marketing	433,115	946,279			1,379,394
Depreciation and amortization	89,605	183,974			273,579
General and administrative	2,306,885	570,136			2,877,021
Total operating expenses	2,829,605	1,700,389			4,529,994
Income from operations	1,621,983	552,468			2,174,451

Other income (expenses):
Interest expense	-	(98,488)			(98,488)
Interest income	96	1,729			1,825

Total other expenses	96	(96,759)			(96,663)
Income before income taxes and minority interest	1,622,079	455,709			2,077,788

Minority interest	-	-	(159,785)	(3)	(159,785)
Income tax expense	(265,429)	(129,617)			(395,046)

NET INCOME	$1,356,650	$326,092			$1,522,957

Basic income per common share	$0.22				$0.25

Diluted income per common share	$0.19				$0.22

Basic common shares	6,205,290				6,205,290

Diluted common shares	7,039,341				7,039,341

#2	The pro forma adjustments give effect to the acquisition of Tianjin Huaneng as if it were consummated on January 1, 2007.

CHINA SOLAR & CLEAN ENERGY SOLUTIONS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006
(Currency expressed in United States Dollars (“US$”), except for number of shares)

	China Solar	Tianjin Huaneng	Pro forma adjustment #3		Pro forma combined

Revenue, net	$21,468,313	$13,512,827			$34,981,140

Cost of revenue	16,842,994	10,373,987			27,216,981
Gross profit	4,625,319	3,138,840			7,764,159

Operating expenses:
Sales and marketing	1,106,488	992,474			2,098,962
General and administrative	2,308,219	1,088,601			3,396,820
Total operating expenses	3,414,707	2,081,075			5,495,782
Income from operations	1,210,612	1,057,765			2,268,377

Other income (expenses)	28,889	(117,562)			(88,673)

Income before income taxes and minority interest	1,239,501	940,203			2,179,704

Minority interest	-	-	(295,296)	(3)	(295,296)
Income tax expense	-	(337,558)			(337,558)

NET INCOME	$1,239,501	$602,645			$1,546,850

Basic income per common share	$0.20				$0.25

Diluted income per common share	$0.14				$0.18

Basic common shares	6,205,290				6,205,290

Diluted common shares	8,732,070				8,732,070

#3	The pro forma adjustments give effect to the acquisition of Tianjin Huaneng as if it were consummated on January 1, 2006.

CHINA SOLAR & CLEAN ENERGY SOLUTIONS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
(Currency expressed in United States Dollars (“US$”))

NOTE – 2 PRO FORMA ADJUSTMENTS

The adjustments to the unaudited pro forma condensed combined financial statements reflect the consideration of $1,689,741 at the completion date for the acquisition of 51% of the equity interest of Tianjin Huaneng and are as follows:

(1)	To reflect the allocation of the purchase price based on their estimated fair value at the acquisition date

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition. The Company has obtained valuations from an independent valuer for its certain tangible and intangible assets; thus the allocation of the purchase price consideration is presented as below:

Allocation of purchase price of assets acquired
Acquired assets:
Cash	$384,607
Accounts receivable, trade	4,648,699
Inventories	3,265,915
Other receivables and prepayments	881,590
Property, plant and equipment	1,156,835
Intangible assets	502,269
Goodwill	1,004,132

Total assets acquired	11,844,047

Less: liabilities assumed
Short-term bank borrowings	(1,154,703)
Accounts payable, trade	(1,124,468)
Deferred revenue	(668,345)
Advances from customers	(2,601,305)
Value-added tax payable	(863,151)
Income taxes payable	(899,421)
Deferred tax liabilities	(31,489)
Accrued liabilities and other payable	(1,404,290)
Long-term loan	(748,412)
(9,495,584)
Less: minority interest	(658,722)

Purchase price	$1,689,741

(2)	To record the finder’s fee of approximately $769,418 as the part of acquisition cost.

(3)	To record Tianjin Huaneng’s 49% minority interest.

(4)	To eliminate inter-company balance between China Solar and Tianjin Huaneng.